    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2001.
                                                     REGISTRATION NO. 333-74788
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -------------------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         -------------------------------
                             SOMANETICS CORPORATION
             (Exact name of registrant as specified in its charter)


           MICHIGAN                              3845                        38-2394784
(State or other jurisdiction of      (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)        Classification Code Number)      Identification Number)

                         -------------------------------
                              1653 EAST MAPLE ROAD
                            TROY, MICHIGAN 48083-4208
                                 (248) 689-3050
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                BRUCE J. BARRETT
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             SOMANETICS CORPORATION
                              1653 EAST MAPLE ROAD
                            TROY, MICHIGAN 48083-4208
                                 (248) 689-3050

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         -------------------------------
                                   COPIES TO:
          ROBERT J. KRUEGER                        MICHAEL HIRSCHBERG
HONIGMAN MILLER SCHWARTZ AND COHN LLP       PIPER MARBURY RUDNICK & WOLFE LLP
    2290 FIRST NATIONAL BUILDING               1251 AVENUE OF THE AMERICAS
    DETROIT, MICHIGAN 48226-3583             NEW YORK, NEW YORK  10020-1104
           (313) 465-7452                            (212) 835-6270
      FAX NO.:  (313) 465-7453                  FAX NO.:  (212) 835-6001
                         -------------------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ ]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________
         If the delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                         -------------------------------
                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                     PROPOSED              PROPOSED
                                                                     MAXIMUM               MAXIMUM
             TITLE OF EACH CLASS OF            AMOUNT TO BE       OFFERING PRICE      AGGREGATE OFFERING         AMOUNT OF
           SECURITIES TO BE REGISTERED          REGISTERED         PER SHARE (1)           PRICE (1)          REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Shares, par value $.01 per share         1,000,000              $4.315          $4,315,000.00            $1,031.29
====================================================================================================================================


(1) Estimated solely for the purpose of computing the registration fee, based on the average of the high and low reported sale prices of the Registrant's common shares on December 5, 2001 as reported on The Nasdaq SmallCap Market, pursuant to Rule 457(c).

(2)      Paid with the original filing.

                         -------------------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                    SUBJECT TO COMPLETION, DECEMBER 21, 2001

PROSPECTUS

                                    1,000,000
                                [SOMANETICS LOGO]
                                  COMMON SHARES

                         -------------------------------
         This is an offering of 1,000,000 common shares, par value $0.01 a share, of Somanetics Corporation. All of these shares are being offered by the Company.


         The last reported sale price of the common shares, which are listed on The Nasdaq SmallCap Market under the symbol "SMTS," was $4.14 per share on December 20, 2001.


                         -------------------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 8 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING COMMON SHARES.

                         -------------------------------



         THESE COMMON SHARES ARE OFFERED ON A BEST EFFORTS BASIS THROUGH BREAN MURRAY & CO., INC. AS OUR "PLACEMENT AGENT." THE OFFERING WILL CLOSE THREE BUSINESS DAYS AFTER THE DATE OF THIS PROSPECTUS OR IT WILL TERMINATE ON THAT DATE IF THE CONDITIONS TO CLOSING ARE NOT MET, INCLUDING THE ESCROW AGENT'S RECEIPT OF THE PUBLIC OFFERING PRICE FOR ALL OFFERED SHARES. IN ADDITION, THE OFFERING WILL TERMINATE UNLESS IT IS SCHEDULED TO CLOSE ON FEBRUARY 28, 2002 OR EARLIER. INVESTORS ARE NOT REQUIRED TO PURCHASE A MINIMUM NUMBER OF SHARES. BEFORE THE CLOSING DATE, WE WILL PLACE ALL INVESTOR FUNDS IN ESCROW WITH CITIBANK, N.A., AS ESCROW AGENT.


                         -------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

                                                           PER
                                                          SHARE     TOTAL

Public offering price................................     $_.__     $__________
Placement Agent's commissions and fees...............     $0.__     $__________
Proceeds, before expenses, to us.....................     $_.__     $__________


                         -------------------------------


         We are offering the common shares on an all or none basis. We have retained the Placement Agent to act as our agent in arranging offers and sales of common shares by us pursuant to this Prospectus on a best efforts basis. The Placement Agent must arrange for the sale by us of all of the securities offered if any are sold, but is required to use only its best efforts to arrange for the sale of the securities offered. We have agreed to pay the Placement Agent a fee and grant the Placement Agent a warrant for arranging this financing, to reimburse the Placement Agent for some of its expenses, and to indemnify the Placement Agent against some of its liabilities, including liabilities under the Securities Act of 1933. We expect to determine the public offering price based on a discount from market prices near the effective date of the registration statement relating to this offering, prices that potential investors indicate they are willing to pay and that will result in the purchase of all of the offered shares, and negotiations between the Placement Agent and us. See "Plan of Distribution."



                         -------------------------------
                            BREAN MURRAY & CO., INC.
                         -------------------------------
              The date of this Prospectus is _______________, 2002

                                TABLE OF CONTENTS

                                                                           PAGE

WHERE YOU CAN GET MORE INFORMATION............................................2
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.....................3
PROSPECTUS SUMMARY............................................................4
RISK FACTORS..................................................................8
USE OF PROCEEDS..............................................................18
PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY.............................19
CAPITALIZATION...............................................................20
DILUTION.................................................................... 21
SELECTED FINANCIAL DATA......................................................22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS...........................................................23
QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK...................32
BUSINESS.................................................................... 33
MANAGEMENT...................................................................52
CERTAIN TRANSACTIONS.........................................................58
PRINCIPAL SHAREHOLDERS.......................................................58
DESCRIPTION OF CAPITAL STOCK.................................................60
PLAN OF DISTRIBUTION.........................................................63
LEGAL MATTERS................................................................65
EXPERTS......................................................................65
INDEX TO FINANCIAL STATEMENTS...............................................F-1

         You should rely only on the information contained in this Prospectus. Neither Somanetics Corporation nor any underwriter or placement agent has authorized anyone to provide you with different or additional information. This Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of our common shares.

         No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this Prospectus in any such jurisdiction. Persons who come into possession of this Prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this Prospectus.

                       WHERE YOU CAN GET MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the SEC by addressing written requests to the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, you can read and copy such reports, proxy and information statements, and any other information or materials we file with the SEC at the public reference facilities and at the regional offices of the SEC, in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

         We have filed with the SEC a Registration Statement on Form S-1 to register the common shares that we are offering in this Prospectus. This Prospectus is part of the Registration Statement. This Prospectus does not include all of the information contained in the Registration Statement. For further information about us and the common shares offered in this Prospectus, you should review the Registration Statement. You can inspect or copy the Registration Statement, at prescribed rates, at the SEC's public reference facilities at the addresses listed above.

         Statements contained in this Prospectus concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the SEC.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements in this Prospectus are forward-looking statements. These forward-looking statements include statements relating to our performance in the "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds" and "Business" sections of this Prospectus. In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission and in written materials, press releases and oral statements issued by us or on our behalf. Forward-looking statements include statements regarding the intent, belief or current expectations of us or our officers, including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict" or similar expressions, with respect to various matters.

         It is important to note that our actual results could differ materially from those anticipated from the forward-looking statements depending on various important factors. These important factors include our history of losses and ability to continue as a going concern, our current dependence on the Cerebral Oximeter and SomaSensor, the challenges associated with developing new products, the uncertainty of acceptance of our products by the medical community, the lengthy sales cycle for our products, competition in our markets, our dependence on our distributors, and the other factors discussed in "Risk Factors" beginning on page 8.

         All forward-looking statements in this Prospectus are based on information available to us on the date of this Prospectus. We do not undertake to update any forward-looking statements that may be made by us or on our behalf in this Prospectus or otherwise. In addition, please note that matters set forth under the caption "Risk Factors" constitute cautionary statements identifying important factors with respect to the forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                               PROSPECTUS SUMMARY

         This summary highlights some information from this Prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common shares. You should read the entire Prospectus carefully. Throughout this Prospectus we refer to Somanetics Corporation as "Somanetics", the "Company", "we", "our" and "us".

                                   THE COMPANY

THE CEREBRAL OXIMETER

         We develop, manufacture and market the INVOS(R) Cerebral Oximeter, the only non-invasive patient monitoring system commercially available in the United States that continuously measures changes in the blood oxygen level in the brain. We are also developing the CorRestore(TM) patch for use in cardiac repair and reconstruction, including heart surgeries called surgical anterior ventricular endocardial restoration, or SAVER. We developed the Cerebral Oximeter to meet the need for information about oxygen in the brain, the organ least tolerant of oxygen deprivation. Without sufficient oxygen, brain damage may occur within a few minutes, which can result in paralysis, severe and complex disabilities or death. Brain oxygen information, therefore, is important, especially in surgical procedures requiring general anesthesia and in other critical care situations with a high risk of the brain getting less oxygen than it needs. We target surgical procedures with a high risk of the brain oxygen imbalances, such as heart surgeries, heart blood vessel surgeries, other blood vessel surgeries and surgeries involving elderly patients. Surgeons, anesthesiologists and other medical professionals use the Cerebral Oximeter to identify brain oxygen imbalances and take corrective action, potentially improving patient outcome and reducing the cost of care.

         The Cerebral Oximeter is a relatively inexpensive, portable and easy-to-use monitoring system placed at a patient's bedside in hospital critical care areas, especially operating rooms, recovery rooms, intensive care units and emergency rooms. It is comprised of

         -        a portable unit including a computer and a display monitor,
         -        dual single-use, disposable sensors, called SomaSensors(R),
         -        proprietary software, and
         -        a preamplifier cable.

SomaSensors can be placed on both sides of a patient's forehead to offer bi-lateral monitoring and are connected to the computer through the preamplifier cable. The computer uses our proprietary software to analyze information received from the SomaSensors and provides a continuous digital and trend display on the monitor of an index of the oxygen saturation in the area of the brain under the SomaSensors. Users of the Cerebral Oximeter will be required to purchase disposable SomaSensors on a regular basis because of their single-use nature. We began shipping the model 4100 Cerebral Oximeter in the first quarter of fiscal 1998. During the third quarter of fiscal 1999, we introduced our new model 5100 Cerebral Oximeter at an international trade show, and began international shipments of the model 5100 in August 1999. The model 5100 Cerebral Oximeter has the added capability of being able to monitor pediatric patients. In September 2000, we received clearance from the FDA to market the model 5100 Cerebral Oximeter in the United States.

INVOS TECHNOLOGY

         The Cerebral Oximeter is based on our In Vivo Optical Spectroscopy, or INVOS, technology. INVOS analyzes various characteristics of human blood and tissue by measuring and analyzing low-intensity visible and near-infrared light transmitted into portions of the body. Optical spectroscopy was generally not useful when the substances to be measured were surrounded by, were behind or were near bone, muscle or other tissue, because they produce extraneous data that interferes with analysis of the data from the area being examined. We have developed a method of reducing extraneous spectroscopic data caused by surrounding bone, muscle and other tissue. This method allows us to gather information about portions of the body that previously could not be analyzed using traditional optical spectroscopy.

BUSINESS STRATEGY

         Our objective is to establish the Cerebral Oximeter as a standard of care in surgical procedures requiring general anesthesia and in other critical care situations. Key elements of our strategy are

         - target surgical procedures with a high risk of brain oxygen imbalances,
         - demonstrate the clinical benefits, and promote acceptance, of the Cerebral Oximeter,
         - invest in marketing and sales activities,
         - develop additional applications of the Cerebral Oximeter, and
         - license our technology to medical device manufacturers.

MARKETING, SALES AND DISTRIBUTION

         We believe that favorable peer review is a key element to a product's success in the medical equipment industry. Accordingly, we support clinical research programs with third-party clinicians and researchers intended to demonstrate the need for the Cerebral Oximeter and its clinical benefits with the specific objective of publishing the results in peer-reviewed journals. For example, a number of intervention outcome studies were presented in 2001 demonstrating the relationship between monitoring changes in regional brain blood oxygen saturation and intervening as needed and reductions in strokes, comas, other neurological complications, renal failure and hospital average length of stay. In addition, another study presented in 2001 reported that brain blood oxygenation, as monitored by the Cerebral Oximeter, declined during cardiopulmonary bypass surgery, even when blood pressure was considered to be adequate.

         We sell the Cerebral Oximeter in the United States through our seven direct salespersons, one clinical specialist and 10 independent sales representatives. Internationally, we have distribution agreements with six independent distributors covering 58 countries for the model 4100 Cerebral Oximeter, and our distribution agreements with four of those distributors cover 56 countries for the model 5100 Cerebral Oximeter. Our distributors include Tyco Healthcare AG, formerly Nellcor Puritan Bennett Export, Inc., part of Tyco International Ltd., in Europe, and Baxter Limited in Japan.

CORRESTORE PATCH

         We are developing the CorRestore patch, a new cardiac implant designed by CorRestore LLC, for use in cardiac repair and reconstruction, including heart surgeries called surgical anterior ventricular endocardial restoration, or SAVER. During SAVER, the surgeon restores, or remodels, an enlarged, poor functioning left ventricle to more normal size and function by inserting an implant, in most instances, or closing the defect directly. We entered into a License Agreement as of June 2, 2000 giving us exclusive, worldwide, royalty-bearing licenses to specified rights relating to the CorRestore patch, subject to the terms and conditions of the license agreement. Our objective is to obtain regulatory clearance or approval to sell the CorRestore patch and other regulatory approvals necessary to market outside the United States and to have the patch used in SAVER surgeries. In November 2001 we received clearance from the FDA to market the CorRestore patch in the United States. Our initial target market is SAVER surgeries on patients with dilated ischemic cardiomyopathy due to a previous myocardial infarction involving the anterior wall of the ventricle. Ischemic cardiomyopathy is a damaged heart muscle caused by the obstruction of the inflow of blood from the arteries, resulting in an enlarged ventricle. Myocardial infarction is the death of an area of the middle muscle layer in the heart wall.

         We believe that favorable peer review is a key element to a product's success in the medical equipment industry. In May 2001, the results of a 13-center, 662-patient study evaluating the safety and effectiveness of SAVER reported improvement in patient function based on New York Heart Association classification criteria, improvement in readmission and survival rates, and improvement in ejection fraction for SAVER patients. Most of the patients in the study were severe New York Hospital Association Class III and Class IV congestive heart failure patients. Of the 355 patients for whom New York Heart Association classifications were reported at the last follow up, 91 percent improved functionally, with 61 percent classified as Class I and 30 percent as Class II. Readmission data was obtained on 658 patients. Of these patients, 88.7% were not readmitted to the hospital for congestive heart failure during the three years after their SAVER surgery. By comparison, the annual hospital admission rate for

Class III and IV heart failure patients is more than 40 percent, and 24 percent are admitted two or more times each year. The overall survival rate for the study group was 89.4 percent at three years.

         In the first quarter of fiscal 2002, we expect to execute the initial phase of the CorRestore market launch plan, with the first implantation of our CorRestore patch in January 2002. We expect to start our broader market launch in the second quarter of 2002.

ABOUT US

         We were incorporated in the State of Michigan on January 15, 1982. Our headquarters are located at 1653 East Maple Road, Troy, Michigan 48083-4208. Our telephone number is (248) 689-3050. Our web site is at www.somanetics.net.

                                  RISK FACTORS

         Before making an investment decision, you should carefully consider all of the information in this Prospectus and, in particular, you should evaluate the factors set forth in "Risk Factors" beginning on page 8.

                                  THE OFFERING


Common Shares Offered by us...............................    1,000,000 shares

Common Shares Outstanding as of December 20, 2001.........    8,075,081 shares

Common Shares to be Outstanding after the Offering........    9,075,081 shares

Use of Proceeds...........................................    To finance our operations, including marketing and
                                                              sales activities, research and development programs
                                                              and other general corporate purposes, including
                                                              working capital.  See "Use of Proceeds."

Nasdaq SmallCap Market Symbol.............................    SMTS



The number of shares outstanding as of December 20, 2001, and to be outstanding after the offering, do not include:



         - 1,909,065 common shares reserved for issuance under our 1991 Incentive Stock Option Plan, 1993 Director Stock Option Plan, 1997 Stock Option Plan and non-plan options, of which options to purchase an aggregate of 1,846,120 common shares were outstanding as of December 20, 2001. We expect to increase the number of shares reserved for issuance under our 1997 Stock Option Plan by up to an additional 5% of our outstanding common shares, subject to shareholder approval at our 2002 annual meeting of shareholders;
         - 200,000 common shares issuable upon exercise of the warrants originally issued to the underwriter in connection with our public offering of common shares that closed in June 1997;
         - 203,108 common shares issuable upon exercise of the warrant issued to Kingsbridge Capital Limited in connection with our former Equity Line Agreement on March 6, 2000; this offering is likely to result in an anti-dilution adjustment to this warrant, increasing the number of shares subject to the warrant and decreasing the exercise price;
         - 2,500,000 common shares issuable upon exercise of the warrants issued to CorRestore LLC and its agent Wolfe & Company in connection with our license agreement;
         - 25,000 common shares issuable upon exercise of the warrant issued to Brean Murray & Co., Inc. in connection with our private placement of common shares that closed in April 2001; and
         - 100,000 common shares issuable upon exercise of the warrant to be issued to Brean Murray & Co., Inc. in connection with this offering.

                             SUMMARY FINANCIAL DATA

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   NINE MONTHS ENDED                     FISCAL YEAR ENDED
                                                       AUGUST 31,                          NOVEMBER 30,
                                                  ------------------    --------------------------------------------------
                                                    2001       2000       2000       1999       1998      1997        1996
                                                  -------    -------    -------    -------    -------    -------    -------
                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues .................................... $ 3,810    $ 3,474    $ 5,103    $ 4,001    $ 2,491    $ 1,212    $   778
Cost of sales ...................................   1,409      1,633      2,370      1,906      1,326        631        385
Gross margin ....................................   2,401      1,841      2,733      2,095      1,165        580        393
Research, development and engineering expenses ..     623        326        514        598        665        736        235
Selling, general and administrative expenses ....   4,178      4,266      5,722      6,436      6,347      6,238      3,550
Net loss ........................................  (2,381)    (2,804)    (3,622)    (4,665)    (5,470)    (6,155)    (3,304)
Net loss per common share - basic
  and diluted (1) ...............................    (.32)      (.45)      (.57)      (.77)     (1.01)     (1.88)     (1.77)
Weighted average number of common
  shares outstanding (1) ........................   7,450      6,228      6,310      6,036      5,422      3,272      1,867


                                                                                                 AUGUST 31, 2001
                                                                                      ---------------------------------------
                                                                                         ACTUAL               AS ADJUSTED (2)
                                                                                      --------------        -----------------
                                                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash and marketable securities...................................................          $424                  $3,789
Working capital..................................................................         1,578                   4,943
Total assets.....................................................................         3,378                   6,743
Total liabilities................................................................           533                     533
Accumulated deficit (3)..........................................................       (52,505)                (52,505)
Shareholders' equity (3) (4).....................................................         2,844                   6,209


-----------------------------
(1) See Note 4 of Notes to Financial Statements included in this Prospectus for information with respect to the calculation of per share data.


(2) As adjusted to give effect to the sale of the 1,000,000 common shares offered by us in this offering at the assumed offering price of $3.75 per share and our use of the estimated net proceeds to us as described under "Use of Proceeds." See "Use of Proceeds" and "Capitalization."


(3) Recent Developments: We expect to report net income per common share of between $0.00 and $0.01 on revenue of approximately $1.85 million for our fourth fiscal quarter ended November 30, 2001, our first quarter of net income in our history. We also believe we have incurred a net loss for the year ended November 30, 2001. These results are subject to year-end adjustments and the completion of our fiscal 2001 audit, and we expect to report our final fiscal 2001 results in January 2002. We believe we have accomplished this through a combination of top line growth, gross margin improvement and operating expense management. We currently cannot predict whether quarterly profitability will continue, because of the costs required to launch the CorRestore patch and uncertain and fluctuating revenues, among other things.

(4) See Statements of Shareholders' Equity of the Financial Statements included in this Prospectus for an analysis of common share transactions for the period from December 1, 1997 through August 31, 2001.

                                  RISK FACTORS

         An investment in our common shares involves a high degree of risk. You should carefully consider the specific factors listed below, together with the cautionary statement under the caption "Cautionary Statement Regarding Forward Looking Statements" and the other information included in this Prospectus, before purchasing our common shares. The risks described below are not the only ones that we face. Additional risks that are not yet known to us or that we currently think are immaterial could also impair our business, operating results or financial condition. If any of the following risks actually occur, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common shares could decline, and you may lose all or part of your investment.

WE HAVE INCURRED LOSSES IN EVERY YEAR OF OUR EXISTENCE; OUR ABILITY TO CONTINUE AS A GOING CONCERN IS UNCERTAIN.

         We have incurred net losses in every year of our existence. From our inception on January 15, 1982 through August 31, 2001, we incurred an accumulated deficit of $52,505,153, including a net loss of $3,622,087 for the year ended November 30, 2000 and a net loss of $2,381,407 for the nine months ended August 31, 2001. We also believe we have incurred a net loss for the year ended November 30, 2001. Companies such as ours frequently encounter delays, expenses, problems and uncertainties in developing products and markets for new products. We do not believe that our product sales were sufficient to support our operations in fiscal 2001, for many reasons, including:

         - the need for customer education about the clinical benefits of the Cerebral Oximeter,
         - the lengthy sales cycle for the Cerebral Oximeter,
         - the expected costs of developing the CorRestore patch, product-line extensions of the Cerebral Oximeter for use on newborns, other non-brain tissue applications of our INVOS technology and advancement of the design and production processes of the Cerebral Oximeter and SomaSensor,
         - our need to attract and service a customer base, and
         - our ability to manufacture our products on a commercial scale in a cost-effective manner.

Although we expect to report net income for the fourth quarter of fiscal 2001, it is possible that we will continue to incur net losses. It is also possible that we will never become profitable on an annual or ongoing basis. Due to our history of losses and our current financial condition, our independent auditors' report includes an explanatory paragraph referring to an uncertainty concerning our ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," Note 2 of Notes to Financial Statements and "Independent Auditors' Report."

WE ARE CURRENTLY DEPENDENT ON SALES OF THE CEREBRAL OXIMETER AND SOMASENSOR TO GENERATE ALL OF OUR REVENUES.

         The Cerebral Oximeter and the related SomaSensor are currently our only commercial products and are expected to account for substantially all of our revenues for fiscal 2001. We have limited experience in manufacturing, marketing and selling the Cerebral Oximeter. The Cerebral Oximeter has not had extensive commercial use and has not been evaluated for every medical procedure in which it might be used. Further research or use of the Cerebral Oximeter might reveal unexpected problems with its operation or performance, especially in connection with medical procedures for which the Cerebral Oximeter has not yet been evaluated. Although testing of the Cerebral Oximeter to date indicates clinical benefits, subsequent performance problems or adverse research results could prevent acceptance of the product by the medical community, result in unexpected expense and adversely affect future sales. If the market for the Cerebral Oximeter fails to develop as rapidly as expected, our business, financial condition and results of operations could be adversely affected. Although we are developing other products, there can be no assurance that any commercial products will result from our efforts.

WE MIGHT NOT BE ABLE TO SUCCESSFULLY DEVELOP AND MARKET THE CORRESTORE PATCH.

         We are developing the CorRestore patch for use in cardiac repair and reconstruction, including SAVER surgeries. We must further develop the patch, perform clinical testing and obtain approvals to sell the CorRestore patch outside of the United States. The time and expense necessary to develop the CorRestore patch are not certain.

In addition, we have no previous experience in developing, manufacturing or marketing surgical patches, and the following are some of the risks we face:

         - we might not be able to develop an effective patch;
         - clinical tests required to obtain regulatory approval might be significantly more expensive or time consuming than we expect;
         - the final product might not be economical to manufacture or market;
         - we will be dependent on third parties to perform the clinical tests and to manufacture the patch; and
         - third parties might introduce equivalent, superior or less expensive products.

Therefore, we might not be successful in marketing this product.

DEVELOPMENT OF THE CORRESTORE PATCH COULD ADVERSELY AFFECT OPERATING RESULTS, DISTRACT MANAGEMENT AND DILUTE SHAREHOLDERS.

         We expect the process of development, testing, application, clearance and preparing to manufacture the CorRestore patch to take approximately one year and to cost us approximately $750,000. Our efforts to develop and market this patch could disrupt our ongoing Cerebral Oximeter business and distract our management and employees, and they are expected to increases our expenses significantly. In addition, pursuant to our CorRestore licenses, we have granted warrants to purchase 2,500,000 common shares at an exercise price of $3.00 a share. These warrants will increase our non-cash expenses and could dilute the interests of our existing shareholders. We might be required to issue additional common shares to finance the development of the CorRestore patch, which could further dilute the interests of our existing shareholders.

OUR PRODUCTS ARE NEW AND MIGHT NOT BE ACCEPTED BY THE MEDICAL COMMUNITY.

         To date, the medical community has had little exposure to us or our technology. Because the medical community is often skeptical of new companies and new technologies, members of the medical community might not perceive a need for the Cerebral Oximeter or the CorRestore patch or be convinced of their clinical benefits. In addition, hospital purchasing decisions for equipment like the Cerebral Oximeter are often made by hospital purchasing committees that might not include the user of the equipment. In such a case, the committees must be convinced to purchase our product. Even if we are successful in convincing physicians, other medical professionals and their hospital purchasing committees of the need for the Cerebral Oximeter, they might be unwilling or unable to commit funds to the purchase of the Cerebral Oximeter due to limited budgets or decreases in capital expenditures. In many cases, these limits are due to hospital cost controls, increased managed care and fixed reimbursements for the medical procedures in which the Cerebral Oximeter is used. If our products fail to achieve market acceptance, our business, financial condition and results of operations could be adversely affected.

WE ARE LARGELY DEPENDENT ON OTHERS TO DEMONSTRATE THE CLINICAL BENEFITS OF SAVER SURGERY, TO TRAIN SURGEONS AND TO OBTAIN REIMBURSEMENT CODES FOR THE PROCEDURE.

         We are dependent on positive results of clinical research to convince heart surgeons of the clinical benefits of SAVER, and we are dependent on others to help train surgeons in the procedure. Even if surgeons are convinced of the benefits of SAVER and are trained to perform it, we must convince them to use the CorRestore patch in the procedure, rather than a less expensive substitute. In addition, patients might be unwilling to undergo the procedure unless insurers are willing to reimburse them for the cost of the procedure.

PUBLICATION OF ADVERSE CLINICAL RESEARCH COULD ADVERSELY AFFECT OUR SALES.

         Part of our marketing strategy is to support clinical research programs and encourage peer-to-peer selling. While we believe favorable peer review is a key element to a product's acceptance by the medical community, we cannot assure you that additional papers will be submitted or that any such papers will help us sell our products. In addition, researchers might publish adverse results. For example, in fiscal 1993 researchers in the United Kingdom published adverse results from research regarding an earlier prototype of the Cerebral Oximeter, and in 1996 some researchers published adverse results after using the Cerebral Oximeter beyond its indicated use. Negative reaction to adverse publications, our financial condition and the rescission of our previous FDA clearance for the Cerebral

Oximeter could adversely affect our reputation in the medical community and, as a result, our ability to market and sell our product.

THE LENGTHY SALES CYCLE FOR THE CEREBRAL OXIMETER COULD DELAY OUR SALES.

         The decision-making process for our Cerebral Oximeter customers is often complex and time-consuming. Based on our limited experience, we believe the period between initial discussions concerning the Cerebral Oximeter and a purchase of even one unit is six to nine months. The process can be delayed as a result of hospital capital budgeting procedures. Moreover, even if one or two units are sold to a hospital, we believe that it will take additional time and experience with the Cerebral Oximeter before additional medical professionals in the hospital might be interested in using the Cerebral Oximeter in other procedures or other areas of the hospital. These delays could have an adverse effect on our business, financial condition and results of operations. See "Business--Marketing, Sales and Distribution."

THE MEDICAL PRODUCTS INDUSTRY IS INTENSELY COMPETITIVE.

         We believe that the markets for cerebral oximetry products and the CorRestore patch, if they develop, may become highly competitive. We know of foreign companies that have sold products relating to cerebral metabolism monitoring for research or evaluation. In addition, if and when the CorRestore patch is developed, it will compete against existing patches, which are formed by the surgeon during SAVER surgeries out of dacron or bovine pericardium tissue. These existing patches take time for the surgeon to form, can be difficult to insert, and can leak around the edges. Although we believe the CorRestore patch has important advantages over patches that are currently used, existing patches are significantly less expensive and at least one study using dacron patches indicates that they are effective.

         The medical products industry is characterized by intense competition and extensive research and development. Other companies and individuals are engaged in research and development of non-invasive cerebral oximeters, and extensive research and development is ongoing regarding congestive heart failure. We believe there are many other potential entrants into our markets. Some of these potential competitors have well-established reputations, customer relationships and marketing, distribution and service networks. Some of them have substantially longer histories in the medical products industry, larger product lines, and greater financial, technical, manufacturing, research and development and management resources than we do. Many of these potential competitors have long-term product supply relationships with our potential customers. These potential competitors might succeed in developing products that are at least as reliable and effective as our products, that make additional measurements, that are less costly than our products, or that provide alternatives to our products, such as additional or better treatments for congestive heart failure.

         These potential competitors may be more successful than we are in manufacturing and marketing their products, and may be able to take advantage of the significant time and effort we have invested to gain medical acceptance of cerebral oximetry and the time and effort we expect to invest to gain medical acceptance of SAVER and the CorRestore patch. In addition, two patents issued to an unaffiliated third party and relating to cerebral oximetry expired in 2000, one patent issued to an unaffiliated third party and relating to cerebral oximetry expired in 1999, and two patents issued to an unaffiliated third party and relating to cerebral oximetry expired in 1998. These expiring patents will make that technology generally available and potentially help the development of competing products. Successful commercial development of competing products could lead to loss of market share and lower margins and have an adverse effect on our business, financial condition and results of operations.

         We also compete indirectly with numerous companies that sell medical equipment to hospitals for the limited amount of funding allocated to capital equipment in hospital budgets. The market for medical equipment is subject to rapid change due to an increasingly competitive, cost-conscious environment and to government programs intended to reduce the cost of medical care. Many of these manufacturers of medical equipment are large, well-established companies whose resources, reputations and ability to leverage existing customer relationships may give them a competitive advantage over us. Our products and technology also compete indirectly with many other methods currently used to measure blood oxygen levels or the effects of low blood oxygen levels.
See "Business--Market Overview" and "--Competition."

CHANGES IN OUR BUSINESS OR BUSINESS PLANS OR UNEXPECTED EXPENSES COULD CHANGE OUR CASH NEEDS.

         Changes in our business or business plans or unexpected expenses could change our cash needs. Our future cash needs will depend on many factors, including:

         - the cost of developing and testing the CorRestore patch,
         - the time and cost involved in obtaining regulatory approvals,
         - the cost of marketing and assembly activities,
         - whether we can successfully market our products,
         - the rate of market acceptance of our products,
         - the scope of our research and development programs,
         - the length of time required to collect accounts receivable, and
         - competing technological and market developments.

Each of these factors could shorten the length of time our cash and cash equivalents on hand and the cash we receive from sales of our common shares in this offering will sustain our operations. If we need additional financing, it might not be available on terms acceptable to us or at the times we require it, if at all, and such financing will likely dilute the interests of existing shareholders. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR QUARTERLY OPERATING RESULTS MIGHT FLUCTUATE SIGNIFICANTLY.

         We have experienced, and we expect to continue to experience, significant fluctuations in our quarterly operating results. Our future operating results are dependent upon a number of factors, including:

         - the demand for our products,
         - the timing of our sales,
         - the length of our sales cycle,
         - the timing of introduction of new products,
         - the timing and development of any competing products,
         - the publication of clinical research results regarding our products,
         - the use of any of our products as a "standard of care" by any hospitals,
         - the timing of new employee hiring, and
         - economic conditions, both generally and in the medical products industry.

We do not expect to have a material backlog of unfilled orders, so any shortfall in demand for our products in relation to our expectations, or any material delay in orders from distributors or customers, could have an almost immediate impact on our business, financial condition and results of operations.

OUR PERFORMANCE DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

         Our future performance depends in significant part on the continued service of our senior management, including Bruce J. Barrett, President and Chief Executive Officer, and various scientific, technical and manufacturing personnel. Our loss of any of these key personnel could have an adverse effect on us. In addition, CorRestore LLC may terminate its licenses with us if Bruce
J. Barrett ceases to be our Chief Executive Officer or ceases to be responsible for our activities relating to the licenses at any time before June 2, 2005. We do not maintain key-man life insurance on any of our key personnel. In addition, competition for qualified employees is intense, and if we are unable to attract, retain and motivate additional, highly-skilled employees required for the expansion of our operations, our business, financial condition and results of operations could be adversely affected. Our ability to retain existing employees and attract new employees might be adversely affected by our current financial situation. We cannot assure you that we will be able to retain our existing personnel or attract additional, qualified persons when required and on acceptable terms. See "Business--Employees" and "Management."

WE ARE DEPENDENT ON OUR DISTRIBUTORS FOR OUR INTERNATIONAL SALES.

         We are dependent on our distributors to generate international sales of Cerebral Oximeters and we expect to depend on distributors for international sales of the CorRestore patch if and when it is developed. We believe that our current distributors are knowledgeable, and we have a training program for new distributors concerning our technology and our Cerebral Oximeter and SomaSensor. However, independent distributors might not have sufficient knowledge about, or familiarity with, our technology or products to demonstrate adequately their operation and clinical benefits. If our distributors fail to market, promote and sell our products adequately, our business, financial condition and results of operations would be adversely affected.

         We might not be able to engage additional distributors on a timely basis, enter into other third-party marketing arrangements, or retain or replace our existing distributors, when required. If we are unable to engage, replace or retain distributors, our ability to market and sell our products internationally could be adversely affected. In addition, any required distributor terminations could increase our costs. Even if we are able to engage and retain distributors, they might incur conflicting obligations to sell other companies' products or they might distribute other products that provide greater revenues than are provided by our products.

         Two international distributors accounted for approximately 23% (Europe) and 11% (Japan) of our net revenues for fiscal 2000. One of these international distributors accounted for approximately 11% (Europe) of net revenues for the nine months ended August 31, 2001. In fiscal 2000 we entered into an exclusive distributor agreement with Nellcor Puritan Bennett Export, Inc., now Tyco Healthcare AG, currently covering 39 countries for our Cerebral Oximeter. The loss of either of these distributors could have an adverse effect on our business, financial condition and results of operations. See "Business--Marketing, Sales and Distribution."

OTHERS HAVE PATENTS IN OUR FIELD; WE COULD BE ADVERSELY AFFECTED IF WE ARE INVOLVED IN INFRINGEMENT LITIGATION; OUR INTELLECTUAL PROPERTY RIGHTS MIGHT NOT PROVIDE US WITH COMPETITIVE ADVANTAGES.

         Although fifteen United States patents have been issued to us with respect to our INVOS technology, only ten of such patents expressly refer to examination of the brain or developments involving the Cerebral Oximeter. Many patents have already been issued to third parties involving optical spectroscopy and the interaction of light with tissue. Some of these patents relate to the use of optical spectroscopy in the area of brain metabolism monitoring, the primary use of the Cerebral Oximeter. No patent infringement claims have been asserted against us, although potential competitors would have more incentive to assert infringement claims or challenge our patents if a more significant market for Cerebral Oximeters develops. The costs of defense of patent litigation can be substantial and, if the defense is unsuccessful, we could be liable for substantial damages. In addition, if our products infringe any claims of an issued patent, we could be enjoined from manufacturing or selling those products or forced to obtain a license to continue our manufacture or sale of those products. The license could require us to pay a licensing fee or royalties of unknown magnitude on sales of our products. If we were required to obtain a license, it might not be available, or it might not be available on terms acceptable to us. If we were unable to obtain required licenses on favorable terms, or at all, our business, financial condition and results of operations could be adversely affected.

         Our patents are subject to risks, including:

         - additional patent applications might not be allowed,
         - issued patents might not be upheld,
         - issued patents might not provide us with significant competitive advantages, and
         - challenges might be instituted against the validity or enforceability of any of our patents and, if instituted, such challenges might be successful.

If patents are not issued from future patent applications, we might be subject to greater competition. The cost of litigation to uphold the validity of a patent and prevent infringement can be very substantial and could be beyond our financial capability even if we could otherwise prevail. Also, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Furthermore, individuals and companies might independently develop similar technologies, duplicate our technology or design around the patented aspects of our technology, or we might infringe patents or other rights owned by other individuals and companies.

         Although we seek to protect our proprietary rights through a variety of means, we cannot promise that the actions we have taken are adequate to protect these rights. Our INVOS technology primarily represents improvements or adaptations of known optical spectroscopy technology, which might be duplicated or discovered through our patents, reverse engineering or both. In addition, two patents issued to an unaffiliated third party and relating to cerebral oximetry expired in 2000, one patent issued to an unaffiliated third party and relating to cerebral oximetry expired in 1999, and two patents issued to an unaffiliated third party and relating to cerebral oximetry expired in 1998. These expired patents make that technology generally available and potentially help the development of competing products. If competing products or technologies are developed or emerge, our business, financial condition and results of operations could be adversely affected. We also rely on trade secret, copyright and other laws and on confidentiality agreements to protect our technology. However, we believe that neither our patents nor other legal rights will necessarily prevent other individuals and companies from developing or from using similar or related technology to compete against our products. Our confidentiality agreements might be breached and we might not have adequate remedies for any breach. Despite our efforts to protect our proprietary rights our trade secrets might become known to competitors or independently developed by them. See "Business--Proprietary Rights Information."

WE MUST BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY.

         If we grow as fast as we hope, our growth could place a significant strain on our management, customer service, operations, sales and administrative personnel and other resources. To serve the needs of our existing and future customers, we will be required to train, motivate and manage qualified employees. We have incurred and continue to incur significant costs to retain qualified management, sales and marketing, engineering, production, manufacturing and administrative personnel and scientists, as well as for marketing and promotional activities. Our ability to manage our planned growth depends upon our success in expanding our operating, management, information and financial systems, which might significantly increase our operating expenses. We might not be able to manage effectively any future growth, and if we fail to do so, our business, financial condition and results of operations would be adversely affected. See "--Dependence Upon Management and Key Personnel," "Business--Employees" and "Management--Directors and Executive Officers."

NEW PRODUCT DEVELOPMENT IS EXPENSIVE AND MIGHT NOT RESULT IN COMMERCIALLY VIABLE PRODUCTS.

         We have invested substantial resources to develop the Cerebral Oximeter and the related disposable SomaSensor. We expect to continue to invest substantial resources to develop:

         - the CorRestore patch,
         - product-line extensions of the Cerebral Oximeter for use on newborns,
         - other non-brain tissue applications of INVOS technology, and
         - advancement of the design and production processes of the Cerebral Oximeter and SomaSensor.

New products require extensive testing and regulatory clearance before they can be marketed, and substantial customer education concerning the product's use, advantages and effectiveness. In addition, sales of our cerebral oximetry products might be limited because of resistance to major capital equipment expenditures by hospital purchasing committees. Sales of all of our products might be limited because hospitals might fear that the cost of a new device or product will lower its profits because medical insurers generally fix reimbursement amounts for the procedures in which our products might be used. We might not be able to develop commercially viable products. In addition, we are dependent on third parties to develop and test the CorRestore patch. See "Use of Proceeds" and "Business--Research and Development."

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND COULD BE ADVERSELY AFFECTED BY THOSE REGULATIONS.

         The testing, manufacture and sale of our products are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies. Pursuant to the Federal Food, Drug, and Cosmetic Act and the related regulations, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices. If we do not comply with applicable requirements, we might be subject to:

         - fines,
         - injunctions,
         - civil penalties,
         - recall or seizure of products,
         - total or partial suspension of production,
         - failure of the government to grant premarket clearance or premarket approval for devices,
         - withdrawal of marketing clearances or approvals, and
         - criminal prosecution.

Any of these actions could have an adverse effect on our business, financial condition and results of operations.

         In October 1997, we obtained FDA clearance for advances in our INVOS technology that are incorporated in our model 4100 Cerebral Oximeter. In September 2000, we received clearance from the FDA to market the model 5100 Cerebral Oximeter in the United States. We made additional minor changes to the model 3100A Cerebral Oximeter that resulted in the model 4100 Cerebral Oximeter and we have made additional minor changes to the SomaSensor. We do not believe that these changes affect the safety or efficacy of the Cerebral Oximeter or the SomaSensor and, therefore, we believe that these changes do not require the submission of a new 510(k) notice. The FDA, however, could disagree with our determination not to submit a new 510(k) notice for the model 4100 Cerebral Oximeter or SomaSensor and could require us to submit a new 510(k) notice for any changes made to the device. If the FDA requires us to submit a new 510(k) notice for our model 4100 Cerebral Oximeter or SomaSensor or for any device modification, we might be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA. See "Business--Government Regulation."

         The FDA could rescind our current FDA clearance to market the Cerebral Oximeter in the United States. In addition, we cannot assure you that, if and when we develop any additional products, they will receive FDA clearance. If any current or future clearances or approvals are rescinded or denied, sales of our applicable products in the United States would be prohibited during the period we do not have such clearances or approvals. We cannot assure you that we will be able to obtain necessary regulatory approvals or clearances on a timely basis or at all. Our business, financial condition and results of operations would be adversely affected if

         - any approvals or clearances are delayed or not received at all,
         - we lose previously received approvals or clearances,
         - regulators impose limitations on the intended use of our products as a condition of any approval or clearance,
         - regulators impose limitations on the markets for our products as a condition of any approval or clearance,
         - the market introduction of any of our products is delayed as a result of regulatory compliance issues, or
         - we fail to comply with existing or future regulatory requirements.

See "Business--Government Regulation."

         We are subject to routine inspection by the FDA and state agencies for compliance with Quality System Regulation requirements and other applicable regulations. If existing requirements change or new requirements are adopted, our business, financial condition and results of operations could be adversely affected. We might incur significant costs to comply with laws and regulations in the future, and laws and regulations would have an adverse effect on our business, financial condition and results of operations.

         We are also subject to numerous federal, state and local laws relating to safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We might be required to incur significant costs to comply with these laws and regulations in the future, and these laws or regulations might have an adverse effect on our ability to do business.

         Congress enacted the FDA Modernization Act of 1997. This law, which is intended to make the regulatory process more consistent and efficient, makes changes to the device provisions of the Food, Drug, and Cosmetic Act and other provisions in this act affecting the regulation of devices. Among other things, the changes will affect the

IDE, 510(k) and PMA processes, and also will affect device standards and data requirements, procedures relating to humanitarian and breakthrough devices, tracking and postmarket surveillance, accredited third party review, and the dissemination of off label information. We cannot predict how or when these changes will be implemented or what effect the changes will have on the regulation of our products.

PATIENTS MIGHT ASSERT PRODUCTS LIABILITY CLAIMS AGAINST US.

         Because we test, market and sell a patient monitoring device and a heart patch, patients might assert products liability claims against us. The Cerebral Oximeter is used in operating rooms and other critical care hospital units with patients who might be seriously ill or might be undergoing dangerous procedures. The CorRestore patch is expected to be used on seriously ill patients undergoing a dangerous procedure. On occasion, patients on whom the Cerebral Oximeter is being used, or in whom a CorRestore patch is implanted, may be injured or die as a result of their medical treatment or condition. We might be sued because of such injury or death, and regardless of whether we are ultimately determined to be liable, we might incur significant legal expenses not covered by insurance. In addition, products liability litigation could damage our reputation and impair our ability to market our products. Litigation could also impair our ability to retain products liability insurance or make our insurance more expensive. We have products liability insurance with a liability limit of $2,000,000. This insurance is costly and even though it has been obtained, we might not be able to retain it. Even if we are able to retain this insurance, it might not be sufficient to protect us in the event of a major defect in the Cerebral Oximeter or the CorRestore patch. If we are subject to an uninsured or inadequately insured products liability claim based on the performance of the Cerebral Oximeter or the CorRestore patch, our business, financial condition and results of operations could be adversely affected. See "Business--Insurance."

WE ARE DEPENDENT ON THIRD PARTIES FOR MANUFACTURING OUR PRODUCTS AND TESTING THE CORRESTORE PATCH.

         We are dependent on various suppliers for manufacturing the components for our Cerebral Oximeter and the related disposable SomaSensor. We believe that each component is generally available from several potential suppliers. However, engaging additional or replacing existing suppliers of custom-designed components is costly and time consuming. We do not intend to maintain significant inventories of components, Cerebral Oximeters or SomaSensors. Therefore, we might incur delays in meeting delivery deadlines if a particular supplier is unable or unwilling to meet our requirements. We estimate that it would require approximately three to four months to change SomaSensor suppliers. In addition, we do not have direct control over the activities of our suppliers and are dependent on them for quality control, capacity, processing technologies and, in required cases, compliance with FDA Quality System Regulation requirements. If we cannot replace suppliers on a timely basis when necessary, our business, financial condition and results of operations may be adversely affected. In addition, because we do not have long-term agreements with our suppliers, we might be subject to unexpected price increases which might adversely affect our profit margins. See "Business--Manufacturing."

         We will be dependent on a third party to test and manufacture the CorRestore patch. Our license agreement limits the parties that we may engage. We have engaged PM Devices, Inc. to manufacture the CorRestore patch. The ultimate success of our CorRestore business is dependent on our ability to manage the manufacturer of the CorRestore patch. If we are unsuccessful in managing the manufacturer of the CorRestore patch, our business could be adversely affected.

PURCHASERS OF COMMON SHARES WILL EXPERIENCE SUBSTANTIAL DILUTION.


         At August 31, 2001, our net tangible shareholders' equity was $0.24 per share. Purchasers of common shares in this offering will experience immediate and substantial dilution of $3.16 per share in that the offering price exceeds our net tangible book value after giving effect to the offering. In addition, to the extent outstanding options and warrants to purchase common shares are exercised, there will be further dilution to new investors. See "Dilution."


THE MARKET PRICE OF OUR COMMON SHARES WILL FLUCTUATE AND COULD FLUCTUATE SIGNIFICANTLY.

         The market price of our common shares might be highly volatile. The following could cause the market price of the common shares to fluctuate substantially:

         -    changes in our quarterly financial condition or operating results,
         -    changes in general conditions in the economy,
         -    changes in the financial markets,
         -    changes in the medical equipment industry,
         - changes in financial estimates by securities analysts or differences between those estimates and our actual results,
         -    the liquidity of the market for the common shares,
         -    developments with respect to patents and proprietary rights,
         -    publication of clinical research results regarding our products,
         - changes in health care policies in the United States or foreign countries,
         -    grants or exercises of stock options or warrants,
         -    news announcements,
         -    litigation involving us,
         - actions by governmental agencies, including the FDA, or changes in regulations, or
         -    other developments affecting us or our competitors.

In particular, the stock market might experience significant price and volume fluctuations that might affect the market price of the common shares for reasons that are unrelated to our operating performance and that are beyond our control.

WE HAVE BROAD DISCRETION TO DETERMINE HOW TO ALLOCATE THE NET PROCEEDS OF THIS OFFERING.

         We intend to use the net proceeds of this offering primarily to finance our operations, including marketing and sales activities, research and development programs and other general corporate purposes, including working capital. The amounts listed in "Use of Proceeds" for these purposes are estimates and the amounts actually spent for each of these purposes and the timing of these payments may vary depending on numerous factors. We will retain broad discretion to determine how to allocate the net proceeds of this offering and the timing of the payments.

THE MARKET PRICE OF THE COMMON SHARES MIGHT BE LOWER BECAUSE OF SHARES ELIGIBLE FOR FUTURE SALE, SHARES RESERVED FOR FUTURE ISSUANCE UPON THE EXERCISE OF OPTIONS AND WARRANTS AND REGISTRATION RIGHTS WE HAVE GRANTED.

         Future sales of substantial amounts of common shares in the public market or the perception that such sales could occur could adversely affect the market price of the common shares. The number of outstanding common shares held by non-affiliates is large relative to the trading volume of the common shares. We are unable to predict the effect that sales of common shares may have on the then prevailing market price of the common shares. Any substantial sale of common shares or even the possibility of such sales occurring may have an adverse effect on the market price of the common shares.


         As of December 20, 2001, we had outstanding options and warrants to purchase an aggregate of 4,774,228 common shares. We have also reserved up to an additional 62,945 common shares for issuance upon exercise of options which have not yet been granted under our stock option plans, expected to increase by up to an additional 5% of our outstanding common shares if shareholders approve an amendment to our 1997 Stock Option Plan at the 2002 Annual Meeting of Shareholders. Holders of these warrants and options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the options and warrants. The market price of the common shares could fall as a result of the sale of any of these shares.


         In addition, the holders of warrants originally issued to the underwriter in our 1997 public offering of common shares and the holder of the warrant issued to the Placement Agent in our April 2001 private placement of common shares have demand and piggy-back registration rights with respect to the underlying securities. In addition, holders of the proposed Warrant to be granted to the Placement Agent in connection with this offering will have demand and piggy-back registration rights with respect to the underlying securities. Exercise of these registration rights may adversely affect the terms on which we may obtain additional financing. Further, while our warrants and options are outstanding, our ability to obtain additional financing on favorable terms might be adversely affected. See "Description of Capital Stock."

PROVISIONS OF OUR ARTICLES OF INCORPORATION, BYLAWS AND CORPORATE LAW HAVE POTENTIAL ANTI-TAKEOVER EFFECTS.

         Our Board of Directors has the authority, without further approval of our shareholders, to issue preferred shares having such rights, preferences and privileges as the Board of Directors may determine. Any such issuance of Preferred Shares could, under some circumstances, have the effect of delaying or preventing a change in control of our company and might adversely affect the rights of holders of common shares. In addition, we are subject to Michigan statutes regulating business combinations, takeovers and control share acquisitions, which might also hinder or delay a change in control of our company. Anti-takeover provisions that could be included in the Preferred Shares when issued and the Michigan statutes regulating business combinations, takeovers and control share acquisitions can depress the market price of our securities and can limit the shareholders' ability to receive a premium on their shares by discouraging takeover and tender offer bids, even if such events could be viewed as beneficial by our shareholders.

         Our directors serve staggered three-year terms, and directors may be removed only for cause. Our Restated Articles of Incorporation also set the minimum number of directors constituting the entire Board at three and the maximum at fifteen, and they require approval of holders of 90% of our voting shares to amend these provisions. These provisions could have an anti-takeover effect by making it more difficult to acquire our company by means of a tender offer, a proxy contest or otherwise or by removing incumbent officers and directors. These provisions could delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interests, including those attempts that might result in a premium over the market price for the common shares held by our shareholders. See "Description of Capital Stock."

                                 USE OF PROCEEDS


         We estimate that the net proceeds to us from our sale of 1,000,000 common shares in this offering will be $3,365,000, after payment of the Placement Agent fees and estimated offering expenses payable by us, assuming a public offering price of $3.75 per common share. We determined the assumed public offering price based on our estimate of the discount from the current market price of our common shares necessary to sell the offered shares.


         We currently intend to use our net proceeds to finance our operations, including the following:


              Marketing and sales activities (1)....................................         $750,000
              Research and development programs (2).................................          250,000
              General corporate purposes (3)........................................        2,365,000
                                                                                        -------------
                  Total.............................................................       $3,365,000
                                                                                        =============

------------------------------------
(1) Includes the cost of our direct sales force, attendance at trade shows and other promotional activities.
(2) Includes the development of the CorRestore patch, product-line extensions of the Cerebral Oximeter for use on newborns, other non-brain tissue applications of INVOS technology, and advancement of the design and production processes of the Cerebral Oximeter and SomaSensor.
(3) Includes working capital and other ongoing selling, general and administrative expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included elsewhere in this Prospectus for information about our current working capital needs and ongoing selling, general and administrative expenses.


         If we sell 1,000,000 common shares in this offering at an assumed public offering price of $3.75 per common share, we expect that the net proceeds of those sales will be adequate to satisfy our operating and capital requirements for more than the next 12 months. In the past, we have raised required capital primarily through sales of additional equity securities. Changes in our business or business plans or unexpected expenses could shorten the length of time the cash we receive from sales of our common shares will sustain our operations.


         The description above is our estimated allocation of the estimated net proceeds from the sale of common shares in this offering. We might change the allocation among the categories discussed above or to new categories in response to, among other things, changes in our business plans, future revenues and expenses and industry, regulatory or competitive conditions. The amount of our expenses and their timing will vary depending on a number of factors, including changes in our expected operations or business plan and changes in economic and industry conditions. Any such shifts will be at the discretion of our Board of Directors and officers.

         Pending the application of such proceeds, we intend to invest the net proceeds of sales of common shares in this offering in short-term, investment-grade, interest-bearing investments.

                PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

         Our common shares trade on The Nasdaq SmallCap Market under the trading symbol "SMTS." The following table sets forth, for the periods indicated, the range of high and low closing sales prices as reported by Nasdaq.


                                                                              HIGH                LOW
                                                                              ----                ---
      Fiscal Year Ended November 30, 2000
           First Quarter..........................................            $4.13              $1.19
           Second Quarter.........................................             6.88               2.50
           Third Quarter..........................................             4.38               2.63
           Fourth Quarter.........................................             3.75               1.81

      Fiscal Year Ended November 30, 2001
           First Quarter..........................................            $2.75              $1.13
           Second Quarter.........................................             4.07               1.88
           Third Quarter..........................................             3.90               2.62
           Fourth Quarter.........................................             3.95               1.91

      Fiscal Year Ending November 30, 2002
           First Quarter (through December 20, 2001)..............            $4.86              $3.75


         On December 20, 2001 the last reported sales price for the common shares on The Nasdaq SmallCap Market was $4.14 per share. As of December 3, 2001, we had 684 shareholders of record.


         We have never paid cash dividends on our common shares and do not expect to pay such dividends in the foreseeable future. We currently intend to retain any future earnings for use in our business. The payment of any future dividends will be determined by the Board in light of the conditions then existing, including our financial condition and requirements, future prospects, restrictions in financing agreements, business conditions and other factors deemed relevant by the Board.

                                 CAPITALIZATION


         The following table sets forth our actual capitalization as of August 31, 2001 and as adjusted to give effect to an assumed sale of 1,000,000 common shares we are offering by this Prospectus at an assumed public offering price of $3.75 per share and to the application of the estimated net proceeds to us from that offering. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes to Financial Statements included elsewhere in this Prospectus. See "Use of Proceeds."



                                                                                         AUGUST 31, 2001
                                                                                ----------------------------------
                                                                                   ACTUAL             AS ADJUSTED
                                                                                -------------        -------------
                                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
Shareholders' equity:
     Preferred shares; authorized, 1,000,000 shares of $.01 par value;
         no shares issued or outstanding...............................                   --                    --
     Common shares; authorized, 20,000,000 shares of $.01 par value;
         issued and outstanding, 8,075,081 shares at August 31,
         2001 (9,075,081 shares, as adjusted) (1)......................              $    81               $    91
     Additional paid-in capital........................................               55,268                58,623
     Accumulated deficit...............................................              (52,505)              (52,505)
                                                                                     -------               -------
         Total shareholders' equity and total capitalization...........              $ 2,844               $ 6,209
                                                                                     =======               =======

--------------------------------------------

(1) The number of shares outstanding as of August 31, 2001 does not include:
     - 1,909,065 common shares reserved for issuance under our 1991 Incentive Stock Option Plan, 1993 Director Stock Option Plan, 1997 Stock Option Plan and non-plan options, of which options to purchase an aggregate of 1,846,120 common shares were outstanding as of December 20, 2001. We expect to increase the number of shares reserved for issuance under our 1997 Stock Option Plan by up to an additional 5% of our outstanding common shares, subject to shareholder approval at our 2002 annual meeting of shareholders;
     - 200,000 common shares issuable upon exercise of the warrants originally issued to the underwriter in connection with our public offering of common shares that closed in June 1997;
     - 203,108 common shares issuable upon exercise of the warrant issued to Kingsbridge Capital Limited in connection with our former Equity Line Agreement on March 6, 2000; this offering is likely to result in an anti-dilution adjustment to this warrant, increasing the number of shares subject to the warrant and decreasing the exercise price;
     - 2,500,000 common shares issuable upon exercise of the warrants issued to CorRestore LLC and its agent Wolfe & Company in connection with our license agreement;
     - 25,000 common shares issuable upon exercise of the warrant issued to Brean Murray & Co., Inc. in connection with our private placement of common shares that closed in April 2001; and
     - 100,000 common shares issuable upon exercise of the warrant to be issued to Brean Murray & Co., Inc. in connection with this offering.

         See Notes 3 and 8 of Notes to Financial Statements.

                                    DILUTION


         Our net tangible book value as of August 31, 2001 was $1,975,363, or $0.24 per common share. Net tangible book value per share represents the amount of net tangible assets, less total liabilities, divided by the number of common shares outstanding. After giving effect to our sale of 1,000,000 common shares offered by this Prospectus at an assumed public offering price of $3.75 per share, our net tangible book value as of August 31, 2001 would have been $5,340,363, or $0.59 per share. This represents an immediate increase in such net tangible book value of $0.35 per share to existing shareholders and an immediate dilution of $3.16 per share to purchasers in this offering. The following table illustrates this per share dilution:



         Assumed public offering price per share........................................                  $3.75
                  Net tangible book value per share at August 31, 2001..................       $0.24
                  Increase in net tangible book value per share attributable to
                    new investors.......................................................        0.35
                                                                                               -----
         Net tangible book value per share after giving effect to this offering.........                   0.59
                                                                                                          -----
         Dilution per share to purchasers in this offering..............................                  $3.16
                                                                                                          =====



         This table assumes no exercise of options and warrants after August 31, 2001. As of December 20, 2001, we had outstanding options and warrants to purchase an aggregate of 4,774,228 common shares. We have also reserved up to an additional 62,945 common shares for issuance upon exercise of options which have not yet been granted under our stock option plans, expected to increase by up to an additional 5% of our outstanding common shares if shareholders approve an amendment to our 1997 Stock Option Plan at the 2002 Annual Meeting of Shareholders. To the extent outstanding options or warrants are exercised, there will be further dilution to purchasers in this offering. See "Capitalization."

                             SELECTED FINANCIAL DATA

         The following selected financial data as of November 30, 2000, 1999, 1998, 1997 and 1996, and for each of the years in the five-year period ended November 30, 2000 have been derived from our audited financial statements, some of which appear elsewhere in this Prospectus together with the report of Deloitte & Touche LLP, independent auditors, whose report includes an explanatory paragraph relating to an uncertainty concerning our ability to continue as a going concern. The following selected financial data as of August 31, 2001, and for the nine-month periods ended August 31, 2001 and 2000, have been derived from our unaudited financial statements, which appear elsewhere in this Prospectus, but in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for the nine months ended August 31, 2001 and 2000 and as of August 31, 2001. This selected financial data might not be a good indicator of our expected results for fiscal 2001 or fiscal 2002. You should read the selected financial data together with the Financial Statements and Notes to Financial Statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. In June 2000, we entered into the CorRestore license. See "Business - The CorRestore Patch."

                                                    NINE MONTHS ENDED                         FISCAL YEAR ENDED
                                                       AUGUST 31,                                NOVEMBER 30,
                                                  ---------------------    ---------------------------------------------------------
                                                    2001         2000        2000        1999        1998         1997        1996
                                                  ---------   ---------    --------    ---------   ---------   ---------    --------
                                                     (UNAUDITED)
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues (1)...............................     $3,810      $3,474      $5,103       $4,001      $2,491      $1,212        $778
Cost of sales..................................      1,409       1,633       2,370        1,906       1,326         631         385
Gross margin...................................      2,401       1,841       2,733        2,095       1,165         580         393
Research, development and engineering
  expenses.....................................        623         326          514         598         665         736         235
Selling, general and administrative expenses...      4,178       4,266        5,722       6,436       6,347       6,238       3,550
Net loss.......................................     (2,381)     (2,804)     (3,622)      (4,665)     (5,470)     (6,155)     (3,304)
Net loss per common share - basic
  and diluted (2)..............................       (.32)       (.45)       (.57)        (.77)      (1.01)      (1.88)      (1.77)
Weighted average number of common
  shares outstanding - basic and diluted (2)...      7,450       6,228       6,310        6,036       5,422       3,272       1,867
                                                         AT                            AT NOVEMBER 30,
                                                      AUGUST 31,   ---------------------------------------------------------
                                                         2001        2000        1999        1998         1997        1996
                                                      ---------    --------    ---------   ---------   ---------    --------
                                                      (UNAUDITED)                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and marketable securities.....................        $424        $122       $2,257      $6,894      $4,603      $3,292
Working capital....................................       1,578       1,393        2,960       7,633       4,511       3,862
Total assets.......................................       3,378       3,659        4,444       9,047       5,677       4,672
Total liabilities..................................         533         776          762         629         788         618
Accumulated deficit (4)............................     (52,505)    (50,124)     (46,502)    (41,836)    (36,367)    (30,211)
Shareholders' equity (3)(4)........................       2,844       2,883        3,682       8,418       4,889       4,054

----------------------------
(1) Net revenues recorded in the nine months ended August 31, 2001 and 2000 and in fiscal years 2000, 1999, 1998, 1997 and 1996 relate primarily to the sale of Cerebral Oximeters and SomaSensors for commercial use. For a description of our loss of, and regaining, FDA clearance to market the Cerebral Oximeter in the United States, see "Business--Government Regulation."
(2) See Note 4 of Notes to Financial Statements included in this Prospectus for information with respect to the calculation of per share data. The net loss per common share data and weighted average number of common shares outstanding data have been adjusted to give retroactive effect to the 1-for-10 reverse stock split effected April 10, 1997.
(3) See Statements of Shareholders' Equity of the Financial Statements included in this Prospectus for an analysis of common share transactions for the period from December 1, 1997 through August 31, 2001.
(4) Recent Developments: We expect to report net income per common share of between $0.00 and $0.01 for our fourth fiscal quarter ended November 30, 2001, our first quarter of net income in our history. We also believe we have incurred a net loss for the year ended November 30, 2001. These results are subject to year-end adjustments and the completion of our fiscal 2001 audit, and we expect to report our final fiscal 2001 results in January 2002. We currently cannot predict whether quarterly profitability will continue, because of the costs required to launch the CorRestore patch and uncertain and fluctuating revenues, among other things.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following analysis of our financial condition and results of operations should be read together with the preceding Selected Financial Data. Additionally, you should read and analyze our financial statements and notes to our financial statements, as well as other data included in this Prospectus, in combination with the analysis below. See also the "Cautionary Statement Regarding Forward-Looking Statements."

RESULTS OF OPERATIONS

OVERVIEW

         We develop, manufacture and market the INVOS Cerebral Oximeter, the only non-invasive patient monitoring system commercially available in the United States that continuously measures changes in the blood oxygen level in the brain. We are also developing the CorRestore patch for use in cardiac repair and reconstruction, including heart surgeries called surgical anterior ventricular endocardial restoration, or SAVER. The model 4100 Cerebral Oximeter was introduced in October 1997 and we began shipping the model 4100 in the first quarter of fiscal 1998. During the third quarter of fiscal 1999, we introduced our new model 5100 Cerebral Oximeter at an international trade show, and began international shipments of the model 5100 in August 1999. The model 5100 has the added capability of being able to monitor pediatric patients. In September 2000, we received clearance from the FDA to market the model 5100 Cerebral Oximeter in the United States. In June 2000, we entered into a license agreement for the CorRestore patch, which requires testing and FDA clearance or approval before we can sell it in the United States. In November 2001 we received clearance from the FDA to market the CorRestore patch in the United States.

         During fiscal 1998, 1999 and 2000 and the first three quarters of fiscal 2001, our primary activities consisted of sales and marketing of the Cerebral Oximeter and related disposable SomaSensor. We had an accumulated deficit of $52,505,153 through August 31, 2001. We believe that our accumulated deficit will continue to increase for the foreseeable future.

         We derive our revenues from sales of Cerebral Oximeters and SomaSensors to our distributors and to hospitals in the United States through our direct sales employees and independent sales representatives. We recognize revenues when we ship our products to distributors or to hospitals. Payment terms are generally net 30 days for United States sales and net 60 days or longer for international sales. Our primary expenses, excluding the cost of our products, are selling, general and administrative and research, development and engineering. From May 1994 through the first quarter of fiscal 1998, we exchanged model 3100A Cerebral Oximeters for our model 3100 Cerebral Oximeters. Until shipments of the model 4100 Cerebral Oximeter began in the first quarter of fiscal 1998, we refurbished the model 3100 Cerebral Oximeters we received and sold them approximately at cost in countries that do not require compliance with the standards met by the model 3100A. During fiscal 1998, we offered to exchange model 4100 Cerebral Oximeters for model 3100A Cerebral Oximeters (which we then scrapped) and cash equal to the difference in sales prices of the two models. Beginning in the third quarter of fiscal 1999, we offered the same exchange of model 4100 Cerebral Oximeters for model 3100A Cerebral Oximeters to Baxter Limited in Japan, as a result of the Japanese Ministry of Health and Welfare approval in the first quarter of fiscal 1999 to market the model 4100 in Japan. Such sales reduce our average unit sales price and overall gross margin. Also, during fiscal 1998, we began a no-cap sales program whereby we ship the model 4100 Cerebral Oximeter to the customer at no charge, in exchange for the customer agreeing to purchase at a premium a minimum monthly quantity of SomaSensors.

RECENT DEVELOPMENTS

         We expect to report net income per common share of between $0.00 and $0.01 on revenue of approximately $1.85 million for our fourth fiscal quarter ended November 30, 2001, our first quarter of net income in our history. We also believe we have incurred a net loss for the year ended November 30, 2001. These results are subject to year-end adjustments and the completion of our fiscal 2001 audit, and we expect to report our final fiscal 2001 results in January 2002. We believe we have accomplished this through a combination of top line growth, gross margin improvement and operating expense management. We currently cannot predict whether quarterly profitability will continue, because of the costs required to launch the CorRestore patch and uncertain and fluctuating revenues, among other things.

NINE MONTHS ENDED AUGUST 31, 2001 COMPARED TO NINE MONTHS ENDED AUGUST 31, 2000

         Our net revenues increased approximately $336,000, or 10%, from $3,474,089 in the nine-month period ended August 31, 2000 to $3,809,727 in the nine-month period ended August 31, 2001. The increase in net revenues is primarily attributable to

         - an increase in United States sales of approximately $1,068,000, or 57%, from approximately $1,885,000 in the first three quarters of fiscal 2000 to approximately $2,953,000 in the first three quarters of fiscal 2001. This increase is primarily attributable to increased sales of the disposable SomaSensor, increased sales of the Cerebral Oximeter, and initial purchases of demonstration equipment by independent sales representatives.
         - a 9% increase in the average selling price of SomaSensors and a 10% increase in the average selling price of Cerebral Oximeters, primarily as a result of a change in the sales mix between sales in the United States and sales to international distributors, and a change in the United States sales mix between direct sales of the Cerebral Oximeter and no-cap placements of the Cerebral Oximeter.

The increase in net revenues was partially offset by a decrease in international sales of approximately $732,000, from approximately $1,589,000 in the first three quarters of fiscal 2000 to approximately $857,000 in the first three quarters of fiscal 2001. This decrease is primarily due to the stocking orders for model 4100 and model 5100 Cerebral Oximeters and SomaSensors by Tyco Healthcare AG, formerly Nellcor Puritan Bennett Export Inc., in the second and third quarters of fiscal 2000, delays in marketing the Cerebral Oximeter in 39 markets, including Europe, in fiscal 2001, and reduced purchases by Baxter Limited in Japan. We expect international revenues to return to more normal levels by the fourth quarter of fiscal 2001.

         Approximately 22% of our net revenues in the first three quarters of fiscal 2001 were export sales, compared to approximately 46% of our net revenues in the first three quarters of fiscal 2000. Sales of SomaSensors, model 4100 Cerebral Oximeters, model 5100 Cerebral Oximeters, and model 4100 exchanges as a percentage of net revenues were as follows:

                                                                    PERCENT OF NET REVENUE
                                                                 FIRST THREE QUARTERS OF FISCAL
              PRODUCT                                           2001                       2000
              -------                                     -----------------         -----------------
              SomaSensors........................                62%                        51%
              Model 4100 Cerebral Oximeters......                26%                        30%
              Model 5100 Cerebral Oximeters......                12%                        17%
              Model 4100 Exchanges...............                 0%                         2%
                                                          -----------------         -----------------
                  Total..........................               100%                       100%
                                                          =================         =================

         One international distributor accounted for approximately 11% of net revenues for the nine months ended August 31, 2001, and two international distributors accounted for approximately 20% and 14%, respectively, of net revenues for the nine months ended August 31, 2000.

         Effective September 1, 2001, we increased the suggested retail price of the model 4100 SomaSensor for all customers to $50, a 25% increase from last year's suggested retail price.

         Gross margin as a percentage of net revenues was approximately 63% for the nine months ended August 31, 2001 and approximately 53% for the nine months ended August 31, 2000. The increase in gross margin as a percentage of net revenues is primarily attributable to a 9% increase in the average selling price of SomaSensors and a 10% increase in the average selling price of Cerebral Oximeters described above.

         Our research, development and engineering expenses increased approximately $297,000, or 91%, from $326,119 for the nine months ended August 31, 2000 to $623,114 for the nine months ended August 31, 2001. The increase is primarily attributable to a $325,000 increase in costs associated with the development of the CorRestore patch.

         Selling, general and administrative expenses decreased approximately $89,000, or 2%, from $4,266,488 for the nine months ended August 31, 2000 to $4,177,980 for the nine months ended August 31, 2001. The decrease in selling, general and administrative expense is primarily attributable to

         - a $280,000 decrease in salaries, wages, commissions and related expenses, primarily as a result of a reduction in the number of employees, principally sales and marketing, since September 1, 2000 (from an average of 41 employees for the nine months ended August 31, 2000 to an average of 33 employees for the nine months ended August 31, 2001),
         - a $192,000 decrease in travel and selling-related expenses primarily related to reduced trade show and travel expenses, and reduced marketing expenses as a result of promotional materials and training for Tyco Healthcare AG in fiscal 2000, and
         - an $84,000 decrease in clinical research expenses, primarily related to the model 5100 Cerebral Oximeter.

These decreases were partially offset by

         - a $200,000 termination fee related to the Kingsbridge Capital Limited Private Equity Line,
         - $157,000 in commissions paid to our independent sales representatives engaged in fiscal 2001, and
         - a $110,000 increase in intangible amortization expense related to the amortization of license acquisition costs.

         For the nine-month period ended August 31, 2001, we realized a 15% decrease in our net loss over the same period in fiscal 2000. The decrease is primarily attributable to

         -    a 10% increase in net revenues,
         -    a 10% increase in gross margin percentage, and
         - a $133,000 decrease in realized losses on sales of securities due to a realized loss on the sale of marketable securities in the first three quarters of fiscal 2000.

The decreased net loss was achieved despite

         -    a 5% increase in operating expenses, and
         - an approximately $60,000 decrease in interest income, primarily due to the absence of marketable securities for fiscal 2001.

FISCAL YEAR ENDED NOVEMBER 30, 2000 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1999

         Our net revenues increased approximately $1,102,000, or 28%, from $4,000,972 in the fiscal year ended November 30, 1999 to $5,103,098 in the fiscal year ended November 30, 2000. The increase in net revenues is primarily attributable to

         - an increase in international sales of approximately $633,000, from approximately $1,632,000 in fiscal 1999 to approximately $2,265,000 in fiscal 2000, primarily due to the stocking orders for model 4100 and model 5100 Cerebral Oximeters and SomaSensors by Nellcor Puritan Bennett Export, Inc., and
         - an increase in United States sales of approximately $469,000, from approximately $2,369,000 in fiscal 1999 to approximately $2,838,000 in fiscal 2000, primarily due to increased purchases of the disposable SomaSensor.

The increase in net revenues was achieved despite

         - decreased purchases of the model 4100 by Baxter Limited in Japan attributable to the initial stocking purchases and exchange purchases made in fiscal 1999 as a result of Japanese Ministry of Health and Welfare approval in fiscal 1999 to market the model 4100 in Japan,
         - a 15% decrease in the average selling price of Cerebral Oximeters primarily as a result of the stocking orders from Nellcor Puritan Bennett Export, Inc., at lower per unit prices, for use as demonstration equipment by its sales personnel, and a change in the sales mix in the United States between direct purchases of the model 4100 and no-cap placements of the model 4100, and
         - a 7% decrease in the average selling price of SomaSensors primarily as a result of the initial stocking orders from Nellcor Puritan Bennett Export, Inc., at lower per unit prices, for use as demonstration equipment by its sales personnel.

         Approximately 44% of our net revenues in fiscal 2000 were export sales, compared to approximately 41% of our net revenues in fiscal 1999. Sales of SomaSensors, model 4100 Cerebral Oximeters, model 5100 Cerebral Oximeters, and model 4100 exchanges as a percentage of net revenues were as follows:

                                                                    PERCENT OF NET REVENUE
                                                                 FISCAL YEAR ENDED NOVEMBER 30,
              PRODUCT                                           2000                       1999
              -------                                     -----------------         -----------------
              SomaSensors........................                49%                        42%
              Model 4100 Cerebral Oximeters......                30%                        52%
              Model 5100 Cerebral Oximeters......                20%                         3%
              Model 4100 Exchanges...............                 1%                         3%
                                                          -----------------         -----------------
                  Total..........................               100%                       100%
                                                          =================         =================

Two international distributors accounted for approximately 23% and 11%, respectively, of net revenues for the fiscal year ended November 30, 2000, and one international distributor accounted for approximately 23% of net revenues for the fiscal year ended November 30, 1999. Effective January 1, 2001, we increased the price of the model 4100 SomaSensor by 25%. This price increase does not apply to any existing sales quotations which were issued before January 1, 2001 or to then existing customers. In addition, the suggested retail price of the model 5100 Cerebral Oximeter is approximately 41% higher than the model 4100.

         Gross margin as a percentage of net revenues was approximately 54% for the fiscal year ended November 30, 2000 and approximately 52% for the fiscal year ended November 30, 1999. Although we realized a lower average selling price for Cerebral Oximeters and SomaSensors in fiscal 2000, gross margin as a percentage of net revenues increased primarily due to shipments of our new model SomaSensor in fiscal 2000, which is less costly to manufacture than the old model SomaSensors. The new model SomaSensor was sold for the entire year in fiscal 2000, as compared to fiscal 1999 when it was launched and was sold primarily in the second half of the year.

         Our research, development and engineering expenses decreased approximately $85,000, or 14%, from $598,348 in fiscal 1999 to $513,816 in fiscal 2000. The decrease is primarily attributable to:

         - a $123,000 decrease in consulting fees associated with the termination of our consulting order with NeuroPhysics Corporation, and
         - a $72,000 decrease in costs associated with enhancements to the design of the disposable SomaSensor.

These decreases were achieved despite:

         - a $71,000 increase in costs associated with the development of the CorRestore(TM)patch, and
         -    a $37,000 increase in engineering salaries.

         Selling, general and administrative expenses decreased approximately $713,000, or 11%, from $6,435,628 for the fiscal year ended November 30, 1999 to $5,722,409 for the fiscal year ended November 30, 2000. The decrease in selling, general and administrative expense is primarily attributable to

         - a $700,000 decrease in salaries, wages, commissions and related expenses, primarily as a result of a reduction in the number of employees, principally sales and marketing, (from an average of 47 employees for the fiscal year ended November 30, 1999 to an average of 40 employees for the fiscal year ended November 30,
              2000) and reduced sales commissions,
         -    a $157,000 decrease in trade show expenditures during fiscal 2000,
         - a $107,000 decrease in professional service fees primarily as a result of decreased business consulting fees during fiscal 2000, and

         -    a $40,000 decrease in employee severance during fiscal 2000.

These decreases were incurred despite

         - a $116,000 increase in selling-related expenses, primarily related to marketing and promotional materials, travel, and training related to our new distribution agreement with Nellcor Puritan Bennett Export, Inc., and other employee travel expenses,
         - a $110,000 increase in intangible amortization expense related to the amortization of license acquisition costs, and
         - a $47,000 increase in clinical research expenses, primarily related to the model 5100 Cerebral Oximeter.

         We realized a $212,000 loss on the sale of marketable securities in fiscal 2000.

FISCAL YEAR ENDED NOVEMBER 30, 1999 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1998

         Our net revenues increased approximately $1,510,000, or 61%, from $2,490,851 in the fiscal year ended November 30, 1998 to $4,000,972 in the fiscal year ended November 30, 1999. The increase in net revenues is primarily due to

         - an approximately $837,000 (55%) increase in United States sales, from approximately $1,532,000 in fiscal 1998 to approximately $2,369,000 in fiscal 1999, and
         - an approximately $673,000 (70%) increase in international sales, from approximately $959,000 in fiscal 1998 to approximately $1,632,000 in fiscal 1999.

These increases are primarily due to

         -    increased purchases of the disposable SomaSensor,

         - purchases of the model 4100 Cerebral Oximeter by Baxter Limited as a result of Japanese Ministry of Health and Welfare approval in the first quarter of fiscal 1999 to market the model 4100 in Japan,
         - a 17% increase in the average selling price of Cerebral Oximeters, primarily due to the March 1, 1999 increase in the price of the Cerebral Oximeter and fewer no-cap and exchange unit sales in fiscal 1999, and
         - an 8% increase in the average selling price of the disposable SomaSensor, due to the effects of no-cap sales and the March 1, 1999 increase in SomaSensor prices.

         Approximately 41% of our net revenues in fiscal 1999 were export sales, compared to approximately 39% in fiscal 1998. Sales of model 4100 Cerebral Oximeters, SomaSensors, model 4100 exchanges, model 5100 Cerebral Oximeters, and model 3100A Cerebral Oximeters as a percent of net revenues were as follows:

                                                                     PERCENT OF NET REVENUES
              PRODUCT                                           1999                       1998
              -------                                     -----------------         -----------------
              Model 4100 Cerebral Oximeters......                52%                        61%
              SomaSensors........................                42%                        28%
              Model 4100 Exchanges...............                 3%                         8%
              Model 5100 Cerebral Oximeters......                 3%                         0%
              Model 3100A Cerebral Oximeters.....                 0%                         3%
                                                          -----------------         -----------------
                  Total..........................               100%                       100%
                                                          =================         =================

One international distributor accounted for approximately 23% of net revenues in fiscal 1999, and one United States distributor accounted for approximately 10% of net revenues for fiscal year 1998.

         Gross margin as a percentage of net revenues was approximately 52% for the fiscal year ended November 30, 1999 and approximately 47% for the fiscal year ended November 30, 1998. Gross margin as a percentage of net revenues increased in fiscal 1999 from fiscal 1998 primarily due to

         - the higher average selling prices we realized for the model 4100 Cerebral Oximeter and the SomaSensor,
         - increased shipments of our new model SomaSensor, which is less costly to manufacture than old model SomaSensors, and
         -    a smaller percentage of model 4100 exchanges in fiscal 1999.

These increases were partially offset by a higher percentage of our net revenues derived from the sale of SomaSensors in fiscal 1999, which still have lower margins than Cerebral Oximeters.

         Our research, development and engineering expenses decreased approximately $67,000, or 10%, from $664,874 for the fiscal year ended November 30, 1998 to $598,348 for the fiscal year ended November 30, 1999. The decrease is primarily due to

         - approximately $84,000 in decreased costs associated with enhancements to the model 4100, and
         -    $35,000 in decreased consulting fees.

These decreases were partially offset by a $45,000 increase in costs associated with enhancements to the design of the disposable SomaSensor.

         Selling, general and administrative expenses increased approximately $89,000, or 1%, from $6,346,595 for the fiscal year ended November 30, 1998 to $6,435,628 for the fiscal year ended November 30, 1999. The increase in selling, general and administrative expenses for fiscal 1999 is primarily due to

         - a $144,000 increase in salaries, wages, commissions and related expenses, primarily as a result of increased sales commissions we paid to our sales force during fiscal 1999, and
         - a $69,000 increase in professional service and investor relations fees.

These increases were partially offset by

         - a $73,000 decrease in selling-related expenses, primarily attributable to employee travel, industry trade shows, marketing and advertising, and
         -    a $49,000 decrease in bad debts expense for fiscal 1999.

EFFECTS OF INFLATION

         We do not believe that inflation has had a significant impact on our financial position or results of operations in the past three years.

LIQUIDITY AND CAPITAL RESOURCES

         Net cash used in operations during the nine-month period ended August 31, 2001 was approximately $1,885,000. Cash was used primarily to

         - fund our net loss, primarily selling, general and administrative expenses and research, development and engineering expenses, totaling approximately $2,002,000, before depreciation and amortization expense,
         - increase inventories by approximately $364,000, primarily due to a depletion of inventory resulting from fourth quarter 2000 sales and the purchase of components related to our new generation SomaSensor, and
         - decrease accounts payable by approximately $100,000 and accrued liabilities by approximately $143,000, primarily as a result of payments made in fiscal 2001.

These uses of cash were partially offset by a decrease in accounts receivable of approximately $698,000, primarily because of lower third quarter 2001 sales than fourth quarter 2000 sales.

         Net cash used in operations during fiscal 2000 was approximately $3,579,000. Cash was used primarily to

         - fund our net loss, including selling, general and administrative expenses and research, development and engineering expenses, totaling approximately $3,175,000, before depreciation and amortization expense,
         - increase accounts receivable by approximately $586,000, primarily due to higher sales in the fourth quarter of fiscal 2000 than in the fourth quarter of fiscal 1999, and
         - increase other assets by approximately $47,000 as a result of professional service fees capitalized as part of our license acquisition costs.

         We expect our working capital requirements to increase if sales increase. We capitalized approximately $114,000 of costs for model 4100 and model 5100 Cerebral Oximeters being used as demonstration units and no-cap units during fiscal 2000, compared to approximately $179,000 in fiscal 1999. We expect to depreciate these costs over three years.

         Capital expenditures in fiscal 2000 were approximately $118,000. These expenditures were primarily for the costs for model 4100 and model 5100 demonstration and no-cap Cerebral Oximeters described above. Capital expenditures in the first nine months of fiscal 2001 were approximately $156,000. Approximately $106,000 of these expenditures were for Cerebral Oximeter demonstration units and no-cap units, and approximately $50,000 of these expenditures were for manufacturing tooling for our new generation SomaSensor. We expect our capital requirements to increase as a result of the costs of developing and testing the CorRestore patch.

         Our principal sources of operating funds have been the proceeds of equity investments from sales of our common shares. See Statements of Shareholders' Equity of our Financial Statements included elsewhere in this Prospectus. On April 8, 1998, we completed the public offering of 1,750,000 newly-issued common shares, at a price of $5.75 per share, for gross proceeds of $10,062,500, through an offering underwritten by Brean Murray & Co., Inc. Our net proceeds, after deducting the underwriting discount and the expenses of the offering, were approximately $9,100,000.

         On March 6, 2000, we entered into the Private Equity Line Agreement with Kingsbridge Capital Limited, a private institutional investor. Pursuant to the Private Equity Line Agreement, we issued and sold, from time to time, common shares for cash at a discount to the then current average market price of our common shares. We also filed a registration statement to permit Kingsbridge to resell to the public the shares we sold to it pursuant to the Private Equity Line Agreement. In addition, we paid Brean Murray & Co., Inc. a 3.5% commission in connection with our sales of common shares to Kingsbridge, and we paid additional expenses in connection with these sales.

         In consideration for Kingsbridge's commitment under the Private Equity Line Agreement, we issued a warrant to Kingsbridge on March 6, 2000. The warrant entitles the holder to purchase 203,108 common shares (after adjustment for the April 2001 private placement) at a purchase price of $4.29 per share. This offering is likely to result in an anti-dilution adjustment to this warrant, increasing the number of shares subject to the warrant and decreasing the exercise price. The warrant is exercisable at any time until September 3, 2005. The warrant contains standard provisions that protect the holder against dilution by adjustment of the exercise price and number of shares issuable pursuant to the warrant if various events occur. The exercise price of the warrant is payable either in cash or by a cashless exercise.

         We have completed the following sales of common shares under the Private Equity Line Agreement:

         -    On April 13, 2000, we sold 167,131 common shares to Kingsbridge, at a price of $3.59 per share, for gross proceeds of $600,000.
         -    On May 11, 2000, we sold 148,148 common shares to Kingsbridge, at a price of $2.70 per share, for gross proceeds of $400,000.
         -    On June 22, 2000, we sold 177,515 common shares to Kingsbridge, at a price of $3.38 per share, for gross proceeds of $600,000.
         -    On November 3, 2000, we sold 108,696 common shares to Kingsbridge, at a price of $1.84 per share, for gross proceeds of $200,000.
         -    On December 4, 2000, we sold 112,994 common shares to Kingsbridge, at a price of $1.77 per share, for gross proceeds of $200,000.

Our net proceeds, after deducting the commissions and the estimated expenses of the offerings, were approximately $1,793,000.

         Effective March 5, 2001, we de-registered the remaining shares originally registered for resale by Kingsbridge under the Private Equity Line Agreement, because we no longer intend to sell any more shares to Kingsbridge, except upon any exercise of its warrant, and Kingsbridge is no longer publicly offering for resale the shares subject to the warrant we granted to them. On April 10, 2001, we mutually agreed with Kingsbridge to terminate the Private Equity Line Agreement, the related Registration Rights Agreement, and Kingsbridge's right to the discount on any unsold shares, in exchange for our payment of $200,000 to Kingsbridge.

         On February 13, 2001, we entered into a Loan and Security Agreement with Crestmark Bank for a working capital line of credit for up to $750,000, collateralized by all of our assets. Under the agreement, Crestmark Bank may, but is not obligated to, lend us amounts we request from time to time, up to $750,000, if no default exists. The loans are limited by a borrowing base based on qualifying accounts receivable and lender reserves. The loan is payable on demand, and our collections of our receivables are directed to Crestmark Bank in payment of any outstanding balance of the loan.


         The principal amount outstanding bears interest, payable monthly, at the prime rate (5% at December 20, 2001) plus 2% plus a 2.4% service fee, and we paid a $45,000 commitment fee for the loan. Through August 31, 2001, we have borrowed an aggregate of $920,050 under the agreement and repaid $920,050 in principal amount through Crestmark's collection of our receivables and by using some of the proceeds from our April 9, 2001 offering. As of August 31, 2001, $472,388 was available for borrowing, at Crestmark's discretion, under the facility. As of December 20, 2001, we had no outstanding principal loan balance, and $750,000 was available for borrowing, at Crestmark's discretion, under the facility. We have agreed to use the proceeds of the loans solely as working capital. The line of credit requires us to maintain minimum tangible net worth of $500,000 and a ratio of total liabilities to tangible net worth not to exceed 3:1. The line of credit terminates upon Crestmark's demand.


         On April 9, 2001, we completed the private placement of 1,325,000 newly-issued common shares at a price of $1.75 per share, for gross proceeds of $2,318,750. Our estimated net proceeds, after deducting the placement agent's commission and the expenses of the offering, were approximately $2,156,000. Brean Murray & Co., Inc. was our exclusive placement agent for the offering and received for its services (1) $104,362.50 as a placement agent fee, and (2) warrants to purchase 25,000 common shares at $2.10 per share exercisable during the four-year period beginning April 9, 2002. A. Brean Murray, one of our directors, and his wife control Brean Murray & Co., Inc. In addition, the Brean Murray & Co., Inc. Profit Sharing Plan purchased 32,285 common shares in the offering, and Robert R. Henry, one of our directors, purchased 100,000 common shares in the offering.

         As of August 31, 2001, we had working capital of $1,577,846, cash and cash equivalents of $424,088, total current liabilities of $533,479 and shareholders' equity of $2,844,333.

         We expect that our primary needs for liquidity in fiscal 2001 will be

         -    to fund our losses and sustain our operations, including funding
              (1) marketing costs for the Cerebral Oximeter and (2) research and development efforts related to development and testing of the CorRestore patch, product-line extensions of the Cerebral Oximeter for use on newborns, other non-brain tissue applications, and advancement of the design and production processes of the Cerebral Oximeter and SomaSensor; and
         - for working capital, including increased accounts receivable and inventories of components and sales units to satisfy expected sales orders.

In addition, we have budgeted approximately $200,000 for capital expenditures during fiscal 2001, primarily for new demonstration and no-cap equipment and manufacturing tooling for the Cerebral Oximeter and SomaSensor.

         We are currently working with the inventors to obtain regulatory approvals for the CorRestore patch, including CE certification, and to begin marketing the CorRestore patch in the United States. In November 2001 we received clearance from the FDA to market the CorRestore patch in the United States. We expect the process of development, testing, application, clearance and preparing to manufacture the product to take approximately one year and to cost us approximately $750,000.

         We believe that the cash and cash equivalents on hand at August 31, 2001, together with the estimated net borrowings available under the Crestmark Bank Loan and Security Agreement and the estimated net proceeds of this offering, will be adequate to satisfy our operating and capital requirements for more than the next twelve months.

         The estimated length of time current cash and cash equivalents will sustain our operations is based on estimates and assumptions we have made. These estimates and assumptions are subject to change as a result of actual experience. Actual capital requirements necessary to market the Cerebral Oximeter and SomaSensor, to develop, test and market the CorRestore(TM) patch, to undertake other product development activities, and for working capital might be substantially greater than current estimates.

         Product sales were not sufficient to fund our operations in fiscal 2001. Although we expect to report net income for our fourth fiscal quarter ended November 30, 2001, we currently cannot predict whether quarterly profitability will continue, because of the costs required to launch the CorRestore patch and uncertain and fluctuating revenues, among other things.

         We might not be able to achieve the level of sales necessary to sustain our operations, and we will incur the costs of developing and testing the CorRestore patch before we realize any revenues from the patch. We might not be able to obtain any funds on terms acceptable to us and at times required by us through sales of our products, sales of securities or loans in sufficient quantities. Our Independent Auditors' Report contains an explanatory paragraph relating to the uncertainty concerning our ability to continue as a going concern. See "Independent Auditors Report" accompanying the Financial Statements included elsewhere in this Prospectus.

         Our ability to use our accumulated net operating loss carryforwards to offset future income, if any, for income tax purposes, is limited due to the initial public offering of our securities in March 1991. See Note 6 of Notes to Financial Statements included elsewhere in this Prospectus.

NEW ACCOUNTING PRONOUNCEMENTS

         Effective December 1, 2000, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement had no impact on our financial statements. Effective July 1, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." This Statement is effective for fiscal years beginning after December 15, 2001, and establishes accounting and reporting standards for goodwill and other intangible assets. This Statement is effective for our financial statements for the fiscal year ending November 30, 2003. We have not yet determined the impact of this Statement on our financial statements.

         Effective October 1, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement is effective for fiscal years beginning after December 15, 2001, and replaces Statement No. 121 and provisions of APB Opinion No. 30 for the disposal of segments of a business. The statement creates one accounting model, based on the framework established in Statement No. 121, to be applied to all long-lived assets including discontinued operations. This Statement is effective for our financial statements for the fiscal year ending November 30, 2003. We have not yet determined the impact of this Statement on our financial statements.

           QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

         The tables below provide information about our financial instruments that are sensitive to changes in interest rates, consisting of investments in corporate bonds and other fixed income securities. For these financial instruments, the tables present principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on current rates for the applicable period. Weighted average fixed rates are based on the contract rates. The actual cash flows of all instruments are denominated in U.S. dollars. We invest our cash on hand not needed in current operations in fixed income securities generally maturing within one year from the date of acquisition.


                                                   NOVEMBER 30, 2000
                                                EXPECTED MATURITY DATES
                               2001        2002      2003       2004      2005     THEREAFTER      TOTAL       FAIR VALUE
                               ----        ----      ----       ----      ----     ----------      -----       ----------

MARKETABLE SECURITIES:

Short-term Debt:
  Variable Rate ($).........   --           --        --         --         --         --            --           --
    Average interest rate...   N/A          N/A       N/A        N/A        N/A        N/A           N/A



                                                    NOVEMBER 30, 1999
                                                EXPECTED MATURITY DATES
                               2000        2001      2002       2003      2004     THEREAFTER      TOTAL       FAIR VALUE
                               ----        ----      ----       ----      ---      ----------      -----       ----------

MARKETABLE SECURITIES:
Short-term Debt:
  Variable Rate ($).........   $1,000,006   --        --         --         --         --        $1,000,006      $833,736
    Average interest rate...         9.09%  N/A       N/A        N/A        N/A        N/A             9.09%



         During fiscal 2000, we liquidated some of our investments in corporate bonds and other fixed income securities to provide cash to finance our operations.

                                    BUSINESS

THE COMPANY

         We develop, manufacture and market the INVOS(R) Cerebral Oximeter, the only non-invasive patient monitoring system commercially available in the United States that continuously measures changes in the blood oxygen level in the brain. We are also developing the CorRestore patch for use in cardiac repair and reconstruction, including heart surgeries called surgical anterior ventricular endocardial restoration, or SAVER. We developed the Cerebral Oximeter to meet the need for information about oxygen in the brain, the organ least tolerant of oxygen deprivation. Without sufficient oxygen, brain damage may occur within a few minutes, which can result in paralysis, severe and complex disabilities or death. Brain oxygen information, therefore, is important, especially in surgical procedures requiring general anesthesia and in other critical care situations with a high risk of the brain getting less oxygen than it needs. We target surgical procedures with a high risk of brain oxygen imbalances, such as heart surgeries, heart blood vessel surgeries, other blood vessel surgeries and surgeries involving elderly patients. Surgeons, anesthesiologists and other medical professionals use the Cerebral Oximeter to identify brain oxygen imbalances and take corrective action, potentially improving patient outcome and reducing the cost of care.

         The Cerebral Oximeter is a relatively inexpensive, portable and easy-to-use monitoring system placed at a patient's bedside in hospital critical care areas, especially operating rooms, recovery rooms, intensive care units and emergency rooms. It is comprised of

         -    a portable unit including a computer and a display monitor,
         -    dual single-use, disposable sensors, called SomaSensors,
         -    proprietary software, and
         -    a preamplifier cable.

SomaSensors can be placed on both sides of a patient's forehead to offer bi-lateral monitoring and are connected to the computer through the preamplifier cable. The computer uses our proprietary software to analyze information received from the SomaSensors and provides a continuous digital and trend display on the monitor of an index of the oxygen saturation in the area of the brain under the SomaSensors. Users of the Cerebral Oximeter will be required to purchase disposable SomaSensors on a regular basis because of their single-use nature. We began shipping the model 4100 Cerebral Oximeter in the first quarter of fiscal 1998. During the third quarter of fiscal 1999, we introduced our new model 5100 Cerebral Oximeter at an international trade show, and began international shipments of the model 5100 in August 1999. The model 5100 Cerebral Oximeter has the added capability of being able to monitor pediatric patients. In September 2000, we received clearance from the FDA to market the model 5100 Cerebral Oximeter in the United States.

         Our objective is to establish the Cerebral Oximeter as a standard of care in surgical procedures requiring general anesthesia and in other critical care situations.

         We are developing the CorRestore patch, a new cardiac implant designed by CorRestore LLC, for use in cardiac repair and reconstruction, including heart surgeries called surgical anterior ventricular endocardial restoration, or SAVER. During SAVER, the surgeon restores, or remodels, an enlarged, poor functioning left ventricle to more normal size and function by inserting an implant, in most instances, or closing the defect directly. We entered into a License Agreement as of June 2, 2000 giving us exclusive, worldwide, royalty-bearing licenses to specified rights relating to the CorRestore patch, subject to the terms and conditions of the license agreement. Our objective is to obtain regulatory clearance or approval to sell the CorRestore patch and other regulatory approvals necessary to market outside the United States and to have the patch used in SAVER surgeries. In November 2001 we received clearance from the FDA to market the CorRestore patch in the United States. Our initial target market is SAVER surgeries on patients with dilated ischemic cardiomyopathy due to a previous myocardial infarction involving the anterior wall of the ventricle. Ischemic cardiomyopathy is a damaged heart muscle caused by the obstruction of the inflow of blood from the arteries, resulting in an enlarged ventricle. Myocardial infarction is the death of an area of the middle muscle layer in the heart wall.

MARKET OVERVIEW

INDUSTRY BACKGROUND

         The brain is the human organ least tolerant of oxygen deprivation. Without sufficient oxygen, brain damage may occur within a few minutes, which can result in paralysis, severe and complex disabilities, or death. Undetected brain hypoxia, which is the insufficiency of oxygen delivery, and ischemia, which is tissue oxygen starvation due to the obstruction of the inflow of arterial blood, are common causes of brain damage and death during and after many surgical procedures and in other critical care situations. A December 1996 article in The New England Journal of Medicine and a March 1998 article in The Lancet reported separately on the results of multi-center studies involving surgeries. The New England Journal of Medicine article concluded that adverse cerebral outcomes after coronary artery bypass graft surgery are relatively common and serious and are associated with substantial increases in death, length of hospitalization and use of intermediate- or long-term care facilities. Adverse cerebral outcomes occurred in 6.1% of the patients included in the study. The Lancet article reported that approximately 26% of patients over age 60 who had major abdominal or orthopedic surgery under general anesthesia experienced a neurological injury. Additional studies have estimated that a higher percentage of patients experience some neurological decline after heart surgery and that insufficient oxygen delivery to the brain is a frequent cause of this problem. The Lancet article reported that injured patients require more assistance with everyday actions, and The New England Journal of Medicine article further concluded that new diagnostic and therapeutic strategies must be developed to lessen these injuries.

         Oxygen is carried to the brain by hemoglobin in the blood. Hemoglobin passes through the lungs, bonds with oxygen and is pumped by the heart through arteries and capillaries to the brain. Brain cells extract the oxygen and the blood carries away carbon dioxide through the capillaries and veins back to the lungs. Brain oxygen imbalances can be caused by several factors, including changes in oxygen saturation, which is the percentage of hemoglobin contained in a given amount of blood which carries oxygen, in the arteries, blood flow to the brain, hemoglobin concentration and oxygen consumption by the brain.

         Brain oxygen information is important in surgical procedures requiring general anesthesia, in other critical care situations with a high risk of brain oxygen imbalances, as well as in the treatment of patients with head injuries or strokes. These procedures include

         -    heart surgeries,
         -    heart blood vessel surgeries,
         -    other blood vessel surgeries,
         -    surgeries involving elderly patients,
         -    any neurosurgery,
         -    major surgeries involving the neck,
         -    transplant surgeries,
         - treatment of patients with diseases resulting from high blood pressure,
         -    lung problems,
         -    head, organ or heart injuries, and
         -    treatment of patients suffering from strokes.

These patients are most commonly found in operating rooms as well as in the other critical care areas of hospitals, especially recovery rooms, intensive care units and emergency rooms. We believe that medical professionals need immediate and continuous information about changes in the oxygen levels in the blood in the brain to identify brain oxygen imbalances. After they are alerted to these imbalances, medical professionals have the information to take corrective action through the introduction of medications, anesthetic agents or mechanical intervention, potentially improving patient outcome and reducing the costs of care. Immediate and continuous information about changes in brain oxygen levels also provides immediate feedback regarding the adequacy of the selected therapy. Equally important, without information about brain oxygen levels, therapy that may not be necessary might be initiated to assure adequate brain oxygen levels. Unnecessary therapy can have an adverse impact on patient safety and increase hospital costs.

         A 1999 independent industry report estimates that there are approximately 60,000 operating rooms worldwide performing approximately 50 million surgeries involving general anesthesia every year. Industry sources estimate that, in 1993, there were more than 4.4 million surgeries involving the heart or the blood vessels around the heart in the United States. Such surgeries include more than 600,000 open heart surgeries and 89,000 carotid endarterectomies, which is the removal of blockage in the artery.

         Currently, several different methods are used to detect one or more of the factors affecting brain oxygen levels or the effects of brain oxygen imbalances. These methods include

         -    invasive jugular bulb catheter monitoring,
         -    transcranial Doppler,
         -    electroencephalograms, or EEGs,
         -    intracranial pressure monitoring, and
         -    neurological examination.

These methods have not been widely adopted to monitor brain oxygen levels in critical care situations for a variety of reasons. The use of any of these methods is limited because it is either

         -    expensive,
         -    difficult or impractical to use as a brain monitor,
         -    invasive,
         - not available under some circumstances, such as when the patient is unconscious or has suppressed neural activity,
         - not able to measure all of the factors that may affect brain oxygen imbalances,
         -    not organ specific,
         -    not able to provide continuous information, or
         -    able to measure only the effects of brain oxygen imbalances.

         Arterial oxygen saturation is only one of the factors that can affect oxygen imbalances in the brain. Pulse oximetry measures oxygen saturation in the arteries. It is non-invasive, uses optical spectroscopy and has become a standard of care for measuring arterial oxygen saturation in critical care situations. However, pulse oximeters require a strong pulse, making them unavailable during bypass surgeries, surgeries involving induced hypothermia or any other time the patient does not have a strong peripheral pulse. Pulse oximeters provide information about the oxygen saturation of the arteries in a finger or earlobe, not oxygen imbalances in the brain. Changes in the oxygen balance in the brain may not have any affect on the oxygen levels in a finger or earlobe. For example, a blocked artery to the brain would affect oxygen in the brain, but would not affect the amount of oxygen in the arteries in the finger.

         The Cerebral Oximeter is the only non-invasive monitoring system commercially available in the United States that provides continuous information about changes in the blood oxygen level in the brain. It is easy to use and relatively inexpensive and provides medical professionals with new information to help them identify brain oxygen imbalances. This information may help medical professionals intervene in a timely manner to correct brain oxygen imbalances, provide feedback regarding the adequacy of the selected therapy and provide medical professionals with additional assurance when they make decisions regarding the need for therapy, thereby potentially improving patient outcome and reducing the cost of care.

MARKET TRENDS

         We believe the market for our products is driven by the following market trends:

         Less Invasive Medical Procedures. We believe there is a trend toward less invasive medical procedures. Notable examples include laparoscopic procedures in general surgery and arthroscopic procedures in orthopedic surgery. Such procedures are designed to reduce trauma, thereby decreasing complications, reducing pain and suffering, speeding recovery and decreasing costs associated with patient care. We also believe that there is a trend to minimize invasive procedures relating to the brain to increase the safety of patients and medical professionals, reduce recovery time and minimize costs.

         Demand to Reduce Health Care Costs. Hospitals in the United States are increasingly faced with direct economic incentives to control health care costs through improved labor productivity, shortened hospital stays and more selective performance of medical procedures and use of facilities and equipment. Hospitals often receive a fixed fee from Medicare, managed care organizations and private insurers based on the disease diagnosed, rather than based on the services actually performed. Therefore, hospitals are increasingly focused on avoiding unexpected costs, such as those associated with increased hospital stays resulting from patients with brain damage or other adverse outcomes following surgery. This focus on avoiding unexpected costs is especially pronounced in the operating room and other hospital critical care areas due to their high operating costs. The economic and human costs of brain damage can be tremendous. Even short extensions of hospital stays resulting from brain damage can be expensive. In addition, over-treating a patient as a result of lack of knowledge about brain oxygen levels can result in unnecessary costs.

         Organ-Specific Monitoring; Current Emphasis on the Brain. We believe that physicians and hospitals are increasingly interested in monitoring the status of specific organs in the body, especially the brain. We also believe there is an increased interest in understanding how the brain functions and in finding ways to prevent injury to the brain and finding cures to diseases affecting the brain. We believe that this interest has led to a greater focus on monitoring the brain, both to determine how it functions and to monitor the effects of various actions on the brain.

         Aging Population. According to the Administration on Aging, United States Department of Health and Human Services, approximately 33.5 million persons in the United States were age 65 or older in 1995, representing 13% of the population. The number of Americans age 65 or older increased by approximately 2.3 million, or 7%, between 1990 and 1995, compared to an increase of 5% for the under-65 population. The Administration on Aging predicts that the number of Americans age 65 or older will increase to approximately 39.4 million by the year 2010 and to approximately 69.4 million by the year 2030. We believe that older patients require a higher level of medical care using more procedures in which the patient or the procedure involves a risk of brain oxygen imbalances.

BUSINESS STRATEGY

         Our objective is to establish the Cerebral Oximeter as a standard of care in surgical procedures requiring general anesthesia and in other critical care situations. Key elements of our strategy are as follows:

         Target Surgical Procedures With a High Risk of Brain Oxygen Imbalances. We target surgical procedures with a high risk of brain oxygen imbalances, such as heart surgeries, heart blood vessel surgeries, other blood vessel surgeries and surgeries involving elderly patients. We believe that the medical professionals involved in these surgeries are the most aware of the risks of brain damage resulting from brain oxygen imbalances. Therefore, we believe that it will be easier to demonstrate the clinical benefits of the Cerebral Oximeter and potentially gain market acceptance for our products in connection with these surgeries.

         Demonstrate Clinical Benefits and Promote Acceptance of the Cerebral Oximeter. We sponsor clinical studies using the Cerebral Oximeter to provide additional evidence of its benefits. We use the resulting publication of any favorable peer-reviewed papers to help convince the medical community of the clinical benefits of the Cerebral Oximeter. We also promote acceptance of the Cerebral Oximeter in the medical community by encouraging surgeons, anesthesiologists and nurses in leading hospitals, whose opinions and practices we believe are valued by other hospitals and physicians, to use the Cerebral Oximeter on a trial basis. We believe that successful evaluations of the Cerebral Oximeter by these medical professionals will accelerate the acceptance of the Cerebral Oximeter by other medical professionals. We are sponsoring discussions among physicians who have used the Cerebral Oximeter about its clinical benefits.

         Invest in Marketing and Sales Activities. We have established a distribution network consisting of our direct sales employees, independent sales representatives and distributors. We invest in our marketing and sales efforts to increase the medical community's exposure to our INVOS technology and the Cerebral Oximeter, including continued participation in trade shows and medical conferences, and ongoing product evaluations. We are marketing our products through our existing sales force and independent sales representatives and we leverage our sales resources through the use of our distributors, including Nellcor Puritan Bennett Export, Inc. in Europe and Baxter Limited in Japan.



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

         Develop Additional Applications of the Cerebral Oximeter. In September 2000, we received clearance from the FDA to market the model 5100 Cerebral Oximeter in the United States. The model 5100 Cerebral Oximeter has the added capability of being able to monitor pediatric patients. We are also in the process of developing product-line extensions of the Cerebral Oximeter for use on newborns and in other non-brain tissue applications. We believe that these natural extensions of our existing products will increase the market for the Cerebral Oximeter without the more significant development efforts required for entirely new products. Research conducted on children has resulted in a SomaSensor that can fit smaller heads. We believe that non-invasive monitoring is especially important in this patient population, as they generally have lower oxygen reserves than adults, have less blood volume from which to make invasive blood gas measurements and are less tolerant of painful skin punctures and infections.

         License Our Technology to Medical Device Manufacturers. We plan to license our Cerebral Oximeter technology to other medical device manufacturers to expand the installed base of Cerebral Oximeters and increase the demand for SomaSensors. Such a license might be made to a company interested in incorporating the Cerebral Oximeter into a multi-function monitor. We believe that such an arrangement could provide another distribution channel for our Cerebral Oximeter. We, however, have no current commitments for any such licenses.

PRODUCTS AND TECHNOLOGY

THE CEREBRAL OXIMETER

         Our Cerebral Oximeter is the only non-invasive patient monitoring system commercially available in the United States that provides continuous information about changes in the blood oxygen level in the brain. It is a portable and easy-to-use monitoring system that is placed at a patient's bedside in hospital critical care areas, especially operating rooms, recovery rooms, ICUs and emergency rooms. Surgeons, anesthesiologists and other medical professionals use the information provided by the Cerebral Oximeter to identify brain oxygen imbalances and take corrective action, potentially improving patient outcome and reducing the cost of care. Once the cause of a cerebral oxygen imbalance is identified and therapy is initiated, the Cerebral Oximeter provides immediate feedback regarding the adequacy of the selected therapy. It can also provide medical professionals with an additional level of assurance when they make decisions regarding the need for therapy.

         Unlike some existing monitoring methods, the Cerebral Oximeter functions even when the patient is unconscious, lacks a strong peripheral pulse or has suppressed neural activity. The measurement made by the Cerebral Oximeter is dominated by the blood in the veins. Therefore, it responds to the changes in factors that affect the balance between cerebral oxygen supply and demand, including changes in arterial oxygen saturation, cerebral blood flow, hemoglobin concentration and cerebral oxygen consumption. The Cerebral Oximeter responds to global changes in brain oxygen levels and to events that affect the brain oxygen levels in the region beneath the SomaSensor.

         The Cerebral Oximeter monitoring system is comprised of

         -    a portable unit including a computer and a display monitor,
         -    dual single-use, disposable sensors, called SomaSensors,
         -    proprietary software, and
         -    a preamplifier cable.

SomaSensors can be placed on both sides of a patient's forehead to offer bi-lateral monitoring and are connected to the computer through the preamplifier cable. The SomaSensors continuously transmit and receive predetermined wavelengths of light sent through the scalp, muscle and skull into the brain tissue. The computer receives the information about the intensity of the light scattered by the blood and tissue in the area being monitored. The computer uses our proprietary software to analyze this information and provide a continuous digital and trend display on the monitor of an index of the oxygen saturation in the area of the brain under the SomaSensors.

         The portable unit includes menus that make it easy for users to set high and low audible alarms, customize the display and retrieve data. Single-function keys provide a convenient means to turn on the Cerebral Oximeter, silence alarms, mark important events and print results that can be stored for up to 24 hours and retrieved by a variety of standard, commercially-available printers. The model 4100 Cerebral Oximeter measures approximately 9


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
inches wide, 8 inches high, and 8 inches deep and weighs approximately 15 pounds; the model 5100 has the same dimensions.

         The suggested list price in the United States for the model 4100 Cerebral Oximeter is $16,995, for the model 5100 Cerebral Oximeter is $24,000, for the model 4100 SomaSensor is $50.00, and for the model 5100 SomaSensor is $75.00. Users of the Cerebral Oximeter will be required to purchase disposable SomaSensors on a regular basis. The SomaSensor may only be used once because after one use it may become contaminated and we do not warrant its effectiveness after one use. We provide a one-year warranty on the Cerebral Oximeter, which we will satisfy by repairing or exchanging those units in need of repair. We also offer maintenance agreements and service for the Cerebral Oximeter for a fee after the warranty expires.

         The following table summarizes the principal features and related benefits of the Cerebral Oximeter:


          FEATURES                                      BENEFITS
    --------------------------            --------------------------------------
    FDA-cleared
    Non-invasive                          -  Access to United States and certain
                                             foreign markets
                                          -  Consistent with market trend toward
                                             less invasive medical procedures
                                          -  No risk to patients and medical
                                             professionals
                                          -  No added patient recovery costs
    Continuous Information                -  Immediate information regarding
                                             brain oxygen imbalances
                                          -  Real-time guide to therapeutic
                                             interventions
    New Organ-Specific Information        -  Provides information about oxygen
                                             imbalances in both sides of the
                                             brain
    Relatively Inexpensive                -  Low cost relative to other brain
                                             monitors and medical devices
                                          -  Small portion of the cost of the
                                             procedures in which it is used
                                          -  New information can potentially
                                             improve patient outcome and reduce
                                             the cost of care
    Easy-to-Use                           -  Does not require a trained
                                             technician to operate or interpret
                                          -  Automatic SomaSensor calibration
                                          -  Simple user interface and controls
                                          -  Audible alarm limits
    Effective in Difficult Circumstances  -  Provides information when the patient is unconscious, lacks a
                                             strong peripheral pulse or has
                                             suppressed neural activity,
                                             specifically during cardiac arrest,
                                             hypothermia, hypertension,
                                             hypotension and hypovolemia
                                          -  Indicates oxygen imbalances in the
                                             brain, not just blood flow,
                                             oxygenation of the arteries or the
                                             effects of imbalances
    Portable                              -  Placed at patient's bedside

OPTICAL SPECTROSCOPY TECHNOLOGY

         Our proprietary In Vivo Optical Spectroscopy, or INVOS, technology is based primarily on the physics of optical spectroscopy. Optical spectroscopy is the interpretation of the interaction between matter and light. Spectrometers and spectrophotometers function primarily by shining light through matter and measuring the extent to which the light is transmitted through, or scattered or absorbed by, the matter. Physicians and scientists can use spectrophotometers to examine human blood and tissue. Although most human tissue is opaque to ordinary light, some wavelengths penetrate tissue more easily than others. Therefore, by shining appropriate wavelengths of light into the body and measuring its transmission, scattering and absorption, or a combination, physicians can obtain information about the matter under analysis. Optical spectroscopy generates no ionizing radiation and produces no known hazardous effects.

         Optical spectroscopy was first used clinically in the 1940s at the Sloan-Kettering Institute for cancer research. The pulse oximeter uses optical spectroscopy to determine the oxygen saturation of the blood in the arteries in peripheral tissue, such as in a finger or an earlobe. By identifying the hemoglobin and the oxygenated hemoglobin and measuring the relative amounts of each, oxygen saturation of hemoglobin can be measured. However, optical spectroscopy was generally not useful when the substances to be measured were surrounded by,






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


were behind, or were near bone, muscle or other tissue, because they produce extraneous data that interferes with analysis of the data from the area being examined.

INVOS TECHNOLOGY

         The Cerebral Oximeter is based on our INVOS technology. In 1982, we began developing a spectroscopic instrument to measure breast tissue abnormalities. Our first product, the Somanetics INVOS 2100 System, used the same INVOS technology as the Cerebral Oximeter. Later, we began analyzing the use of INVOS technology to measure changes in cellular metabolism in the brain. Early studies conducted with the Henry Ford Neurosurgical Institute demonstrated the ability of our INVOS technology to make measurements that were highly correlated to controlled changes in animal brain cell metabolism. In 1988, we began clinical studies of the Cerebral Oximeter on human patients in operating rooms, emergency rooms and intensive care units at Henry Ford Hospital and later at Bowman Gray School of Medicine and Mount Sinai Medical Center.

         Like other applications of optical spectroscopy, INVOS analyzes various characteristics of human blood and tissue by measuring and analyzing low-intensity visible and near-infrared light transmitted into portions of the body. It measures the composition of substances by detecting the effect they have on light. The INVOS technology measurement is made by transmitting low-intensity visible and near-infrared light through a portion of the body and detecting the manner in which the molecules of the exposed substance interact with light at specific wavelengths. INVOS technology detects this interaction by measuring the intensity of the various wavelengths of light received by light sensors. By measuring the effect on specific wavelengths of light caused by oxygenated hemoglobin contained in blood in the region of the brain being monitored, the Cerebral Oximeter can monitor changes in the approximate oxygen saturation of the hemoglobin in that region of the brain.

         We have developed a method of reducing extraneous spectroscopic data caused by surrounding bone, muscle and other tissue. This method allows us to gather information about portions of the body that previously could not be analyzed using traditional optical spectroscopy. The dual detector design of the SomaSensor enables us to measure scattered light intensities from the intermediate tissues of skin, muscle and skull in a separate process. Each SomaSensor contains two light detectors and a light source. While both detectors receive similar information about the tissue outside the brain, the detector further from the light source detects light that has penetrated deeper into the brain, and, therefore, receives more information specific to the brain than does the detector closer to the light source. By subtracting the two measurements, INVOS technology is able to suppress the influence of the tissues outside the brain to provide a measurement of changes in brain oxygen saturation.

RESEARCH AND DEVELOPMENT

         We are currently focusing our research and development efforts on product-line extensions of the Cerebral Oximeter for use on newborns, other non-brain tissue applications, and advancement of the design and production processes of the Cerebral Oximeter and SomaSensor. In September 2000, we received clearance from the FDA to market the model 5100 Cerebral Oximeter in the United States. The model 5100 Cerebral Oximeter has the added capability of being able to monitor pediatric patients. We have redesigned the SomaSensor for use on smaller heads. We believe that non-invasive monitoring is especially important in this patient population, as they generally have lower oxygen reserves than adults, have less blood volume from which to make invasive blood gas measurements, and are less tolerant of painful skin punctures and infections.

         We spent $623,114 during the nine months ended August 31, 2001 on research, development and engineering, $326,119 during the nine months ended August 31, 2000, $513,816 during fiscal 2000, $598,348 during fiscal 1999 and $664,874 during fiscal 1998. Effective April 28, 1999, we terminated our consulting order with NeuroPhysics Corporation, except for general consulting which terminated in February 2000. We terminated the consulting order and general consulting because of our cost to pursue their new products.

MARKETING, SALES AND DISTRIBUTION

MARKETING

         The Cerebral Oximeter is for use on patients at risk of brain oxygen imbalances. These patients are most commonly found in operating rooms undergoing general anesthesia for various surgical procedures as well as in the other critical care areas of hospitals, especially recovery rooms, intensive care units and emergency rooms. After the Cerebral Oximeter is accepted in hospitals, future markets might include free-standing operating rooms, clinics, ambulances and nursing homes.

         We market the Cerebral Oximeter primarily to cardiac, cardiovascular and vascular surgeons, neurosurgeons and anesthesiologists. We believe that these specialists are the medical professionals most aware of the risks of brain damage resulting from brain oxygen imbalances. We and our distributors have concentrated our sales efforts on the major teaching hospitals in the United States and selected foreign markets in which we have commenced commercial sales and on other large United States hospitals, especially those we consider opinion leaders. In addition, we sponsor discussions among physicians who have used the Cerebral Oximeter about its clinical benefits.

         We believe that favorable peer review is a key element to a product's success in the medical equipment industry. Accordingly, we support clinical research programs with third-party clinicians and researchers intended to demonstrate the need for the Cerebral Oximeter and its clinical benefits with the specific objective of publishing the results in peer-reviewed journals. The research primarily consists of studies comparing cerebral oximetry measurements with objective measures of patient outcome and hospital costs, including patient length of stay, length of time on the ventilator, and incidence of stroke. In addition, fully randomized studies are being pursued that investigate the ability of clinicians to improve patient outcomes and reduce hospital costs by managing patients based on information provided by the Cerebral Oximeter. We attend trade shows and medical conferences to introduce and promote the Cerebral Oximeter and to meet medical professionals with an interest in performing research and reporting their results in peer-reviewed medical journals and at major international meetings. For example, a number of intervention outcome studies were presented in 2001 demonstrating the relationship between monitoring changes in regional brain blood oxygen saturation and reductions in neurological complications and hospital length of stay:

         - a 286-patient intervention outcome study conducted by Dr. Fun-Sun Yao, M.D., Professor of Anesthesia, the Weill Medical College of Cornell University demonstrated that maintaining adequate regional brain blood oxygen saturation levels during cardiac surgery, by monitoring with the Cerebral Oximeter and intervening as needed, resulted in significantly reduced strokes and comas in these patients. The intervention outcome study results were presented at the 2001 annual meeting of the American Society of Anesthesiologists in October 2001. The American Society of Anesthesiologists considered these results important, and issued a news release discussing the potential improvements in outcome through intervention based on information provided by cerebral oximetry.

         - a 340-patient intervention outcome study from the Weill Medical College of Cornell University demonstrated that maintaining regional brain blood oxygen saturation at adequate levels during cardiac surgery, as monitored with the Cerebral Oximeter and intervening as needed, shortened intensive care unit and hospital stays on average for these patients. The intervention group had fewer and, on average, shorter brain blood oxygen desaturation events and had significantly shorter average ICU and hospital stays than the control group. On average, ICU stays were shortened by one and a half days and hospital length of stay was reduced by about two days. The intervention outcome study results were presented in May 2001 at the annual meeting of the Society of Cardiovascular Anesthesiologists in Vancouver.

         - a 306-patient intervention outcome study performed at Hackensack University Medical Center demonstrated that using the Cerebral Oximeter to guide the management of brain blood oxygen saturation during cardiac surgery reduced neurological complications, renal failure and patient hospital length of stay on average for these patients. Neurological complications were 55 percent lower, and renal failure, which can be a significant and costly complication of cardiac surgery, was 45 percent lower in these patients compared to the control group. In addition, overall hospital average length of stay of monitored patients was 1.37 days shorter compared to a control group of cardiac surgery patients operated on at the same time at the facility. These findings suggest that inadequate brain oxygenation may be responsible for neurological complications that are preventable, and preventing these complications could result in reduced length of stay. The study was presented at the 2001 Outcomes, Cardiac and Vascular
              Surgery: Neurobehavioral Assessment, Physiological Monitoring and Cerebral Protective Strategies meeting.

         - a 56-patient study performed at the University of Louisville Health Science Center reported that brain blood oxygenation, as monitored by the Cerebral Oximeter, may decline during cardiopulmonary bypass surgery, even when blood pressure is considered to be adequate. In one-third of the cases, clinically significant declines in brain blood oxygenation occurred despite an apparently adequate blood pressure (mean arterial pressure above 70 mm Hg). Frequent, temporary decreases in oxygen saturation of the blood in the brain, as monitored by the Cerebral Oximeter and confirmed by transcranial Doppler, occurred despite presumably adequate blood pressure. This suggests that blood pressure is an incomplete indicator of brain blood oxygenation during cardiopulmonary bypass surgery. This observation may help explain the inconsistent association between blood pressure during an operation and neurological complications after the operation. These results were presented at the 2001 Annual Meeting of the American Society of Anesthesiologists.

SALES AND DISTRIBUTION

         We sell the Cerebral Oximeter through our direct sales force, independent sales representatives and independent distributors. In the United States, we sell the Cerebral Oximeter through our seven direct salespersons, one clinical specialist and 10 independent sales representatives. Our sales compensation and incentive plans are designed to motivate our direct sales force by making half of their targeted compensation dependent on meeting targeted sales levels. We believe that the minimum selling cycle for new medical devices is approximately six to nine months.

         Internationally, we have distribution agreements with six independent distributors covering 58 countries for the model 4100 Cerebral Oximeter, and our distribution agreements with four of those distributors cover 56 countries for the model 5100 Cerebral Oximeter. Our distributors include Tyco Healthcare AG, formerly Nellcor Puritan Bennett Export, Inc., part of Tyco International Ltd., in Europe, and Baxter Limited in Japan. Our agreement with Tyco Healthcare AG covers 39 countries for the model 4100 and model 5100 Cerebral Oximeters. In March 1995, we engaged Baxter Limited as our exclusive distributor in Japan. In January 1999, the Japanese Ministry of Health and Welfare licensed Baxter Limited to market the INVOS 4100 Cerebral Oximeter in Japan.

         During fiscal 1998, we began a no-cap sales program whereby we ship the model 4100 Cerebral Oximeter to the customer at no charge, and the customer agrees to purchase a minimum quantity of SomaSensors, on a monthly basis, at a premium, for a stated period of time.


         We did not have any backlog of firm orders as of December 20, 2001, as of January 20, 2000 or as of January 20, 1999. We generally do not have a backlog of firm orders.


         For a description of sales to major customers, see Note 10 of Notes to Financial Statements included elsewhere in this Prospectus. Tyco Healthcare AG, formerly Nellcor Puritan Bennett Export, Inc., was our largest customer in fiscal 2000 and in the first nine months of fiscal 2001, and our distributor in Japan was our largest customer in fiscal 1999. We are dependent on our sales to Tyco Healthcare AG in Europe and Baxter Limited in Japan, and the loss of either of them as a customer would have an adverse effect on our business, financial condition and results of operations.

         Our export sales were approximately $857,000 for the nine months ended August 31, 2001, $1,589,000 for the nine months ended August 31, 2000, $2,265,000 for the fiscal year ended November 30, 2000, $1,632,000 for the fiscal year ended November 30, 1999, and $959,000 for the fiscal year ended November 30, 1998. See Note 10 of Notes to Financial Statements. For a description of the breakdown of sales between model 5100 Cerebral Oximeters, model 4100 Cerebral Oximeters, model 3100A Cerebral Oximeters, model 4100 exchanges and refurbished model 3100 Cerebral Oximeters, and SomaSensors, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

MANUFACTURING

         We assemble the Cerebral Oximeter in our facilities in Troy, Michigan, from components purchased from outside suppliers. We assemble the Cerebral Oximeter to control its quality and costs and to permit us to make changes to the Cerebral Oximeter faster than we could if third-parties assembled it. We believe that each component is generally available from several potential suppliers. The SomaSensor, the printed circuit boards, other mechanical components and the unit enclosure are the primary components that must be manufactured according to specifications provided by us. Although we are currently dependent on one manufacturer of the SomaSensor, we believe that several potential suppliers are available to assemble the components of the Cerebral Oximeter. We would, however, require approximately three to four months to change SomaSensor suppliers. We do not currently intend to manufacture on a commercial scale the disposable SomaSensor or the components of the Cerebral Oximeter.

         On June 11, 1998, we received ISO 9001 certification and met the requirements under the European Medical Device Directive to use the CE Mark, thereby allowing us to continue to market our products in the European Economic Community.

COMPETITION

         We do not believe there is currently any direct commercial competition for the Cerebral Oximeter. We believe, however, that the market for cerebral oximetry products is in the early stages of its development and, if it develops, might become highly competitive. We are aware of foreign companies that have sold products relating to cerebral metabolism monitoring for research or evaluation.

         The medical products industry is characterized by intense competition and extensive research and development. Other companies and individuals are engaged in research and development of non-invasive cerebral oximeters, and we believe there are many other potential entrants into the market. Some of these potential competitors have well established reputations, customer relationships and marketing, distribution and service networks, and have substantially longer histories in the medical products industry, larger product lines and greater financial, technical, manufacturing, research and development and management resources than ours. Many of these potential competitors have long-term product supply relationships with our potential customers. These potential competitors might develop products that are at least as reliable and effective as our products, that make additional measurements, or that are less costly than our products. These potential competitors might be more successful than we are in manufacturing and marketing their products and might be able to take advantage of the significant time and effort we have invested to gain medical acceptance of cerebral oximetry. In addition, two patents issued to an unaffiliated third party and relating to cerebral oximetry expired in 2000, one patent issued to an unaffiliated third party and relating to cerebral oximetry expired in 1999, and two patents issued to an unaffiliated third party and relating to cerebral oximetry expired in 1998. These expiring patents will make that technology generally available and potentially help the development of competing products. See "Market Overview."

         We also compete indirectly with the numerous companies that sell various types of medical equipment to hospitals for the limited amount of funding allocated to capital equipment in hospital budgets. The market for medical products is subject to rapid change due to an increasingly competitive, cost-conscious environment and to government programs intended to reduce the cost of medical care. Many of these manufacturers of medical equipment are large, well-established companies whose resources, reputations and ability to leverage existing customer relationships might give them a competitive advantage over us. Our products and technology also compete indirectly with many other methods currently used to measure blood oxygen levels or the effects of low blood oxygen levels.

         We believe that a manufacturer's reputation for producing accurate, reliable and technically advanced products, references from users, features (speed, safety, ease of use, patient convenience and range of applicability), product effectiveness and price are the principal competitive factors in the medical products industry.

PROPRIETARY RIGHTS INFORMATION

         We have fifteen United States patents and fifteen patents in various foreign countries. Our patents basically cover methods and apparatus for introducing light into a body part and receiving, measuring and analyzing the resulting light and its interaction with tissue. These methods also involve receiving, measuring and analyzing the light transmissivity of various body parts of a single subject, as well as of body parts of different subjects, which provides a standard against which a single subject can be compared. Although we believe that one or more of our issued patents cover some of the underlying technology used in the Cerebral Oximeter, only ten of the issued patents expressly refer to examination of the brain or developments involving the Cerebral Oximeter.

         Our initial United States patent, covering the in vivo tissue examination technology developed in conjunction with the INVOS 2100 and its predecessor, the SOMA 100, was allowed and issued in 1986 and will expire on October 14, 2003. The corresponding Canadian patent was issued in 1987, the corresponding European Community patent was issued in 1990, with related patents issued in the ten Western European countries that were then member states, and the corresponding Japanese patent was issued in 1991. Our fourteen additional United States patents expire on various dates from February 2005 to December 2014. We also have one patent application pending in the United States and a number of patent applications in various foreign countries with respect to other aspects of our technology relating to the interaction of light with tissue.

         Many other patents have previously been issued to third parties involving optical spectroscopy and the interaction of light with tissue, some of which relate to the use of optical spectroscopy in the area of brain metabolism monitoring, the primary use of the Cerebral Oximeter. No patent infringement claims have been asserted against us.

         In addition to our patent rights, we have obtained United States Trademark registrations for our trademarks "SOMANETICS," "SOMAGRAM," "INVOS," "SOMASENSOR" and "WINDOW TO THE BRAIN." We have also obtained registrations of our basic mark, "SOMANETICS," in eleven foreign countries.

         We also rely on trade secret, copyright and other laws and on confidentiality agreements to protect our technology, but we believe that neither our patents nor other legal rights will necessarily prevent third parties from developing or using similar or related technology to compete against our products. Moreover, our technology primarily represents improvements or adaptations of known optical spectroscopy technology, which might be duplicated or discovered through our patents, reverse engineering or both.

GOVERNMENT REGULATION

         The testing, manufacture and sale of our products are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies. Pursuant to the Federal Food, Drug, and Cosmetic Act, and the related regulations, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices. If we do not comply with applicable requirements, we can be subject to, among other things,

         -    fines,
         -    injunctions,
         -    civil penalties,
         -    recall or seizure of products,
         -    total or partial suspension of production,
         - failure of the government to grant premarket clearance or premarket approval for devices,
         -    withdrawal of marketing clearances or approvals and
         -    criminal prosecution.

         A medical device may be marketed in the United States only if the FDA gives prior authorization, unless it is subject to a specific exemption. Devices classified by the FDA as posing less risk than class III devices are categorized as class I or II and are eligible to seek "510(k) clearance." 510(k) clearance generally is granted when submitted information establishes that a proposed device is "substantially equivalent" in intended use and other factors, such as technological features, to a class I or II device already legally on the market or to a "preamendment" class III device, which is one that has been in commercial distribution since before May 28, 1976, for which the FDA has not called for PMA applications, which are defined below. In recent years, the FDA has been requiring a more rigorous demonstration of substantial equivalence than in the past, including requiring clinical trial data in many cases. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions. We believe that it now usually takes from three to six months from the date of submission to obtain 510(k) clearance, but it can take substantially longer. We cannot assure you that any of our devices or device modifications will receive 510(k) clearance in a timely fashion, or at all. The Cerebral Oximeter has been categorized as a class II device. The CorRestore patch has been categorized as a class II device.

         A device requiring prior marketing authorization that does not qualify for 510(k) clearance is categorized as class III, which is reserved for devices classified by FDA as posing the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices that are not substantially equivalent to a legally marketed class I or class II device. A class III device generally must receive approval of a premarket approval, or PMA, application, which requires proving the safety and effectiveness of the device to the FDA. The process of obtaining PMA approval is expensive and uncertain. We believe that is usually takes from one to three years after filing, but it can take longer.

         If human clinical trials of a device are required, whether for a 510(k) or a PMA application, and the device presents a "significant risk," the sponsor of the trial, which is usually the manufacturer or the distributor of the device, will have to file an investigational device exemption, or IDE, application before beginning human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards, or IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by the IRB at each clinical site without the need for FDA approval.

         In June 1992, we received 510(k) clearance from the FDA to market the Cerebral Oximeter in the United States for use on adults. We began commercial shipments of Cerebral Oximeters and SomaSensors in May 1993. In November 1993, we received notification that the FDA had rescinded our 510(k) clearance to market the Cerebral Oximeter. As a result, all commercial sales of our product were suspended. In February 1994, we resumed marketing our product in several foreign countries. In June 1996, we received 510(k) clearance from the FDA to market the Cerebral Oximeter, including the SomaSensor, in the United States. In October 1997, we obtained FDA clearance for new advances in our INVOS technology that are incorporated in our model 4100 Cerebral Oximeter. We introduced the model 4100 Cerebral Oximeter in October 1997 and began shipments in the first quarter of fiscal 1998. In September 2000, we received 510(k) clearance from the FDA to market the model 5100 Cerebral Oximeter in the United States. The model 5100 Cerebral Oximeter has the added capability of being able to monitor pediatric patients.

         In October 1997, we obtained FDA clearance for advances in our INVOS technology that are incorporated in our model 4100 Cerebral Oximeter. We made additional minor changes to the model 3100A Cerebral Oximeter that resulted in the model 4100 Cerebral Oximeter and we have made additional minor changes to the SomaSensor. We do not believe that these changes affect the safety or efficacy of the Cerebral Oximeter or the SomaSensor and, therefore, we believe that these changes do not require the submission of a new 510(k) notice. The FDA, however, could disagree with our determination not to submit a new 510(k) notice for the model 4100 Cerebral Oximeter or SomaSensor and could require us to submit a new 510(k) notice for any changes made to the device. If the FDA requires us to submit a new 510(k) notice for our model 4100 Cerebral Oximeter or SomaSensor or for any device modification, we might be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA.

         In November 2001 we received clearance from the FDA to market the CorRestore patch in the United States.

         Any devices we manufacture or distribute pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA and some state agencies. Manufacturers of medical devices marketed in the United States must comply with detailed Quality System Regulation, or QSR, requirements, which include testing, control, documentation and other quality assurance procedures. Manufacturers must also comply with Medical Device Reporting requirements. These requirements require a manufacturer to report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, it would likely cause or contribute to a death or serious injury. Labeling and promotional activities are subject to scrutiny by the FDA and, in some circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits marketing approved medical devices for unapproved uses.

         We are subject to routine inspection by the FDA and some state agencies for compliance with QSR requirements and other applicable regulations. Our most recent FDA QSR inspection occurred in October 2001. We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances.

         If any of our current or future FDA clearances or approvals are rescinded or denied, sales of our applicable products in the United States would be prohibited during the period we do not have such clearances or approvals. In such cases we would consider shipping the product internationally and/or assembling it overseas if permissible and if we determine such product to be ready for commercial shipment. The FDA's current policy is that a medical device that is not in commercial distribution in the United States, but which needs 510(k) clearance to be commercially distributed in the United States, can be exported without submitting an export request and prior FDA clearance provided that

         - the company believes the device can be found to be substantially equivalent through a 510(k) submission,
         -    the device is labeled and intended for export only,
         -    the device meets the specifications of the foreign purchaser, and
         - other conditions of the export provisions of the Federal Food, Drug, and Cosmetic Act and the Export Reform Act have been met.

         Congress enacted the FDA Modernization Act of 1997. This law, which is intended to make the regulatory process more consistent and efficient, makes changes to the device provisions of the Food, Drug, and Cosmetic Act and other provisions in this act affecting the regulation of devices. Among other things, the changes affect the IDE, 510(k) and PMA processes, and also affect device standards and data requirements, procedures relating to humanitarian and breakthrough devices, tracking and postmarket surveillance, accredited third party review, and the dissemination of off label information. We cannot predict how or when all of these changes will be implemented or what effect the changes will have on the regulation of our products.

SEASONALITY

         Our business is seasonal. Our third quarter sales have typically been lower, compared to other fiscal quarters, principally because the fiscal quarter coincides with the summer vacation season, especially in Europe, the United States and Japan.

THE CORRESTORE PATCH

MARKET OVERVIEW

         Congestive heart failure is when the heart is unable to pump enough blood to meet the circulation needs of the body. It is the number one cause of death for persons over age 65. Approximately 5,000,000 persons in the United States have been diagnosed with congestive heart failure, and each year an estimated 550,000 additional persons in the United States are diagnosed with this condition. An estimated 30% of those with congestive heart failure are in Class III or IV, based on the New York Heart Association classifications. These classifications divide patients into four classes based on how debilitating their condition is. Of these patients in Classes III and IV, only approximately 61% survive one year after they are diagnosed with congestive heart failure, and, for all classes, there is a 40% annualized rate of admission to the hospital for congestive heart failure.

         One of the many causes of congestive heart failure is dilated cardiomyopathy, which is generally a disease that damages the heart muscle, resulting in an enlarged ventricle. The left ventricle is the chamber of the heart that pumps the blood through the body. Most cases of congestive heart failure result from the failure of the left ventricle and the resulting backup of fluid in the lungs. As a result of dilated cardiomyopathy, the muscles in the ventricle become thinner and weaker, the ventricle becomes enlarged, and it is not able to pump blood through the body with enough force. Often the body reacts with short-term solutions that further damage the muscle. Drug therapies can be used to treat congestive heart failure, but they often only relieve symptoms or reduce the body's reactions to the problem with the pump.

         Ventricular remodeling is a surgical technique that can be used to treat some patients suffering from congestive heart failure. It involves reducing the size of the ventricle to restore more normal function. During SAVER, the surgeon restores, or remodels, an enlarged, poor functioning left ventricle to more normal size and function by inserting an implant, in most instances, or closing the defect directly. Two heart surgeons and their company, CorRestore LLC, have designed and patented a patch for use in SAVER that they believe is easier to implant and provides a better seal against leaks at the perimeter than existing patches, which are formed by the surgeon during the surgery out of dacron or bovine pericardium tissue. These existing patches take time for the surgeon to form, can be difficult to insert, and can leak around the edges. One study of SAVER surgeries using existing dacron patches indicates a higher 12-month and 18-month survival rate and a lower hospital re-admission rate for patients undergoing SAVER.

         We believe that the trends in aging of the population and the demand to reduce health care costs, and the increased survival rate after initial heart problems, will increase the number of persons diagnosed with congestive heart failure and will increase the demand for procedures that can increase the survival rate and decrease the hospital re-admission rate for these patients.

BUSINESS STRATEGY

         Our objective is to obtain regulatory clearance or approval to sell the CorRestore patch and to have the patch used in SAVER surgeries. Key elements of our strategy are as follows:

         Obtain Regulatory Clearance or Approval for the CorRestore Patch. We are currently working with the inventors to obtain regulatory approvals for the CorRestore patch, including CE certification, and to begin marketing the CorRestore patch in the United States. In November 2001 we received clearance from the FDA to market the CorRestore patch in the United States. We expect the process of development, testing, application, clearance and preparing to manufacture the product to take approximately one year and to cost us approximately $750,000.

         Target Surgical Procedures Where Benefits Have Been Demonstrated. Our initial target market is SAVER surgeries on Class III and IV congestive heart failure patients with dilated ischemic cardiomyopathy due to a previous myocardial infarction in the anterior wall of the left ventricle. Dilated ischemic cardiomyopathy is a damaged heart muscle caused by the obstruction of the inflow of blood from the arteries and resulting in an enlarged ventricle. Myocardial infarction is death of an area of the middle muscle layer in the heart wall. One study of SAVER surgeries on these patients, using patches that were formed by the surgeon during the surgery out of dacron, indicates a higher 12-month and 18-month survival rate and a lower hospital re-admission rate for patients undergoing SAVER. These existing patches take time for the surgeon to form, can be difficult to insert, and can leak around the edges. Therefore, we believe it will be possible to demonstrate the clinical benefits of the CorRestore patch and to gain market acceptance for this product in connection with these surgeries.

         Demonstrate the Clinical Benefits and Promote Acceptance of the CorRestore Patch. We intend to sponsor clinical studies using the CorRestore patch to provide additional evidence of its benefits. The resulting publication of any favorable papers can be used to help convince the medical community of the clinical benefits of the CorRestore patch. We also expect to promote the acceptance of the CorRestore patch in the medical community by encouraging cardiac surgeons in leading hospitals, whose opinions and practices we believe are valued by other hospitals and physicians, to use the CorRestore patch. We believe that the successful evaluations of the CorRestore patch by these medical professionals will accelerate the acceptance of the CorRestore patch by other medical professionals.

         Invest in Marketing and Sales Activities. We expect to use a distribution network of direct sales employees and independent sales representatives to distribute the product in the United States. We expect to be dependent on international distributors for international sales of the CorRestore patch products. We also expect to invest in marketing and sales efforts to increase the medical community's exposure to the CorRestore patch, including participation in trade shows, conducting seminars and direct advertising. We expect to realize some synergies with our Cerebral Oximeter selling efforts because our sales personnel will be calling on some of the same customers to sell both products.

         Establish an Insurance Reimbursement Code for SAVER. We desire to obtain a reimbursement code for SAVER from private and government insurers. These codes permit medical insurance reimbursement for this procedure. We believe reimbursement would increase use of the procedure and the CorRestore patch. We might not be able to get a reimbursement code for SAVER, and sales of CorRestore patches could be harmed if we fail to obtain these codes.

PRODUCT

         We are developing the CorRestore patch for use in SAVER surgeries. During SAVER, the surgeon restores, or remodels, an enlarged, poor functioning left ventricle to more normal size and function by inserting an implant, in most instances, or closing the defect directly. SAVER is currently generally performed using a patch that is formed by the surgeon during the surgery out of dacron or bovine pericardium tissue. These existing patches take time for the surgeon to form, can be difficult to insert, and can leak around the edges.

         As a result of these problems, the inventors developed a non-circular bovine pericardium, or cow heart-sac, tissue patch with an integrated soft dacron suture ring. It is being developed to make SAVER easier for the surgeon and to provide a better seal on the edges of the patch to minimize leaking. The inventors and their company, CorRestore LLC, filed for a patent with respect to their patch, which was issued in part in February 2000 and expires in May 2018. Other claims under the patent application are still pending. The claims allowed relate primarily to the product design of a soft suture ring integrated with a patch.

         We plan to offer kits containing the patches, needles, strips of pericardium, sizers, holders and sutures to hospitals performing SAVER. We currently expect the retail price of these kits to be $3,500 to $4,000, although we have done only preliminary market research regarding our proposed pricing. See "Competition." Prices to distributors will be significantly discounted from the retail price. Because of the requirements for sterility and pursuant to our license agreement, the patches and kits will be manufactured for us by PM Devices, Inc. We are dependent on PM Devices, Inc. to manufacture our entire requirements for the patches. We have already entered into a Contract Development and Manufacturing Agreement with PM Devices, Inc.

MARKETING

         We believe that favorable peer review is a key element to a product's success in the medical equipment industry. In May 2001, the results of a 13-center, 662-patient study evaluating the safety and effectiveness of SAVER reported improvement in patient function based on New York Heart Association classification criteria, improvement in readmission and survival rates, and improvement in ejection fraction for SAVER patients. Most of the patients in the study were severe New York Hospital Association Class III and Class IV congestive heart failure patients. Of the 355 patients for whom New York Heart Association classifications were reported at the last follow up, 91 percent improved functionally, with 61 percent classified as Class I and 30 percent as Class II. Readmission data was obtained on 658 patients. Of these patients, 88.7% were not readmitted to the hospital for congestive heart failure during the three years after their SAVER surgery. By comparison, the annual hospital admission rate for Class III and IV heart failure patients is more than 40 percent and 24 percent are admitted two or more times each year.

         The overall survival rate for the study group was 89.4 percent at three years. In addition, post-operatively, the ejection fraction of these patients increased from 29.7 %to 40% and the left ventricular end systolic volume index decreased from 96 ml/m2 to 62 ml/m2. These results were presented at the May 2001 meeting of the American Association for Thoracic Surgery. They updated the 18-month results of a study of 439 SAVER patients that was published in a peer-reviewed article in the April issue of the Journal of the American College of Cardiology.

SALES AND DISTRIBUTION

         In the first quarter of fiscal 2002, we expect to execute the initial phase of the CorRestore market launch plan, including gaining our initial customer experience and obtaining feedback that will be used to evaluate and finalize our marketing and training programs and materials. We expect the initial customer experience to begin in January 2002 with the first implantation of our CorRestore patch, and we expect to start our broader market launch in the second quarter of 2002.

         We expect that the target market for the CorRestore patch will be cardiac centers. In the United States, we expect to use a distribution network of direct sales employees and independent sales representatives to distribute the CorRestore patch. Internationally, we intend to sell the CorRestore patch through independent distributors.

LICENSE AGREEMENT

         We entered into a license agreement as of June 2, 2000 with the inventors and their company, CorRestore LLC. The license grants us exclusive, worldwide, royalty-bearing licenses to specified rights relating to the CorRestore patch and related products and accessories for SAVER, subject to the terms and conditions of the license agreement. The license also grants us the right to use the names of the inventors and CorRestore on patch products, as trademarks and in advertising, as long as they do not object to such use within 20 days after the proposed use is submitted to them. We also have specified rights to future developments relating to the patch products if we incorporate the developments in the patch products, begin testing them, receive clearances to market them and actually begin marketing them within specified time periods. Transfer and sublicensing of our licenses are restricted by the license agreement.

         Pursuant to the license agreement, CorRestore LLC has agreed to provide us with various consulting services for up to 10 days during each of our fiscal years during the term of the licenses. These services include the following relating to the CorRestore patch:

         - assisting us in designing and executing the clinical tests necessary to demonstrate the safety and efficacy of the CorRestore patch or to obtain regulatory approvals;
         - assisting us in preparing and defending applications for regulatory approvals and patent and other intellectual property applications;
         - training our personnel and customers in the use of the CorRestore patch;
         -    providing ongoing technical and general consulting and advice;
         -    assisting with product designs; and
         - consulting with us in connection with regulatory applications, marketing efforts and efforts to obtain insurance reimbursement codes.

We have agreed to pay all of the expenses of such consultation, of clinical testing of the CorRestore patch and of the existing patent and future patent applications or registrations after the date of the license. We are dependent on the inventors for further development of the CorRestore patch, training doctors in SAVER and training our personnel and customers in the use of the CorRestore patch.

         In exchange for the licenses and consulting services, we agreed to the following compensation for CorRestore LLC and its agent, Wolfe & Company:

         - A royalty of 10% of our net sales of products subject to the licenses, for the term of the patent relating to the CorRestore patch, or for 10 years from the date of the first commercial sale if the patent is determined to be invalid.
         - Five-year warrants to purchase up to 400,000 common shares at $3.00 a share. The warrants became exercisable to purchase 300,000 shares immediately and become exercisable to purchase an additional 50,000 shares when we receive clearance or approval from the FDA to market the CorRestore patch in the United States and another 50,000 shares when we receive CE certification for the CorRestore patch. The warrant expires when the license terminates, except that the vested portion of the warrant remains exercisable for an additional 90 days or, if the licenses terminate because of specified breaches by us, for the remaining term of the warrant.
         - Five-year warrants to purchase 2,100,000 common shares at $3.00 a share, granted when we received clearance from the FDA to market the CorRestore patch in the United States. The warrants will become exercisable based on our cumulative net sales of the CorRestore patch products as follows:


                                                     Additional Portion
                        Net Sales                        of Shares
                        ---------                        ---------
                        $5,000,000                        233,330
                       $10,000,000                        233,330
                       $20,000,000                        233,340
                       $35,000,000                        350,000
                       $55,000,000                        466,000
                       $80,000,000                        584,000



              The warrant expires when the license terminates, except that the vested portion of the warrant remains exercisable for an additional 90 days or, if the licenses terminate because of specified breaches by us, for the remaining term of the warrant.

         - A consulting fee of $25,000 a year to each of the inventors until we sell 1,000 CorRestore patches.

         We have also agreed to increase the size of our Board of Directors and add CorRestore LLC's designee as a director. Joe B. Wolfe is CorRestore LLC's designee and he has been added as a Class I director. We have also agreed to cooperate with CorRestore LLC to establish a mutually acceptable medical advisory board to provide us with information and advice regarding the CorRestore patch. The inventors and CorRestore LLC also agreed to specified confidentiality, non-competition and non-solicitation provisions in the license agreement and we agreed to specified confidentiality provisions in the license agreement.

         CorRestore LLC and the inventors may terminate the licenses as follows:

         - In their sole discretion, within 120 days after we consummate specified types of business combination transactions with another entity and the holders of our common shares immediately before the transaction hold less than 50% of the surviving entity's or its ultimate parent's outstanding voting securities immediately after the transaction, but only if (1) the transaction is consummated before June 2, 2002, and (2) the consideration received by our shareholders in the transaction has a fair market value of less than $10.00 a share.
         - In their sole discretion, if Bruce J. Barrett ceases to be our chief executive officer or ceases to be responsible for our activities relating to the licenses, but only if (1) one of these events happens before June 2, 2005, and (2) CorRestore LLC or either of the inventors exercises the right to terminate within 120 days after the event occurs.
         - In their sole discretion, if we materially breach specified covenants in the license agreement and fail to cure the breach within 90 days (30 days for payment obligations) after CorRestore LLC notifies us of the breach, but only if CorRestore LLC exercises its right to terminate within 120 days after the 90-day cure period expires.
         - In their sole discretion, if our common shares are delisted from The Nasdaq Stock Market and are not re-listed within 90 days, but only if CorRestore LLC exercises its right to terminate within 120 days after the 90-day period expires.
         - In their sole discretion, if we make an assignment for the benefit of our creditors or voluntarily commence any bankruptcy, receivership, insolvency or liquidation proceedings and the action is not reversed or terminated within 90 days, but only if CorRestore LLC exercises its right to terminate within 120 days after the 90-day period expires.

         CorRestore LLC and the inventors may limit the licenses as follows:

         - CorRestore LLC may exclude specified countries from the geographic scope of the license if we have not begun marketing the CorRestore patch products or begun the process of obtaining necessary regulatory approval to sell CorRestore patch products in that country within one year after the date we file a 510(k) clearance application or PMA approval application with the FDA with respect to the CorRestore patch products. The countries may be excluded from the license only if we fail to cure the breach of this provision within 90 days after CorRestore LLC notifies us of the breach.
         - CorRestore LLC may change our licenses to be non-exclusive for developments that we do not incorporate in the patch products, begin marketing or testing, receive clearances to market or IDE approvals and actually begin marketing within specified time periods.

         - Our licenses become non-exclusive for products that we do not begin marketing and selling in the United States within 30 days after we receive 510(k) clearance or approval of a PMA application from the FDA to market the applicable product in the United States.

         We may terminate the licenses as follows:

         - In our sole discretion, within 120 days after we sign a definitive agreement for specified types of business combination transactions with another entity and the holders of our common shares immediately before the transaction hold less than 50% of the surviving entity's or its ultimate parent's outstanding voting securities immediately after the transaction. If we use this provision to terminate the licenses, we must pay $1,000,000 to CorRestore LLC and the inventors.
         - In our sole discretion, if CorRestore LLC or either of the inventors materially breaches specified covenants in the license agreement and fails to cure such breach within 90 days after we notify the applicable party of the breach, but only if we exercise our right to terminate within 120 days after the 90-day cure period expires.

COMPETITION

         The CorRestore patch will compete against existing patches, which are formed by the surgeon during SAVER surgeries out of dacron or bovine pericardium tissue. These existing patches take time for the surgeon to form, can be difficult to insert, and can leak around the edges. Although we believe the CorRestore patch has important advantages over patches that are currently used, including its ease of use and better seal against leaks at the edge, existing patches are significantly less expensive. In addition to promoting SAVER in general as a treatment for congestive heart failure, we will have to convince users that the advantages of the CorRestore patch outweigh its additional cost. At least one study using dacron patches indicates that they are effective. SAVER is in the early stages of its development and, if it develops, the market for patches used in SAVER might become highly competitive. There are many larger companies in this industry that have significantly larger research and development budgets than ours. Competitors may be able to develop additional or better treatments for congestive heart failure.

         We believe that a manufacturer's reputation for producing effective, sterile, reliable and technically advanced and patented products, clinical literature, association with leaders in the field, references from users, surgeon convenience and price are the principal competitive factors in the medical supply industry.

INSURANCE

         Because the Cerebral Oximeter and the CorRestore patch are intended to be used in hospital critical care units with patients who may be seriously ill or may be undergoing dangerous procedures, we might be exposed to serious potential products liability claims. We have obtained products liability insurance with a liability limit of $2,000,000. We expect to increase this coverage when we begin human clinical trials, if they are required, or when we begin selling the CorRestore patches because of the higher risk associated with this product. We also maintain coverage for property damage or loss, general liability, business interruption, travel-accident, directors' and officers' liability and workers' compensation. We do not maintain key-man life insurance.

EMPLOYEES


         As of December 20, 2001, we employed 25 full-time individuals, including nine in sales and marketing, four in research and development, six in general and administration and six in manufacturing, quality and service, and one part-time employee. We also use two consultants. We believe that our future success is dependent, in large part, on our ability to attract and retain highly qualified managerial, marketing and technical personnel. If we obtain FDA clearance to market the CorRestore patch in the United States, we expect to add additional sales and marketing employees. Our employees are not represented by a union or subject to a collective bargaining agreement. We believe that our relations with our current employees are good.

FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES

         We are located in Troy, Michigan and have no other locations. Our export sales were approximately $857,000 for the nine months ended August 31, 2001, $1,589,000 for the nine months ended August 31, 2000, $2,265,000 for the fiscal year ended November 30, 2000, $1,632,000 for the fiscal year ended November 30, 1999 and $959,000 for the fiscal year ended November 30, 1998, including $293,000 in the first nine months of fiscal 2001, $503,000 in the first nine months of fiscal 2000, $582,000 in fiscal 2000, $923,000 in fiscal 1999, $103,000 in fiscal 1998 to Baxter Limited, our distributor in Japan, and $411,000 in the first nine months of fiscal 2001, $699,000 in the first nine months of fiscal 2000 and $1,190,000 in fiscal 2000 to Tyco Healthcare AG, formerly Nellcor Puritan Bennett Export, Inc., our distributor in Europe. See
Note 10 of Notes to Financial Statements included elsewhere in this Prospectus.

PROPERTIES

         We lease 23,392 square feet of office, manufacturing and warehouse space in Troy, Michigan. Approximately 12,000 square feet is office space for sales and marketing, engineering, accounting and other administrative activities. The lease agreement was extended in fiscal 2000, with the extension commencing January 1, 2001 and expiring December 31, 2003. The minimum monthly lease payment is approximately $14,700 for fiscal 2000, $16,200 for fiscal 2001, $16,500 for fiscal 2002, and $16,800 for fiscal 2003, excluding other occupancy costs. We believe that, depending on sales of the Cerebral Oximeter, our current facility is more than suitable and adequate for our current needs, including our assembly of the Cerebral Oximeter, storing inventories of CorRestore patch products and conducting our operations in compliance with prescribed FDA QSR guidelines, and will allow for substantial expansion of our business and number of employees.

LEGAL PROCEEDINGS

         We are not a party to any pending legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


         Our executive officers and directors as of December 20, 2001 are as follows:





NAME                                             AGE      POSITION
----                                             ---      --------

Bruce J. Barrett............................     42       President, Chief Executive Officer and a Director
William M. Iacona...........................     31       Vice President, Finance, Controller and Treasurer
Richard S. Scheuing.........................     46       Vice President, Research and Development
Mary Ann Victor.............................     44       Vice President, Communications and Administration
                                                          and Secretary
Ronald A. Widman............................     51       Vice President, Medical Affairs
Pamela A. Winters...........................     43       Vice President, Operations
Dr. James I. Ausman (1).....................     64       Director
Daniel S. Follis (2)........................     64       Director
Robert R. Henry (2).........................     61       Director
A. Brean Murray (1).........................     64       Director
H. Raymond Wallace (1) (2)..................     65       Chairman of the Board
Joe B. Wolfe................................     59       Director


------------------
(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

         Bruce J. Barrett. Mr. Barrett has served as our President and Chief Executive Officer and as one of our directors since June 1994. Mr. Barrett previously served, from June 1993 until May 1994, as the Director, Hospital Products Division for Abbott Laboratories, Ltd., a health care equipment manufacturer and distributor, and from September 1989 until May 1993, as the Director, Sales and Marketing for Abbott Critical Care Systems, a division of Abbott Laboratories, Inc., a health care equipment manufacturer and distributor. While at Abbott Critical Care Systems, Mr. Barrett managed Abbott's invasive oximetry products for approximately four years. From September 1981 until June 1987, he served as the group product manager of hemodynamic monitoring products of Baxter Edwards Critical Care, an affiliate of Baxter International, Inc., another health care equipment manufacturer and distributor. Mr. Barrett received a B.S. degree in marketing from Indiana State University and an M.B.A. degree from Arizona State University. Mr. Barrett is a party to an employment agreement with us that requires us to elect him to the offices he currently holds.

         William M. Iacona. Mr. Iacona has served as our Vice President, Finance since December 2000, as our Treasurer since February 2000 and as our Controller since April 1997. Before joining us, he was in the Finance Department of Ameritech Advertising Services, a telephone directory company and a division of Ameritech Corporation (now SBC Communications), from November 1994 until April 1997, and was on the audit staff of Deloitte & Touche LLP, independent auditors, from September 1992 until October 1994. He is a certified public accountant and received a B.S. degree in accounting from the University of Detroit.

         Richard S. Scheuing. Mr. Scheuing has served as our Vice President, Research and Development since January 1998. From March 1993 to January 1998, he served as our Director of Research and Development. He joined us in 1991 as our Director of Mechanical Engineering. He is an inventor on four of our issued patents, and one patent that is pending. Before joining us, he was Director of Mechanical Engineering for Irwin Magnetic Systems, Inc. from 1987 until 1991 and was a Development Engineer with the Sarns division of Minnesota Mining and Manufacturing Company, or 3M, from 1982 to 1987. He received a B.S. degree in mechanical engineering from the University of Michigan.

         Mary Ann Victor. Ms. Victor has served as our Vice President, Communications and Administration and Secretary since January 1998. From July 1997 until January 1998, she served as our Director, Communications and Administration and was our consultant from September 1996 until July 1997. She also served as our Director of Corporate Communications from July 1991 until February 1994. Prior experience includes serving as Director of Investor Relations with the Taubman Company from February to May 1994, legal assistant from June 1994 to November 1994 and then attorney from November 1994 to September 1995 with Varnum Riddering Schmidt &

Howlett, and Human Resources Consultant in the Actuarial Benefits and Compensation Consulting Group of Deloitte & Touche LLP from September 1995 to September 1996. Ms. Victor received a B.S. in political science from the University of Michigan and a J.D. from the University of Detroit.

         Ronald A. Widman. Mr. Widman has served as our Vice President, Medical Affairs since January 1998. From August 1994 to January 1998, he served as our Director of Medical Affairs. Before joining us as Marketing Manager in 1991, he was employed by Mennen Medical, Inc., a manufacturer and marketer of medical monitoring and diagnostic devices, for 12 years, where he held various positions in domestic and international medical product marketing, including Senior Product Manager from 1982 until 1991. He is the author of several papers and articles related to medical care and monitoring devices.

         Pamela A. Winters. Ms. Winters has served as our Vice President, Operations since January 1998. From February 1996 to January 1998, she served as our Director of Operations. From May 1992 to February 1996, she served as our Manager of Quality Assurance. From October 1991 to May 1992, Ms. Winters served as our Quality Assurance Supervisor. Ms. Winters received a B.S. degree in management from the University of Phoenix.

         James I. Ausman, M.D., Ph.D. Dr. Ausman has served as one of our directors since June 1994. He has been Professor of the Department of Neurosurgery at the University of Illinois at Chicago since August 1991 and served as its head from 1991 until September 2001. From September 1978 until July 1991, he was Chairman of the Department of Neurosurgery at Henry Ford Hospital in Detroit. From December 1987 until July 1991, he served as Director of the Henry Ford Neurosurgical Institute, also at Henry Ford Hospital. In addition, he was Clinical Professor of Surgery, Section of Neurosurgery at the University of Michigan in Ann Arbor from 1980 until 1991. Dr. Ausman received a B.S. degree in chemistry and biology from Tufts University, a Doctorate of Medicine from Johns Hopkins University School of Medicine, a Masters of Arts in Physiology, from the State University of New York at Buffalo, and a Ph.D. in Pharmacology from George Washington University. He has also received graduate training in neurosurgery at the University of Minnesota and has obtained board certification from the American Board of Neurological Surgery.


         Daniel S. Follis. Mr. Follis has served as one of our directors since April 1989. Since 1981, he has served as President of Verschuren & Follis, Inc., which advises and administers The Infinity Fund, a limited partnership that invests in emerging growth companies. Since 1995 he has also served as President of Follis Corporation, a sales and marketing company engaged in media sales, television production, serving as a manufacturer's representative and investment management. Mr. Follis received a B.A. degree in business from Michigan State University.


         Robert R. Henry. Mr. Henry has served as one of our directors since December 1998. He has been President of Robert R. Henry & Co., Inc., a financial consulting and investment firm, since 1989. Mr. Henry has been an advisory director of Morgan Stanley Dean Witter since 1989, and from 1977 through 1989 was a managing director of Morgan Stanley. He is also a director of Middleby Corporation. He received an M.B.A. from Harvard Business School and a B.A. from Williams College.

         A. Brean Murray. Mr. Murray has served as one of our directors since June 1999. Since it was founded in December 1973, he has served as Chairman, President, Chief Executive Officer and a Director of Brean Murray & Co., Inc., an investment banking company that is a wholly-owned subsidiary of BMI Holding Co. He has also served as Chairman, President, Chief Executive Officer and a Director of BMI Holding Co. since it was founded in December 1973. Brean Murray & Co., Inc. was the underwriter of our public offerings of common shares in June 1997 and April 1998 and the placement agent in our Private Equity Line Agreement and our April 2001 private placement of securities. Mr. Murray is also a director of Doral Financial Corporation and of Specialty Toner Corporation. Mr. Murray is a Trustee of John Jay College of Criminal Justice. Mr. Murray received a B.S. degree in economics from Villanova University.

         H. Raymond Wallace. Mr. Wallace has served as our Chairman of the Board since January 1995, as a non-officer Chairman of the Board since April 1995, and as one of our directors since June 1994. He also served as our consultant from April 1994 until January 1995. He also served as Chairman of the Board of Cardiometrics, Inc., a cardiovascular medical device company, from December 1993 until its merger into Endosonics, Inc. in July 1997, and has served as a self-employed consultant to medical device and other companies since January 1994. From September 1986 until May 1993 when he retired, he served as Vice President and General Manager of Abbott Critical Care Systems. Mr. Wallace received a B.A. degree from Ohio State University and an M.B.A. degree from the University of California, Berkeley.

         Joe B. Wolfe. Mr. Wolfe has served as one of our directors since November 2001. Pursuant to our License Agreement with CorRestore LLC, we agreed to increase the size of our Board of Directors and add CorRestore LLC's designee as a director. Joe B. Wolfe is CorRestore LLC's designee. Since March 1998, he has served as President and sole proprietor of Wolfe & Company, a financial advisory company. From 1992 to 1998, he was Chief Executive Officer of Frontline Capital, Inc., an NASD-registered broker-dealer. Before 1992, Mr. Wolfe was in the financial services and investment banking industry for 25 years. Mr. Wolfe received a B.S. degree in industrial management from Georgia Institute of Technology.


         Our officers serve at the discretion of the Board of Directors. Our directors will hold office until the Annual Meeting of Shareholders to be held in 2002 for Dr. James I. Ausman, Daniel S. Follis and Joe B. Wolfe, the Annual Meeting of Shareholders to be held in 2003 for Robert R. Henry and H. Raymond Wallace, and the Annual Meeting of Shareholders to be held in 2004 for Bruce J. Barrett and A. Brean Murray, and until their successors are elected and qualified, or until their earlier death, resignation or removal. Directors may be removed only for cause.

COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information for each of the fiscal years ended November 30, 2001, 2000 and 1999 concerning compensation of (1) all individuals serving as our Chief Executive Officer during the fiscal year ended November 30, 2001 and (2) our four most highly-compensated other executive officers in fiscal 2001:



                           SUMMARY COMPENSATION TABLE


                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                                                 ------------
                                                                                    AWARDS
                                                                                    ------
                                                     ANNUAL COMPENSATION          SECURITIES          ALL OTHER
                                                     -------------------          UNDERLYING        COMPENSATION
     NAME AND PRINCIPAL POSITION      YEAR       SALARY($)         BONUS($)       OPTIONS(#)             ($)
     ---------------------------      ----       ---------         --------       ----------     ------------------

Bruce J. Barrett, President.....     2001          177,339                0          218,000              -0-
     and Chief Executive Officer     2000          211,000           34,526           40,000              -0-
                                     1999          204,750           30,213           60,000              -0-

William M. Iacona, Vice.........     2001           80,000                0           41,400              -0-
     President of Finance,           2000           68,750            5,831           10,000              -0-
     Controller and Treasurer        1999           57,969            3,420            3,600              -0-

Richard S. Scheuing, Vice.......     2001          110,000                0           34,000              -0-
     President, Research and         2000          102,927           10,251           15,000              -0-
     Development                     1999           91,140            8,069           21,000              -0-

Ronald A. Widman, Vice..........     2001           87,500                0           39,000              -0-
     President, Medical Affairs      2000           84,809            8,359           12,000              -0-
                                     1999           80,325            7,112           18,000              -0-

Pamela A. Winters, Vice.........     2001           85,000                0           42,000              -0-
     President, Operations           2000           81,250            8,041           12,000              -0-
                                     1999           75,000            6,640           21,000              -0-


OPTION GRANTS TABLE

         The following table sets forth information concerning individual grants of stock options made during the fiscal year ended November 30, 2001 to each of our executive officers named in the Summary Compensation Table above:



                        OPTION GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS
     -----------------------------------------------------------------------------------
                                                                                                 POTENTIAL
                                                % OF                                        REALIZABLE VALUE AT
                                                TOTAL                                         ASSUMED ANNUAL
                               NUMBER OF       OPTIONS                                     RATES OF STOCK PRICE
                              SECURITIES     GRANTED TO                                        APPRECIATION
                              UNDERLYING      EMPLOYEES      EXERCISE                         FOR OPTION TERM
                                OPTIONS       IN FISCAL        PRICE        EXPIRATION  ---------------------------
        NAME                  GRANTED (#)       YEAR          ($/SH)           DATE        5% ($)        10% ($)
        ----                  -----------   -----------     -----------    -----------  -----------  --------------

Bruce J. Barrett...........    50,000  (1)       9.8           $1.97        12/3/10         61,946       156,984
                              168,000  (1)      33.1           $2.00        3/4/11         211,309       535,497

William M. Iacona..........    15,000  (1)       3.0           $1.97        12/3/10         18,584        47,095
                               26,400  (1)       5.2           $2.00        3/4/11          33,206        84,150

Richard S. Scheuing........    10,000  (1)       2.0           $1.97        12/3/10         12,389        31,397
                               24,000  (1)       4.7           $2.00        3/4/11          30,187        76,500

Ronald A. Widman...........    15,000  (1)       3.0           $1.97        12/3/10         18,584        47,095
                               24,000  (1)       4.7           $2.00        3/4/11          30,187        76,500

Pamela A. Winters..........    18,000  (1)       3.5           $1.97        12/3/10         22,301        56,514
                               24,000  (1)       4.7           $2.00        3/4/11          30,187        76,500



--------------------
(1) The options listed in the table were granted to Messrs. Barrett, Iacona, Scheuing and Widman and Ms. Winters in fiscal 2001 under our 1991 Incentive Stock Option Plan and our 1997 Stock Option Plan, exercisable at the then current fair market value of the underlying common shares. Each of these options exercisable at $1.97 a share is exercisable in one-third cumulative annual increments beginning December 4, 2001. Each of these options exercisable at $2.00 a share is exercisable in one-twenty-fourth cumulative monthly increments beginning March 5, 2001. Each option also becomes 100% exercisable immediately 10 days before or upon specified changes in control of the Company. The portion of each of these options that is exercisable at the date of termination of employment remains exercisable until the expiration date of the option, unless termination is for cause.

         If, upon exercise of any of the options described above, we must pay any amount for income tax withholding, in the Compensation Committee's or the Board of Directors' sole discretion, either the optionee will pay such amount to us or we will appropriately reduce the number of common shares we deliver to the optionee to reimburse us for such payment. The Compensation Committee or the Board may also permit the optionee to choose to have these shares withheld or to tender common shares the optionee already owns. The Compensation Committee or the Board may also make such other arrangements with respect to income tax withholding as it shall determine.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

         The following table sets forth information concerning each exercise of stock options during the fiscal year ended November 30, 2001 by each of the executive officers named in the Summary Compensation Table above and the value of unexercised options held by them as of November 30, 2001:

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES



                                                          NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                              SHARES                      OPTIONS AT FY-END (#)               AT FY-END ($)
                           ACQUIRED ON     VALUE       ---------------------------     ----------------------------
NAME                     EXERCISE (#)  REALIZED ($)    EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----                     ------------- ------------    -----------   -------------     -----------   -------------

Bruce J. Barrett......         0              0         514,533          201,667         141,083       319,917
William M. Iacona.....         0              0          21,750           41,450          21,436        66,348
Richard S. Scheuing...         0              0          93,175           43,250          25,560        58,280
Ronald A. Widman......         0              0          79,080           45,250          24,010        65,450
Pamela A. Winters.....         0              0          86,900           49,250          24,590        71,380



"Value Realized" represents the fair value of the underlying securities on the exercise date minus the aggregate exercise price of the options.

COMPENSATION OF DIRECTORS

         We refer to our directors who are not our officers or employees as Outside Directors. Our Outside Directors normally receive $1,000 for each Board meeting attended in person, $250 for each telephonic Board meeting attended, and $250 for each Board committee meeting attended on a date other than the date of a Board meeting. For fiscal 2001, however, our directors received no meeting fees. We also reimburse Outside Directors for their reasonable expenses of attending Board and Board committee meetings. In addition, our Board of Directors has determined to grant Outside Directors who continue to serve as our directors after each annual meeting of shareholders, 10-year options to purchase 2,000 common shares each year on the date of the annual meeting of shareholders, exercisable at the fair market value of the common shares on the date of grant.

         Also, on November 19, 2001 we granted Joe B. Wolfe a 10-year option to purchase 2,000 common shares, exercisable at $3.00 a share, which was the fair market value of the common shares on the date of grant. In addition, in connection with our CorRestore license, entered into before Mr. Wolfe became a director, (1) effective June 2, 2000, we granted Wolfe & Company a five-year warrant to purchase 20,000 common shares, exercisable at $3.00 a share, and (2) effective November 21, 2001, we granted Wolfe & Company a five-year warrant to purchase 180,000 common shares, exercisable at $3.00 a share.

         For a description of relationships between A. Brean Murray, one of our directors, and us, see "Compensation Committee Interlocks and Insider Participation."

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         Bruce J. Barrett. As of May 13, 1994, we entered into an employment agreement with Bruce J. Barrett, pursuant to which, as amended, he is employed as President and Chief Executive Officer, or in such other position as the Board of Directors determines, for a period ending April 30, 2003. Mr. Barrett's annual salary is currently $164,750, which may be increased by the Board of Directors. In March 2001, Mr. Barrett agreed to decrease his salary through November 30, 2002 by $50,000, to $164,750, as increased from time to time by the Board of Directors. The salary decrease, however, does not affect any of Mr. Barrett's other rights and benefits under the agreement, including his bonus, benefits and termination benefits, all of which are determined as if his salary were $214,750. The salary decrease terminates early immediately before consummation of specified business combinations. Mr. Barrett received a stock option grant on March 5, 2001, partially in exchange for his agreement to decrease his salary. See "Option Grants Table." Mr. Barrett is also entitled to participate in any bonus plan established by the Compensation Committee of the Board of Directors. We adopted bonus plans for fiscal 2000 and for fiscal 2001. Mr. Barrett is entitled to various fringe benefits under the agreement, including 12 months of compensation and six months of benefits if his employment under the agreement is terminated without cause or if the agreement expires without being renewed. Mr. Barrett has agreed not to compete with the Company during specified periods following the termination of his employment.

         Richard S. Scheuing. As of December __, 2001, we entered into a three-year agreement with Richard S. Scheuing, pursuant to which he is entitled to a bonus equal to six months of salary if he stays employed with our successor after a change in control for at least three months or if, during that period, the successor terminates his employment without cause or he quits for good reason. Mr. Scheuing's current annual salary is $110,000, which may be increased by the Board of Directors. Mr. Scheuing has agreed not to compete with the Company and not to solicit our employees during specified periods following the termination of his employment, and he has agreed to various confidentiality obligations.


         Stock Option Terms. All options granted under our stock option plans through December 20, 2001, that are not already 100% exercisable immediately, including options granted to Messrs. Barrett, Scheuing and Widman, Ms. Victor and Ms. Winters, become 100% exercisable immediately ten days before or upon specified changes in control of the Company.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the fiscal year ended November 30, 2001, James I. Ausman, M.D., Ph.D, A. Brean Murray and H. Raymond Wallace served as the members of our Compensation Committee. None of the members of our Compensation Committee was, during the fiscal year ended November 30, 2001, one of our officers or employees, or one of our former officers, except that Mr. Wallace became our non-salaried Chairman of the Board on January 27, 1995 and became a non-officer Chairman of the Board effective April 6, 1995. None of the committee members had any relationship with us requiring disclosure by us pursuant to Securities and Exchange Commission rules regarding disclosure of related-party transactions, except that Mr. Murray had the relationships with us described below.

         In November 1999, we engaged Brean Murray & Co., Inc. to provide investment banking advice and services to us for a term of six months and then month-to-month thereafter, unless earlier terminated by the parties. We agreed to pay Brean Murray & Co., Inc. a fee of $50,000 plus reasonable out-of-pocket expenses for its services under this agreement. A. Brean Murray, one of our directors since June 1999, is the Chairman, President and Chief Executive Officer of Brean Murray & Co., Inc. Brean Murray & Co., Inc. is a wholly-owned subsidiary of BMI Holding Co. A. Brean Murray is also the Chairman, President and Chief Executive Officer of BMI Holding Co. and he and his wife own 83% of the outstanding voting stock of BMI Holding Co.

         Pursuant to an engagement letter between us and Brean Murray & Co., Inc., dated March 1, 2000, we agreed to pay Brean Murray & Co., Inc. a commission of 3.5% on proceeds of specified securities sales, including sales pursuant to the Private Equity Line Agreement, dated as of March 6, 2000, between us and Kingsbridge Capital Limited. We paid Brean Murray & Co., Inc. $70,000 in commissions pursuant to this engagement letter.

         Also, during fiscal 2000, we granted A. Brean Murray (1) a 10-year option to purchase 50,000 common shares on May 31, 2000, exercisable at $3.00 a share, which was more than the fair market value of the common shares on the date of grant, in connection with negotiating and assisting us in completing our CorRestore license transaction, and (2) a 10-year option to purchase 50,000 common shares on May 31, 2000, exercisable at $4.36 a share, which was more than the fair market value of the common shares on the date of grant, in connection with the Private Equity Line Agreement.

         Pursuant to an engagement letter between us and Brean Murray & Co., Inc., dated March 29, 2001, we engaged Brean Murray & Co., Inc. as our exclusive placement agent in connection with our April 2001 private placement of 1,325,000 common shares at $1.75 a share. Brean Murray & Co., Inc. received for its services (1) $104,362.50 as a placement agent fee, and (2) warrants to purchase 25,000 common shares at $2.10 per share exercisable during the four-year period beginning April 9, 2002. The Brean Murray & Co., Inc. Profit Sharing Plan purchased 32,285 common shares in the offering, and Robert R. Henry, one of our directors, purchased 100,000 common shares in the offering. Both of these purchases are subject to shareholder approval.

         Pursuant to an engagement letter between us and Brean Murray & Co., Inc., dated November 8, 2001, we engaged Brean Murray & Co., Inc. as our exclusive Placement Agent in connection with this offering. Brean Murray & Co., Inc. will receive for its services 8% of the gross sales price of common shares sold in this offering, a five-year warrant to purchase 100,000 common shares exercisable at 120% of the public offering price in this offering, and reimbursement of expenses.

                              CERTAIN TRANSACTIONS

         See "Management - Compensation - Compensation Committee Interlocks and Insider Participation" for a description of relationships between us and A. Brean Murray and Robert R. Henry and "Management - Compensation - Compensation of Directors" for a description of relationships between us and Joe B. Wolfe.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth information with respect to the beneficial ownership of our common shares as of December 20, 2001, and as adjusted to reflect the sale of the common shares offered by this Prospectus, by
(1) each of our directors and each person designated to become one of our directors, (2) each of our executive officers named in the Summary Compensation Table above, (3) all of our directors and executive officers as a group and (4) each person known by us to own more than 5% of our common shares.



                                                                                    PERCENTAGE
                                                NUMBER OF                       BENEFICIALLY OWNED
                                              COMMON SHARES            BEFORE THE                  AFTER THE
NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED         OFFERING (1)               OFFERING (2)
------------------------                   ------------------         ------------               ------------

BRUCE J. BARRETT....................          720,026  (3)                8.3%                      7.5%
WILLIAM M. IACONA...................           40,650  (4)                *                         *
RICHARD S. SCHEUING.................          105,508  (5)                1.3%                      1.1%
RONALD A. WIDMAN....................           93,330  (6)                1.1%                      1.0%
PAMELA A. WINTERS...................          102,150  (7)                1.2%                      1.1%
DR. JAMES I. AUSMAN.................           28,285  (8)                *                         *
DANIEL S. FOLLIS....................           42,931  (9)                *                         *
ROBERT R. HENRY.....................          266,000  (10)               3.3%                      2.9%
A. BREAN MURRAY.....................          399,791  (11)               4.8%                      4.3%
H. RAYMOND WALLACE..................           25,111  (12)               *                         *
JOE B. WOLFE........................           17,000  (13)               *                         *
ALL DIRECTORS AND EXECUTIVE
OFFICERS AS A GROUP (12 PERSONS)....        1,912,182  (14)              20.5%                     18.5%


------------------------------------
* Represents less than 1% of the outstanding common shares.

(1)   Based on 8,075,081 common shares outstanding as of December 20, 2001.

(2) Based on 9,075,081 common shares outstanding, assuming all 1,000,000 common shares offered by this Prospectus are sold to third parties.

(3) Includes 572,534 common shares that Mr. Barrett has the right to acquire within 60 days of December 20, 2001 and 500 shares owned by his wife. Mr. Barrett's address is 1653 East Maple Road, Troy, Michigan 48083-4208.


(4) Includes 33,650 common shares that Mr. Iacona has the right to acquire within 60 days of December 20, 2001 and 7,000 common shares held by Mr. Iacona jointly with his wife.


(5) Includes 105,508 common shares that Mr. Scheuing has the right to acquire within 60 days of December 20, 2001.


(6) Includes 93,330 common shares that Mr. Widman has the right to acquire within 60 days of December 20, 2001.


(7) Includes 102,150 common shares that Ms. Winters has the right to acquire within 60 days of December 20, 2001.

(8) Includes 15,511 common shares that Dr. Ausman has the right to acquire within 60 days of December 20, 2001, 9,744 common shares owned jointly with his wife and 3,030 shares held in an individual retirement account over which Dr. Ausman exercises sole voting and investment control.


(9) Includes 15,500 common shares that Mr. Follis has the right to acquire within 60 days of December 20, 2001. The 42,931 common shares shown above as beneficially owned by Mr. Follis include 8,820 common shares owned by The Infinity Fund, a limited partnership in which Mr. Follis is a 6.068% limited partner and a 50% general partner and which is administered by Verschuren & Follis, Inc., a corporation in which Mr. Follis is a 50% shareholder, a director and the President.


(10) Includes 6,000 common shares that Mr. Henry has the right to acquire within 60 days of December 20, 2001.


(11) Includes (1) 30,000 common shares owned by A. Brean Murray, (2) 80,290 common shares owned by Brean Murray & Co., Inc., an investment banking company that is a wholly-owned subsidiary of BMI Holding Co.; A. Brean Murray owns 65.19% of the outstanding voting stock of BMI Holding Co. and his wife owns 17.78% of the outstanding voting stock of BMI Holding Co., (3) 67,885 common shares owned by the Brean Murray & Co., Inc. Profit Sharing Trust, (4) 115,616 common shares that A. Brean Murray has the right to acquire within 60 days of December 20, 2001 upon the exercise of warrants originally granted to Brean Murray & Co., Inc. in connection with its underwriting of a public offering of our securities in June 1997, and (5) 106,000 additional common shares that A. Brean Murray has the right to acquire within 60 days of December 20, 2001 upon the exercise of options granted to A. Brean Murray by us in connection with his service as one of our directors. In addition, we expect to issue a warrant to purchase 100,000 common shares to Brean Murray & Co., Inc. in connection with this offering. These shares are not included in the common shares beneficially owned by A. Brean Murray in the table.


(12) Includes 13,511 common shares that Mr. Wallace has the right to acquire within 60 days of December 20, 2001 and 1,000 shares held in a living trust; Mr. Wallace has sole voting and dispositive power over the shares held in the trust.


(13) Includes 17,000 common shares that Mr. Wolfe has the right to acquire within 60 days of December 20, 2001.


(14) Includes 1,262,610 common shares which all executive officers and directors as a group have the right to acquire within 60 days of December 20, 2001.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


         Our authorized capital shares consist of an aggregate of 20,000,000 common shares, par value $0.01 per share, and 1,000,000 Preferred Shares, par value $0.01 per share. As of December 20, 2001, 8,075,081 common shares and no Preferred Shares were outstanding. All of the shares being offered in this offering are common shares.


COMMON SHARES

         Holders of common shares have one vote per share on each matter submitted to a vote of the shareholders and a right to participate ratably in our net assets upon liquidation. Holders of common shares participate ratably in dividends and distributions that may be declared by the Board of Directors from funds legally available for that purpose. See "Price Range of Common Shares and Dividend Policy." The common shares have no conversion rights, are not redeemable and are not entitled to any preemptive or subscription rights. The common shares currently outstanding are, and the shares to be issued in connection with this offering will be, duly authorized, validly issued, fully paid and non-assessable. Holders of common shares have no cumulative voting rights, and accordingly, holders of a majority of the outstanding common shares are able to elect all of our directors.

         Our Board of Directors is divided into three classes and the directors serve staggered three-year terms. Our directors will hold office until the Annual Meeting of Shareholders to be held in 2002 for Dr. James I. Ausman, Daniel S. Follis and Joe B. Wolfe, the Annual Meeting of Shareholders to be held in 2003 for Robert R. Henry and H. Raymond Wallace, and the Annual Meeting of Shareholders to be held in 2004 for Bruce J. Barrett and A. Brean Murray, and until their successors are elected and qualified, or until their earlier death, resignation or removal. Directors may be removed only for cause. Our Restated Articles of Incorporation set the minimum number of directors constituting the entire Board at three and the maximum at fifteen and require approval of holders of 90% of our voting shares to amend this provision. In addition, our bylaws require advance notice of any nominations for director, along with information about the nominee and the shareholder.

BUSINESS COMBINATION PROVISIONS

         Chapters 7A and 7B of the Michigan Business Corporation Act may affect attempts to acquire control of our company. In general, under Chapter 7A, "business combinations" (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an "interested shareholder" (defined as the direct or indirect beneficial owner of at least 10% of the voting power of a covered corporation's outstanding shares) can only be consummated if approved by at least 90% of the votes of each class of the corporation's shares entitled to vote and by at least two-thirds of such voting shares not held by the interested shareholder or affiliates, unless five years have elapsed after the person involved became an "interested shareholder" and unless certain price and other conditions are satisfied. The Board of Directors has the power to elect to be subject to Chapter 7A as to specifically identified or unidentified interested shareholders.

         In general, under Chapter 7B, an entity that acquires "Control Shares" of our company may vote the Control Shares on any matter only if a majority of all shares, and of all non-"Interested Shares", of each class of shares entitled to vote as a class, approve such voting rights. Interested Shares are shares owned by our officers, our employee-directors and the entity making the Control Share Acquisition. Control Shares are shares that when added to shares already owned by an entity, would give the entity voting power in the election of directors over any of the three thresholds: one-fifth, one-third and a majority. The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested shareholders. The Board of Directors may amend the bylaws before a Control Share Acquisition occurs to provide that Chapter 7B does not apply to our company. In addition, certain provisions of our bylaws could have the effect of delaying, deterring or preventing changes in control of us. See "Risk Factors -- Provisions of our Articles of Incorporation, Bylaws and corporate law have potential anti-takeover effects."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Michigan Business Corporation Act permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duties. Our Restated Articles of Incorporation so limit the liability of directors. Our bylaws also provide for indemnification of directors and executive officers. We believe that such indemnification will assist us in continuing to attract and retain talented directors and officers in light of the risk of litigation directed against directors and officers of publicly-held corporations.

         Our Restated Articles of Incorporation limit director liability to the maximum extent permitted by Michigan law. Michigan law allows the articles of incorporation of a Michigan corporation to contain a provision eliminating or limiting a director's liability to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except for liability for specified acts. As a result of the inclusion of such a provision, our shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct. These provisions, however, do not affect liability under the Securities Act.

         The Michigan Business Corporation Act authorizes a corporation under specified circumstances to indemnify its directors and officers, including reimbursement for expenses incurred. The provisions of our bylaws relating to indemnification of directors and executive officers generally provide that directors and executive officers will be indemnified to the fullest extent permissible under Michigan law. The provision also provides for advancing litigation expenses at the request of a director or executive officer. These obligations are broad enough to permit indemnification with respect to liabilities arising under the Securities Act or the Michigan Uniform Securities Act. Mr. Barrett's employment agreement also provides for indemnification.

         In addition, we have obtained Directors' and Officers' liability insurance. The policy provides for $1,000,000 in coverage including prior acts dating to our inception and liabilities under the Securities Act in connection with this offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PREFERRED SHARES

         We have also authorized the issuance of up to 1,000,000 preferred shares, $0.01 par value per share, none of which is outstanding as of the date of this Prospectus. The preferred shares may be issued from time to time in one or more series. Our Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to, and imposed upon, each series of preferred shares and to fix the number of shares of any series of preferred shares and the designation of any such series. We could issue preferred shares, under certain circumstances, to prevent a takeover of our company, and our Board of Directors may issue preferred shares without any action of the holders of the common shares, which could have a detrimental effect on the rights of holders of the common shares, including loss of voting control. Anti-takeover provisions that could be included in the preferred shares when issued might depress the market price of our securities and might limit the shareholders' ability to receive a premium on their shares by discouraging takeover and tender offer bids. We have no present plans to issue any preferred shares.

TRANSFER AGENT

         American Stock Transfer & Trust Company is the transfer agent for the common shares. As of November 7, 2001 there were 723 holders of record of our common shares.

REGISTRATION RIGHTS

         The transferees of the underwriter of our 1997 public offering of common shares, Brean Murray & Co., Inc., have demand and piggy-back registration rights in connection with their warrants to purchase 200,000 common shares originally issued to Brean Murray & Co., Inc. in connection with that offering. In addition, the placement agent in our April 2001 private placement, Brean Murray & Co., Inc., has piggy-back registration rights in connection with its warrant to purchase 25,000 common shares issued in connection with that offering. In addition, the Placement Agent in this offering, Brean Murray & Co., Inc., and its transferees will have demand and piggy-back registration rights in connection with its warrant to purchase 100,000 common shares issued in connection with this offering. These rights allow the holders to include their common shares in any registration of our securities in a registration statement under the Securities Act, subject to specified limitations.

         We also entered into a Registration Rights Agreement with the purchasers of our common shares in our April 2001 private placement. Pursuant to the Registration Rights Agreement, we filed a registration statement under the Securities Act of 1933 to permit the purchasers to resell the 1,325,000 common shares they purchased in the April 2001 private placement. Of these common shares, The Brean Murray & Co., Inc. Profit Sharing Plan and Robert R. Henry have agreed not to resell 132,285 common shares pending shareholder approval of the issuance of those shares to them. We are obligated to keep the registration statement effective until April 9, 2002.

                              PLAN OF DISTRIBUTION


         We are offering the common shares on an all or none basis. We have retained Brean Murray & Co., Inc., the "Placement Agent," to act as our agent in arranging offers and sales of common shares by us pursuant to this Prospectus on a best efforts basis. The Placement Agent must arrange for sales by us of all of the securities offered if any are sold, but is required to use only its best efforts to arrange for sales of the securities offered. We expect that the Placement Agent will obtain oral indications of interest from potential investors for at least the number of common shares offered by this Prospectus. Indications of interest do not involve any obligation or commitment of any kind from potential investors. We do not expect to request that the Registration Statement relating to this Prospectus be declared effective or to accept investor funds, until the Placement Agent receives indications of interest for at least the number of shares offered by this Prospectus. Confirmations and definitive prospectuses will be distributed to all investors indicating an interest in purchasing the offered securities promptly after pricing, informing investors of the closing date, which will be scheduled for three business days after the effective date of the Registration Statement. No investor funds will be accepted before the effective date of the Registration Statement. We expect to determine the public offering price based on a discount from market prices near the effective date of the registration statement relating to this offering, prices that potential investors indicate they are willing to pay and that will result in the purchase of all of the offered shares, and negotiations between the Placement Agent and us. If potential investors who indicated an interest in purchasing the offered shares elect not to purchase shares after the registration statement is effective, we intend to seek other investors interested in purchasing the offered shares who can transfer funds to the escrow agent in time for the scheduled closing. The Placement Agent intends to solicit a limited enough number of investors for the offered securities that it believes it will be able to collect the investors' funds in time to close three business days after the date of this prospectus.



         Before the closing date, all investors' funds will be placed in escrow with Citibank, N.A., as "Escrow Agent", in an escrow account established for the benefit of the investors. The Escrow Agent will hold such funds in accordance with Rule 15c2-4 promulgated under the Securities Exchange Act of 1934. Before the closing date, the Escrow Agent will advise us that the investors have deposited the requisite funds in the escrow account at the Escrow Agent. When we receive this notice, subject to the satisfaction of certain other conditions, we will deposit with Depository Trust Company the common shares purchased by the investors, to be credited to their accounts. We will collect investor funds only through the facilities of the Escrow Agent on the scheduled closing date, which will be three business days after the effective date of the Registration Statement. Interest on those funds, if any, will be paid to the investor. The offering will not continue after the scheduled closing date. If investor funds are not received in the full amount necessary to satisfy the requirements of the offering or if any of the other closing conditions are not satisfied or waived, the offering will terminate and all funds deposited in the escrow account, plus any interest earned on those funds in excess of certain expenses, will be promptly returned.


         We have agreed

         - to pay the Placement Agent 8% of the proceeds from the offering as part of the placement fee,
         - to sell the Placement Agent for $100 a five-year warrant to purchase 100,000 common shares, 10% of the number of common shares issued in this offering, at an exercise price equal to 120% of the public offering price of the common shares in this offering,
         - to indemnify the Placement Agent against some of its liabilities, or to contribute to its losses arising out of some of its liabilities, including liabilities under the Securities Act of 1933, and
         - to reimburse the Placement Agent for its out-of-pocket expenses, including the fees of its counsel.

The warrant will be exercisable during the four years beginning one year after the effective date of the registration statement relating to this offering. The warrant will contain provisions providing for adjustment of the exercise price and the number and type of securities issuable upon exercise of the warrant if specified events occur. The warrant will also grant the holders demand and piggy-back registration rights for the underlying common shares. We expect our other expenses of this offering to aggregate $85,000. If this offering is not completed for any reason, we will pay the Placement Agent's out-of-pocket expenses, fees and disbursements, including its legal fees and related blue sky fees.


         Under the terms of an agreement with the Placement Agent, we and our officers and directors (who beneficially hold in the aggregate 1,912,182 common shares, including common shares issuable upon exercise of outstanding options beneficially owned by them) have agreed not to sell, offer to sell, issue, distribute or otherwise dispose of any of our common shares for a period of 180 days from the date of this Prospectus (subject to certain limited exceptions) without the prior written consent of the Placement Agent.


         The Placement Agent was the underwriter of a public offering of our common shares that closed on June 4, 1997. In connection with that offering, the Placement Agent received (1) $520,000 of underwriting discounts, (2) warrants to purchase 200,000 Common Shares at $4.80 a share exercisable during the four-year period beginning May 30, 1998 and (3) reimbursement of its expenses. A. Brean Murray, one of our directors since June 1999, is the Chairman, President and Chief Executive Officer of Brean Murray & Co., Inc. Brean Murray & Co., Inc. is a wholly-owned subsidiary of BMI Holding Co. A. Brean Murray is also the Chairman, President and Chief Executive Officer of BMI Holding Co., and he and his wife own 83% of the outstanding voting stock of BMI Holding Co.

         The Placement Agent was also the underwriter of a public offering of our common shares that closed on April 8, 1998. In connection with that offering, the Placement Agent received (1) $654,063 of underwriting discounts, and (2) reimbursement of its expenses.

         In November 1999, we engaged Brean Murray & Co., Inc. to provide investment banking advice and services to us for a term of six months and then month-to-month thereafter, unless earlier terminated by the parties. We agreed to pay Brean Murray & Co., Inc. a fee of $50,000 plus reasonable out-of-pocket expenses for its services under this agreement.

         Pursuant to an engagement letter between us and Brean Murray & Co., Inc., dated March 1, 2000, we agreed to pay Brean Murray & Co., Inc. a commission of 3.5% on proceeds of specified securities sales, including sales pursuant to the Private Equity Line Agreement, dated as of March 6, 2000, between us and Kingsbridge Capital Limited. We paid Brean Murray & Co., Inc. $70,000 in commissions pursuant to this engagement letter.

         Also, during fiscal 2000, we granted A. Brean Murray (1) a 10-year option to purchase 50,000 common shares on May 31, 2000, exercisable at $3.00 a share, which was more than the fair market value of the common shares on the date of grant, in connection with negotiating and assisting us in completing our CorRestore license transaction, and (2) a 10-year option to purchase 50,000 common shares on May 31, 2000, exercisable at $4.36 a share, which was more than the fair market value of the common shares on the date of grant, in connection with the Private Equity Line Agreement.

         Pursuant to an engagement letter between us and Brean Murray & Co., Inc., dated March 29, 2001, we engaged Brean Murray & Co., Inc. as our exclusive placement agent in connection with our April 2001 private placement of 1,325,000 common shares at $1.75 a share. Brean Murray & Co., Inc. received for its services (1) $104,362.50 as a placement agent fee and (2) warrants to purchase 25,000 common shares at $2.10 per share exercisable during the four-year period beginning April 9, 2002. The Brean Murray & Co., Inc. Profit Sharing Plan purchased 32,285 common shares in the offering, and Robert R. Henry, one of our directors, purchased 100,000 common shares in the offering. Both of these purchases are subject to shareholder approval.

                                  LEGAL MATTERS

         The validity of the issuance of the common shares offered by this Prospectus will be passed upon for Somanetics by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan. Certain legal matters will be passed upon for the Placement Agent by Piper Marbury Rudnick & Wolfe LLP, New York, New York.

                                     EXPERTS

         The financial statements as of November 30, 2000 and 1999, and for each of the three years in the period ended November 30, 2000, included in this Prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and include an explanatory paragraph referring to an uncertainty concerning the Company's ability to continue as a going concern) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             SOMANETICS CORPORATION

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE

Independent Auditors' Report..............................................................................      F-2
Balance Sheets --- August 31, 2001 (Unaudited) and November 30, 2000 and 1999.............................      F-3
Statements of Operations --- For the Nine-Month Periods Ended August 31, 2001 and 2000 (Unaudited)
     and for the Years Ended November 30, 2000, 1999 and 1998.............................................      F-4
Statements of Shareholders' Equity --- For the Nine-Month Period Ended August 31, 2001 (Unaudited)
     and for the Years Ended November 30, 2000, 1999 and 1998.............................................      F-5
Statements of Cash Flows --- For the Nine-Month Periods Ended August 31, 2001 and 2000 (Unaudited)
     and for the Years Ended November 30, 2000, 1999 and 1998.............................................      F-6
Notes to Financial Statements.............................................................................      F-7


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Somanetics Corporation
Troy, Michigan


We have audited the accompanying balance sheets of Somanetics Corporation (the "Company") as of November 30, 2000 and 1999, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended November 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at November 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, conditions exist which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.




/s/ DELOITTE & TOUCHE LLP


Detroit, Michigan
January 4, 2001

                             SOMANETICS CORPORATION

                                 BALANCE SHEETS



                                                                                               November 30,
                                                                    August 31,      -----------------------------------
                                                                       2001             2000                  1999
                                                                  --------------    -------------         -------------
                                                                    (unaudited)

ASSETS
CURRENT ASSETS:
    Cash and cash equivalents (Note 4)........................    $      424,088    $     122,299         $   1,423,423
    Marketable Securities (Note 4)............................              --              --                  833,736
    Accounts receivable, net of allowance for doubtful
        accounts of $0, $0 and $0 at August 31, 2001,
        November 30, 2000 and November 30, 1999,
        respectively..........................................           651,942        1,349,726               764,153
    Inventory (Note 4)........................................           977,897          613,930               611,332
    Prepaid expenses..........................................            57,398           83,100                89,702
                                                                  --------------    -------------         -------------
        Total current assets..................................         2,111,325        2,169,055             3,722,346
                                                                  --------------    -------------         -------------
PROPERTY AND EQUIPMENT:  (Note 4)
    Machinery and equipment...................................         1,609,909        1,471,114             1,397,214
    Furniture and fixtures....................................           183,497          183,497               183,497
    Leasehold improvements....................................           165,642          165,642               165,642
                                                                  --------------    -------------         -------------
        Total.................................................         1,959,048        1,820,253             1,746,353
    Less accumulated depreciation and amortization............        (1,576,531)      (1,384,000)           (1,097,695)
                                                                  ---------------   --------------        --------------
        Net property and equipment............................           382,517          436,253               648,658
                                                                  --------------    -------------         -------------
OTHER ASSETS:
    Intangible assets, net (Note 4)...........................           868,970        1,038,688                58,393
    Other.....................................................            15,000           15,000                15,000
                                                                  --------------    -------------         -------------
        Total other assets....................................           883,970        1,053,688                73,393
                                                                  --------------    -------------         -------------
TOTAL ASSETS..................................................    $    3,377,812    $   3,658,996         $   4,444,397
                                                                  ==============    =============         =============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable..........................................    $      408,984    $     508,647         $     498,008
    Accrued liabilities (Notes 5 and 7).......................           124,495          267,184               263,895
                                                                  --------------    -------------         -------------
        Total current liabilities.............................           533,479          775,831               761,903
                                                                  --------------    -------------         -------------
COMMITMENTS AND CONTINGENCIES (Note 7)........................
SHAREHOLDERS' EQUITY: (Notes 3 and 11)
    Preferred shares; authorized, 1,000,000 shares of $.01 par
        value; no shares issued or outstanding................              --               --                    --
    Common shares; authorized, 20,000,000 shares of $.01 par
        value; issued and outstanding, 8,075,081 at August 31,
        2001, 6,637,087 shares at November 30, 2000,
        and 6,035,597 shares at November 30, 1999.............            80,751           66,371                60,356
    Additional paid-in capital................................        55,268,735       52,940,540            50,290,067
    Accumulated unrealized losses on investments..............             --               --                 (166,270)
    Accumulated deficit.......................................       (52,505,153)     (50,123,746)          (46,501,659)
                                                                  ---------------   --------------        --------------
        Total shareholders' equity............................         2,844,333        2,883,165             3,682,494
                                                                  --------------    -------------         -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................    $    3,377,812    $   3,658,996         $   4,444,397
                                                                  ==============    =============         =============


                     See notes to financial statements

                             SOMANETICS CORPORATION

                            STATEMENTS OF OPERATIONS

                                               For the Nine-Month
                                                 Periods Ended
                                                  August 31,                       For the Years Ended November 30,
                                        -------------------------------    ------------------------------------------------
                                             2001             2000              2000             1999              1998
                                        -------------     -------------    -------------     -------------    -------------
                                                   (unaudited)


NET REVENUES (Notes 4 and 10).......     $  3,809,727     $   3,474,089    $   5,103,098     $   4,000,972    $   2,490,851
COST OF SALES.......................        1,408,453         1,633,306        2,370,205         1,905,541        1,326,160
                                         ------------     -------------    -------------     -------------    -------------
  Gross margin......................        2,401,274         1,840,783        2,732,893         2,095,431        1,164,691
                                         ------------     -------------    -------------     -------------    -------------


OPERATING EXPENSES:
  Research, development and engineering
     (Note 4).......................          623,114          326,119           513,816          598,348           664,874
  Selling, general and administrative
     (Note 9).......................        4,177,980        4,266,488         5,722,409        6,435,628         6,346,595
                                         ------------     ------------     -------------     ------------     -------------
  Total operating expenses..........        4,801,094        4,592,607         6,236,225        7,033,976         7,011,469
                                         ------------     ------------     -------------     ------------     -------------
OPERATING LOSS......................       (2,399,820)      (2,751,824)       (3,503,332)      (4,938,545)       (5,846,778)
                                         ------------     ------------     -------------     ------------     -------------
OTHER INCOME:
  Loss on sale of securities........               --         (133,182)        (211,560)               --                --
  Interest income...................           21,114           81,006            92,805          273,254           368,846
  Interest expense and other........           (2,701)              --                --               --             8,100
                                         ------------     ------------     -------------     ------------     -------------
     Total other income (expense)...           18,413          (52,176)         (118,755)         273,254           376,946
                                         ------------     ------------     -------------     ------------     -------------
NET LOSS............................     $ (2,381,407)    $ (2,804,000)    $  (3,622,087)    $ (4,665,291)    $  (5,469,832)
                                         ============     ============     =============     ============     =============

NET LOSS PER COMMON SHARE -
  BASIC AND DILUTED (Note 4)........     $       (.32)    $       (.45)    $        (.57)    $       (.77)    $       (1.01)
                                         ============     ============     =============     ============     =============
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING -
  BASIC AND DILUTED (Note 4).......         7,450,030        6,227,996         6,310,109        6,035,597         5,421,795
                                        =============     ============     =============     ============     =============



                     See notes to financial statements

                             SOMANETICS CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                  ACCUMULATED
                                                ADDITIONAL                        UNREALIZED         TOTAL
                                   SHARE          PAID-IN        ACCUMULATED       LOSSES ON     SHAREHOLDERS'    COMPREHENSIVE
                                   VALUE          CAPITAL          DEFICIT        INVESTMENTS       EQUITY           INCOME
                              --------------  --------------   --------------   --------------  --------------   --------------

Balance at December 1, 1997...   42,853          41,212,639       (36,366,536)                     4,888,956

Exercise of stock options
    for cash..................        3               1,345                                            1,348
For cash, less issuance
    costs of $968,917.........   17,500           9,076,083                                        9,093,583
Net loss......................                                     (5,469,832)                    (5,469,832)      (5,469,832)
Unrealized losses on
    investments...............                                                      (96,262)         (96,262)         (96,262)
                                                                                                                 ------------
    Comprehensive income......                                                                                   $ (5,566,094)
                               --------         -----------      ------------     ---------      -----------     ============
Balance at November 30, 1998..   60,356          50,290,067       (41,836,368)      (96,262)       8,417,793

Net loss......................                                     (4,665,291)                    (4,665,291)      (4,665,291)
Unrealized losses on
    investments...............                                                      (70,008)         (70,008)         (70,008)
                                                                                                                  -----------
    Comprehensive income......                                                                                    $(4,735,299)
                               --------        ------------      ------------    ----------      -----------      ===========
Balance at November 30, 1999.. $ 60,356        $ 50,290,067      $(46,501,659)   $ (166,270)     $ 3,682,494

For cash, less issuance costs
    of $193,619...............    6,015           1,600,366                                        1,606,381
Warrants issued to acquire
    license, less acquisition
    costs of $46,791..........                    1,050,107                                        1,050,107
Net loss......................                                     (3,622,087)                    (3,622,087)      (3,622,087)
Unrealized losses on
    investments...............                                                      (45,290)         (45,290)         (45,290)
Reclassification of unrealized
    losses....................                                                      211,560          211,560          211,560
                                                                                                                  -----------
    Comprehensive income......                                                                                    $(3,455,817)
                               --------        ------------      ------------    ----------      -----------      ===========
Balance at November 30, 2000.. $ 66,371        $ 52,940,540      $(50,123,746)   $       --      $ 2,883,165
(Unaudited)
For cash, less issuance costs
    of $13,000................    1,130             185,870                                          187,000
For cash, less issuance costs
    of $162,750...............   13,250           2,142,325                                        2,155,575
Net loss and comprehensive
    income....................                                     (2,381,407)                    (2,381,407)     $(2,381,407)
                               --------        ------------     -------------   -----------      -----------      ===========
Balance at August 31, 2001.... $ 80,751        $ 55,268,735     $ (52,505,153)  $        --      $ 2,844,333
                               ========        ============     =============   ===========      ===========

                     See notes to financial statements

                             SOMANETICS CORPORATION

                            STATEMENTS OF CASH FLOWS



                                              For the Nine-Month
                                                Periods Ended
                                                  August 31,                       For the Years Ended November 30,
                                            --------------------------    -----------------------------------------
                                               2001           2000            2000          1999           1998
                                            -----------    -----------    -----------    -----------    -----------
                                                  (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss .............................    $(2,381,407)   $(2,804,000)   $(3,622,087)   $(4,665,291)   $(5,469,832)
  Adjustments to reconcile net loss
    to net cash used in operations:
    Depreciation and amortization ......        378,954        306,268        446,962        295,598        176,986
    Realized losses on sales of
      marketable securities ............           --             --          210,724           --             --
    Changes in assets and liabilities:
    Accounts receivable (increase)
      decrease .........................        697,784         91,304       (585,573)      (148,471)      (423,984)
    Inventory (increase) decrease ......       (363,967)      (404,181)        (2,598)        49,632       (227,950)
    Prepaid expenses (increase)
      decrease .........................         25,702         16,882          6,602          2,348        (20,469)
    Other assets (increase) decrease ...           --          (46,789)       (46,789)          --            8,512
    Accounts payable increase
      (decrease) .......................        (99,663)       (92,360)        10,639        235,076        (78,568)
    Accrued liabilities increase
      (decrease) .......................       (142,689)      (167,885)         3,289       (102,327)       (80,754)
                                            -----------    -----------    -----------    -----------    -----------
      Net cash (used in) operations ....     (1,885,286)    (3,100,761)    (3,578,831)    (4,333,435)    (6,116,059)
                                            -----------    -----------    -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities ...           --             --             --             --       (5,013,204)
  Proceeds from sale of marketable
      securities .......................           --          655,525        789,282      4,013,198      2,470,780
  Acquisition of property and
      equipment (net) ..................       (155,500)       (90,101)      (117,956)      (233,169)      (591,995)
                                            -----------    -----------    -----------    -----------    -----------
      Net cash provided by (used in)
        investing activities ...........       (155,500)       565,424        671,326      3,780,029     (3,134,419)
                                            -----------    -----------    -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of
      common shares ....................      2,342,575      1,419,380      1,606,381           --        9,094,931
                                            -----------    -----------    -----------    -----------    -----------
      Net cash provided by financing
         activities ....................      2,342,575      1,419,380      1,606,381           --        9,094,931
                                            -----------    -----------    -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS .................        301,789     (1,115,957)    (1,301,124)      (553,406)      (155,547)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD ..................        122,299      1,423,423      1,423,423      1,976,829      2,132,376
                                            -----------    -----------    -----------    -----------    -----------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD ........................    $   424,088    $   307,466    $   122,299    $ 1,423,423    $ 1,976,829
                                            ===========    ===========    ===========    ===========    ===========

Supplemental Disclosure of Non cash investing activities:
  Issuance of warrants and stock options in connection
      with license acquisition (Note 4)                    $ 1,050,107    $ 1,050,107




                       See notes to financial statements

                             SOMANETICS CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

1.       ORGANIZATION AND OPERATIONS

         We are a Michigan corporation that was formed in January 1982. We develop, manufacture and market the INVOS(R) Cerebral Oximeter, the only non-invasive patient monitoring system commercially available in the United States that continuously measures changes in the blood oxygen level in the brain. The Cerebral Oximeter is based on our proprietary In Vivo Optical Spectroscopy, or INVOS, technology. INVOS analyzes various characteristics of human blood and tissue by measuring and analyzing low-intensity visible and near-infrared light transmitted into portions of the body.

         We are also developing the CorRestore(TM) patch for use in cardiac repair and reconstruction, including heart surgeries called surgical anterior ventricular endocardial restoration, or SAVER. We entered into a License Agreement as of June 2, 2000 with the inventors and their company, CorRestore LLC. The license grants us exclusive, worldwide, royalty-bearing licenses to specified rights relating to the CorRestore patch and related products and accessories for SAVER, subject to the terms and conditions of the license agreement (Note 4).

         We have incurred expenses in designing, developing, marketing and selling our products, and in raising capital for our business.

2.       FINANCIAL STATEMENT PRESENTATION

         We have incurred an accumulated deficit of $50,123,746 through November 30, 2000. We had working capital of $1,393,224, cash and cash equivalents of $122,299, total current liabilities of $775,831 and shareholders' equity of $2,883,165, as of November 30, 2000.

         On June 6, 1996, we received clearance from the FDA to market our model 3100A Cerebral Oximeter in the United States, and on October 13, 1997, we received clearance from the FDA to market enhancements to our Cerebral Oximeter in the United States. On September 15, 2000, we received FDA clearance to market our model 5100 Cerebral Oximeter in the United States. The model 5100 has the added capability of being able to monitor pediatric patients. Our current financial condition and results of operations and the status of our product marketing efforts and sales have been affected by the process of obtaining such clearances.

         As of January 2, 2001, we had seven international distributors for the model 4100 Cerebral Oximeter, three international distributors for the model 5100 Cerebral Oximeter, 12 direct sales personnel, four clinical specialists, and one international sales consultant. During fiscal 2000, we sold our product to 19 of our international distributors and devoted most of our marketing to continuing to introduce cerebral oximetry patient monitoring into the operating rooms of hospitals. There can be no assurance that we will be successful or profitable in marketing the Cerebral Oximeter and the related SomaSensor.

         We believe that markets exist for the products we have developed and are developing; however, whether our products will be successful is uncertain. You should consider the following factors in evaluating the likelihood of our success: our limited resources and current financial condition, the problems and expenses frequently encountered by companies forming a new business, our ability to develop, apply and market new technology, and our industry and competitive environment.

         The net proceeds from our public offering of common shares in April 1998 (Note 3) and the net proceeds from sales of common shares to Kingsbridge Capital Limited during fiscal 2000 (Note 3) were sufficient to fund our working capital requirements for the fiscal year ended November 30, 2000.

         We believe that the cash and cash equivalents on hand at November 30, 2000, together with the estimated net proceeds from the sales of the then remaining 398,510 common shares over time to Kingsbridge Capital Limited pursuant to the Private Equity Line Agreement (Note 3) based on current market prices, will be adequate to satisfy our operating and capital requirements through February 2001. By that time we will be required to raise additional cash either through additional sales of our products, through sales of securities, by incurring indebtedness or by

                             SOMANETICS CORPORATION
some combination of these alternatives. If we are unable to raise additional cash by that time, we will be required to reduce or discontinue our operations.

         The estimated length of time current cash and cash equivalents will sustain our operations is based on estimates and assumptions we have made. These estimates and assumptions are subject to change as a result of actual experience. Changes in the market price or trading volume of our common shares could reduce the proceeds we receive for selling those common shares under the Private Equity Line Agreement, decrease the number of shares we can sell in a particular period or both. Actual capital requirements necessary to market the Cerebral Oximeter and SomaSensor, to develop and test the CorRestore patch, to undertake other product development activities, and for working capital might be substantially greater than current estimates.

         We do not believe that product sales will be sufficient to fund our operations in fiscal 2001.

         We are a party to the Private Equity Line Agreement described in Note
3. As of November 30, 2000, we may sell up to an aggregate of $13,200,000 more of our common shares under the Private Equity Line Agreement. However, we must obtain shareholder approval and register under the Securities Act of 1933 any common shares we sell pursuant to the Private Equity Line Agreement beyond the then remaining 398,510 already registered common shares. We are seeking shareholder approval at the 2001 Annual Meeting of Shareholders to issue up to 3,000,000 common shares pursuant to this arrangement, including the common shares already issued.

         We are considering various capital-raising alternatives, including a private placement or public offering of newly-issued debt or equity securities. Final terms and conditions of any offering may be subject to, among other things, the satisfactory completion by an underwriter or placement agent of such inquiry and investigation of the transaction and of us as they may deem appropriate, and a determination that there has been no material adverse change in the conditions in the markets for the offering or the financial markets generally. In addition, the type and amount of securities, if any, that might ultimately be issued in any such offering have not yet been determined and will be dependent on negotiations with the underwriter, any private placement investor, market conditions and our then current estimate of the proceeds necessary or desired to sustain our operations. There can be no assurance that such offering will occur or that we will be able to raise any capital or capital in amounts we desire, or on terms and conditions acceptable to us.

         We have no loan commitments.

         Even if we receive additional capital, we might not be able to achieve the level of sales necessary to sustain our operations, and we will incur the costs of developing and testing the CorRestore patch before we realize any revenues from the patch. We might not be able to obtain any funds on terms acceptable to us and at times required by us through sales of our products, sales of securities or loans in sufficient quantities.

         These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.

         2001 Interim Information (Unaudited)

         We prepared our unaudited interim financial statements pursuant to the Securities and Exchange Commission's rules. Accordingly, they do not include all of the information and footnotes normally included in our annual financial statements prepared in accordance with generally accepted accounting principles. We believe, however, that the disclosures are adequate to make the information presented not misleading.

         The unaudited interim financial statements in this report reflect all adjustments which are, in our opinion, necessary to a fair statement of the results for the interim periods presented. All of these adjustments that are material are of a normal recurring nature. Our operating results for the nine-month period ended August 31, 2001 do not necessarily indicate the results that you should expect for the year ending November 30, 2001.

                             SOMANETICS CORPORATION

         We have incurred an accumulated deficit of $52,505,153 through August 31, 2001. We had working capital of $1,577,846, cash and cash equivalents of $424,088, total current liabilities of $533,479 and shareholders' equity of $2,844,333 as of August 31, 2001.

         We believe that the cash and cash equivalents on hand at August 31, 2001, together with the estimated net borrowings available under the Crestmark Bank Loan and Security Agreement and the estimated net proceeds of our proposed public offering of 1,000,000 common shares in December 2001, will be adequate to satisfy our operating and capital requirements for more than the next twelve months.

         The estimated length of time current cash and cash equivalents will sustain our operations is based on estimates and assumptions we have made. These estimates and assumptions are subject to change as a result of actual experience. Actual capital requirements necessary to market the Cerebral Oximeter and SomaSensor, to develop and test the CorRestore patch, to undertake other product development activities, and for working capital might be substantially greater than current estimates.

         Product sales were not sufficient to fund our operations in fiscal 2001. Although we expect to report net income for our fourth fiscal quarter ended November 30, 2001, we currently cannot predict whether quarterly profitability will continue, because of the costs required to launch the CorRestore patch and uncertain and fluctuating revenues, among other things.

         We might not be able to achieve the level of sales necessary to sustain our operations, and we will incur the costs of developing and testing the CorRestore patch before we realize any revenues from the patch. We might not be able to obtain any funds on terms acceptable to us and at times required by us through sales of our products, sales of securities or loans in sufficient quantities.

3.       STOCK OFFERINGS AND COMMON SHARES

         As of November 30, 2000, we had 55,120 redeemable warrants outstanding exercisable at $17.50 per share until April 1, 2001. These warrants were issued in our April 1996 Regulation S securities offering. The conditions permitting us to redeem these warrants have not been met as of January 2, 2001. In addition, the placement agents in that offering and their transferees hold warrants to purchase 11,424 common shares exercisable at $12.50 per share until April 1, 2001. Also, the underwriter of the June 1997 public offering and its transferees received warrants to purchase 200,000 common shares exercisable at $4.80 per share until May 29, 2002. In addition, Kingsbridge Capital Limited received warrants to purchase 200,000 common shares exercisable at $4.36 per share until September 3, 2005 pursuant to the Private Equity Line Agreement described below. Also, CorRestore, LLC and its agent, Wolfe & Company, received warrants to purchase 400,000 common shares exercisable at $3.00 per share until June 2, 2005 pursuant to the CorRestore license agreement, and warrants to purchase an additional 2,100,000 common shares exercisable at $3.00 per share until November 21, 2006, pursuant to the CorRestore license agreement. It is unlikely that these warrants will be exercised if the exercise price exceeds the market price of the common shares.

         On April 8, 1998, we completed the public offering of 1,750,000 newly-issued common shares at a price of $5.75 per share, for gross proceeds of $10,062,500, through an offering underwritten by Brean Murray & Co., Inc. Our net proceeds, after deducting the underwriting discount and the estimated expenses of the offering, were approximately $9,100,000.

         On March 6, 2000, we entered into the Private Equity Line Agreement with Kingsbridge Capital Limited, a private institutional investor. Pursuant to the Private Equity Line Agreement we may issue and sell, from time to time, common shares for cash consideration up to an aggregate of $15 million. As required by the Private Equity Line Agreement, we have filed a registration statement to permit Kingsbridge to resell to the public 1,000,000 of the shares that we sell to it pursuant to the Private Equity Line Agreement. Until March 31, 2002, we may sell, or "put," common shares to Kingsbridge from time to time in amounts and at times we select at our discretion, subject to specific restrictions set forth in the Private Equity Line Agreement. The price for these sales is between 86% and 90% of the then current average market price of our common shares. The actual percentage will depend on an

                             SOMANETICS CORPORATION
average market price of our common shares. In addition, we must pay Brean Murray & Co., Inc. a 3.5% commission in connection with these sales. We must also pay additional expenses in connection with these sales. We are not permitted to sell more than 19.9% of our outstanding common shares pursuant to this arrangement unless we first obtain shareholder approval under The Nasdaq SmallCap Market rules.

         As of November 30, 2000, we may sell up to an aggregate of $13,200,000 more of our common shares under the Private Equity Line Agreement. However, we must obtain shareholder approval and register under the Securities Act of 1933 any common shares we sell pursuant to the Private Equity Line Agreement beyond the then remaining 398,510 already registered common shares.

         We have completed the following sales of common shares under the Private Equity Line Agreement:

         - On April 13, 2000, we sold 167,131 common shares to Kingsbridge, at a price of $3.59 per share, for gross proceeds of $600,000.

         - On May 11, 2000, we sold 148,148 common shares to Kingsbridge, at a price of $2.70 per share, for gross proceeds of $400,000.

         - On June 22, 2000, we sold 177,515 common shares to Kingsbridge, at a price of $3.38 per share, for gross proceeds of $600,000.

         - On November 3, 2000, we sold 108,696 common shares to Kingsbridge, at a price of $1.84 per share, for gross proceeds of $200,000.

Our net proceeds, after deducting the commissions and the estimated expenses of the offerings, were approximately $1,606,000.

         Common shares reserved for future issuance upon exercise of stock options and warrants as discussed above at November 30, 2000, are as follows:

                  1983 Stock Option Plan........................................            9,317
                  1991 Incentive Stock Option Plan..............................          110,289
                  1993 Director Stock Option Plan...............................            2,498
                  1997 Stock Option Plan........................................        1,334,800
                  Options Granted Independent of Option Plans...................          163,578
                  Placement Agent Warrants......................................           11,424
                  Regulation S Warrants.........................................           55,120
                  Underwriter Warrants..........................................          200,000
                  Kingsbridge Capital Limited Warrants..........................          200,000
                  License Acquisition Warrants..................................          400,000
                                                                                      -----------
                           Total reserved for future issuance...................        2,487,026
                                                                                      ===========

4.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Cash Equivalents consist of short-term, interest-bearing investments maturing within three months of our acquisition of them.

         Marketable Securities consist of lower rated, fixed income securities, classified as available for sale, maturing approximately six months to one year from the date of acquisition and are stated at fair market value.

                             SOMANETICS CORPORATION

         Inventory is stated at the lower of cost or market on a first-in, first-out (FIFO) basis. Inventory consists of:

                                                                                        NOVEMBER 30,
                                                            AUGUST 31,        ---------------------------------
                                                               2001                2000               1999
                                                          --------------      --------------     --------------
                                                            (UNAUDITED)
              Finished goods.........................      $     57,941         $    36,374        $   107,820
              Work in process........................           219,949             124,127             38,682
              Purchased components...................           700,007             453,429            464,830
                                                           ------------         -----------        -----------
                  Total..............................      $    977,897         $   613,930        $   611,332
                                                           ============         ===========        ===========

         Property and Equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which range from two to five years.

         Intangible Assets consist of patents and trademarks, and license acquisition costs. Patents and trademarks are recorded at cost and are being amortized on the straight-line method over 17 years. License acquisition costs are related to our acquisition of exclusive, worldwide, royalty-bearing licenses to specified rights relating to the CorRestore patch and related products and accessories.

         We entered into a License Agreement as of June 2, 2000 with the inventors and their company, CorRestore LLC. The license grants us exclusive, worldwide, royalty-bearing licenses to specified rights relating to the CorRestore patch and related products and accessories for SAVER, subject to the terms and conditions of the license agreement. Pursuant to the license agreement, CorRestore LLC has agreed to provide various consulting services to us. We have agreed to pay all of the expenses of such consultation, of clinical testing of the CorRestore patch, training doctors in SAVER and training our personnel and customers in the use of the CorRestore patch.

         In exchange for the licenses and consulting services, we agreed to the following compensation for CorRestore LLC and its agent, Wolfe & Company: (1) a royalty of 10% of our "net sales" of products subject to the licenses, (2) five-year warrants to purchase up to 400,000 common shares at $3.00 a share, exercisable to purchase 300,000 shares immediately and to purchase an additional 50,000 shares upon our receipt of clearance or approval from the FDA to market the CorRestore patch in the United States and another 50,000 shares upon our receipt of CE certification for the CorRestore patch, (3) additional five-year warrants to purchase up to 2,100,000 common shares at $3.00 a share, to be granted when we receive clearance or approval from the FDA to market the CorRestore patch in the United States, exercisable based on our cumulative net sales of the CorRestore patch products, and (4) a consulting fee of $25,000 a year to each of the inventors until we sell 1,000 CorRestore patches.

         License acquisition costs consist of professional service fees recorded at cost, our estimate of the fair value of the ten-year vested stock options to purchase 50,000 common shares at $3.00 a share granted to one of our directors in connection with negotiating and assisting us in completing the transaction, and our estimate of the fair value of the 300,000 common share vested portion of the five-year warrants to purchase up to 400,000 common shares at $3.00 a share issued in the transaction. We estimated the value of the stock options to purchase 50,000 common shares using the Black-Scholes valuation model with the following assumptions: expected volatility (the measure by which the stock price has fluctuated or is expected to fluctuate during the period) 111.16%, risk-free interest rate of 7.5%, expected life of 4 years and dividend yield of 0%. We estimated the value of the warrants to purchase 300,000 common shares using the Black-Scholes valuation model with the following assumptions: expected volatility (the measure by which the stock price has fluctuated or is expected to fluctuate during the period) 111.16%, risk-free interest rate of 7.5%, expected life of 5 years and dividend yield of 0%.

                             SOMANETICS CORPORATION

         These costs are being amortized on the straight-line method over 5 years. Intangible assets consist of:

                                                                                        NOVEMBER 30,
                                                            AUGUST 31,        ---------------------------------
                                                               2001                2000               1999
                                                          --------------      --------------     --------------
                                                            (UNAUDITED)
              License acquisition costs..............      $  1,096,898         $ 1,096,898        $    --
              Patents and trademarks.................           111,733             111,733            111,733
                                                           ------------         -----------        -----------
                  Sub-total..........................         1,208,631           1,208,631            111,733
              Less accumulated amortization..........          (339,661)           (169,943)           (53,340)
                                                           -------------        ------------       ------------
                  Total..............................      $    868,970         $ 1,038,688        $    58,393
                                                           =============        ============       ============

         Intangible assets are reviewed periodically for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recovered.

         Revenue Recognition occurs upon shipment to customers.

         Research, Development and Engineering costs are expensed as incurred.

         Loss Per Common Share - basic and diluted is computed using the weighted average number of common shares outstanding during each period. Common shares issuable under stock options and warrants have not been included in the computation of net loss per common share - diluted, because such inclusion would be antidilutive. As of November 30, 2000, we had outstanding 2,261,081 warrants and options to purchase common shares, and as of November 30, 1999, we had outstanding 1,568,481 warrants and options to purchase common shares. As of August 31, 2001 and August 31, 2000, we had outstanding 2,683,328 and 2,262,081, respectively, of warrants and options to purchase common shares.

         Accounting Pronouncements Effective December 1, 2000, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement had no impact on our financial statements. Effective July 1, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." This Statement is effective for fiscal years beginning after December 15, 2001, and establishes accounting and reporting standards for goodwill and other intangible assets. This Statement is effective for our financial statements for the fiscal year ending November 30, 2003. We have not yet determined the impact of this Statement on our financial statements.

         Effective October 1, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement is effective for fiscal years beginning after December 15, 2001, and replaces Statement No. 121 and provisions of APB Opinion No. 30 for the disposal of segments of a business. The statement creates one accounting model, based on the framework established in Statement No. 121, to be applied to all long-lived assets including discontinued operations. This Statement is effective for our financial statements for the fiscal year ending November 30, 2003. We have not yet determined the impact of this Statement on our financial statements.

         Use Of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses for each fiscal period. Actual results could differ from those estimated.

         Reclassifications - Certain reclassifications have been made to the financial statements for 1999 and 1998 to conform to the 2000 presentation. Certain reclassifications have been made to the financial statements for 2000, 1999 and 1998 to conform to the 2001 presentation.

                             SOMANETICS CORPORATION

5.       ACCRUED LIABILITIES

         Accrued liabilities consist of the following:

                                                                                        NOVEMBER 30,
                                                            AUGUST 31,        ---------------------------------
                                                               2001                2000               1999
                                                          --------------      --------------     --------------
                                                            (UNAUDITED)
              Accrued Sales Commissions..............      $     77,000         $   117,045        $   133,863
              Professional Fees......................            35,995              94,000             88,250
              Accrued Insurance......................             9,500              24,361             20,082
              Accrued Warranty.......................             2,000               7,000             11,700
              Accrued Incentive......................           --                   17,500            --
              Other..................................           --                    7,278             10,000
                                                           ------------         -----------        -----------
                  Total..............................      $    124,495         $   267,184        $   263,895
                                                           ============         ===========        ===========

6.       INCOME TAX

         Deferred income taxes reflect the estimated future tax effect of (1) temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations and
(2) net operating loss and tax credit carryforwards. Our deferred tax assets primarily represent the tax benefit of net operating loss carryforwards and research and general business tax credit carryforwards. We had deferred tax assets of approximately $16,734,000 and $15,646,000 for the years ended November 30, 2000 and 1999, respectively, which were entirely offset by valuation allowances, due to the uncertainty of utilizing such assets against future earnings, prior to their expiration. The components of deferred income tax assets as of November 30, 2000 and 1999 were as follows:

                                                                                   NOVEMBER 30,
                                                                       -------------------------------------
                                                                            2000                   1999
                                                                       --------------         --------------
                                                                                  (IN THOUSANDS)
                Net operating loss carryforwards...................     $    16,401             $    15,289
                Accrued liabilities................................              36                      37
                Basis difference of fixed assets...................             (90)                    (30)
                Research and general business tax credit carryforwards          387                     350
                                                                        -----------             -----------
                      Subtotal.....................................          16,734                  15,646
                Valuation allowance................................         (16,734)                (15,646)
                                                                        ------------            ------------
                      Deferred tax asset...........................     $        --             $        --
                                                                        ============            ============

         As of November 30, 2000, net operating loss carryforwards of approximately $48.0 million were available for Federal income tax purposes. Our ability to use the net operating loss carryforwards incurred on or before March 27, 1991 (the date we completed our initial public offering) is limited to approximately $296,000 per year. Research and business general tax credits of $387,000 are also available to offset future taxes. These losses and credits expire, if unused, at various dates from 2000 through 2020.

         Use of our net operating loss carryforwards, tax credit carryforwards and certain future deductions could be restricted, in the event of future changes in our equity structure, by provisions contained in the Tax Reform Act of 1986.

7.       COMMITMENTS AND CONTINGENCIES

         On September 10, 1991 we entered into a lease agreement for a 23,392 square foot, stand-alone office, assembly and warehouse facility. The current lease, as amended, expires December 31, 2003.

                             SOMANETICS CORPORATION

         Operating and building lease expense for the years ended November 30, 2000, 1999 and 1998 was approximately $182,000, $184,000, and $184,600, respectively. Approximate future minimum lease commitments are as follows:

                     YEAR ENDED NOVEMBER 30,
                     -----------------------
                      2001....................................   $    192,700
                      2002....................................   $    197,700
                      2003....................................   $    201,700
                      2004....................................         16,800
                                                                 ------------
                      Total...................................   $    608,900
                                                                 ============

         In December 1991, we amended and restated our profit sharing plan to include a 401(k) plan covering substantially all employees. Under provisions of the plan, participants may contribute, annually, between 1% and 15% of their compensation. At the discretion of our Board of Directors, we may contribute matching contributions or make other annual discretionary contributions to the plan, all of which, together with the participants' contributions, cannot exceed 15% of the total compensation we pay to eligible employees. We did not make any matching or discretionary contributions to the plan for the years ended November 30, 2000, 1999 or 1998.

         As of November 30, 2000, we had an employment agreement with Bruce J. Barrett, our President and Chief Executive Officer. Mr. Barrett's employment agreement, as amended, expires April 30, 2003 unless earlier terminated as provided in the agreement. Mr. Barrett is entitled to receive an annual base salary, plus potential discretionary bonuses. Mr. Barrett has agreed not to compete with us during specified periods.

         We may become subject to products liability claims by patients or physicians, and may become a defendant in products liability or malpractice litigation. We have obtained products liability insurance and an umbrella policy; however, we might not be able to maintain such insurance or such insurance might not be sufficient to protect us against products liability.

8.       STOCK OPTION PLANS

         In January 1983, February 1991, and January 1997, we adopted stock option plans for our key management employees, directors, consultants and advisors. The plans provide for our issuance of options to purchase a maximum of 15,668 common shares under the 1983 plan, 115,000 common shares under the 1991 plan, and 1,335,000 common shares under the 1997 plan. In addition, we granted options to employees independent of the plans. Awards and expirations under the 1983 plan, 1991 plan, 1997 plan, and independent of the plans during the years ended November 30, 2000, 1999 and 1998 are listed below.

         At November 30, 2000, no additional options may be granted under the 1983 plan, 14,667 common shares were available for options to be granted under the 1991 plan, and 211,278 common shares were available under the 1997 plan.

         In January 1993, we adopted the Somanetics Corporation 1993 Director Stock Option Plan. The directors plan provided up to 24,000 common shares for the grant of options to each director who was not one of our officers or employees. In January 1998, our Board of Directors terminated the directors plan, except as to options previously granted under the directors plan. Therefore, no additional options may be granted under the directors plan.

         In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued. We have chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation costs for stock options are measured as the excess, if any, of the market price of our stock at the date of the grant over the amount an employee must pay to acquire the stock. No compensation expense has been charged against income for stock option grants.

                             SOMANETICS CORPORATION

         Had compensation expense for our stock options been determined based on the fair value of the options on the grant date pursuant to the methodology of SFAS No. 123, our net loss on a pro forma basis would have increased by approximately $495,000 to $(4,117,000), or $(.65) per common share, for fiscal 2000, increased by approximately $571,000 to $(5,236,000),or $(.87) per common share, for fiscal 1999, and increased by approximately $1,589,000 to $(7,059,000), or $(1.30) per common share, for fiscal 1998. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for 2000, 1999 and 1998: expected volatility (the measure by which the stock price has fluctuated or is expected to fluctuate during the period) 109.94% for 2000 (95.05% for 1999 and 72.34% for 1998), risk-free interest rate of 6.0% for 2000 (6.5% for 1999 and 5% for 1998), expected lives of 4 years and dividend yield of 0%.

         A summary of our stock option activity and related information for years ended November 30, 2000, 1999 and 1998 follows:

                                        2000                         1999                          1998
                             --------------------------   ---------------------------   ---------------------------
                                              WEIGHTED                      WEIGHTED                     WEIGHTED
                                               AVERAGE                       AVERAGE                      AVERAGE
                               COMMON         EXERCISE       COMMON         EXERCISE       COMMON        EXERCISE
                               SHARES           PRICE        SHARES           PRICE        SHARES          PRICE
                             ----------     -----------   -----------     -----------   -----------     -----------
Options outstanding
  December 1,............     1,226,537      $    6.16        998,737      $    6.81        554,917      $   8.23
  Options granted........       236,000           3.24        242,900           3.38        476,122          5.82
  Options exercised......            --             --             --             --           (263)         4.75
  Options canceled.......       (68,000)          4.65        (15,100)          4.62        (32,039)        16.68
                             -----------     ---------     ------------     ---------    ------------     --------
Options outstanding
  November 30, (1) (2)...     1,394,537           5.74      1,226,537           6.16        998,737          6.81
                             ==========      =========    ===========      =========    ===========       ========
Options exercisable
  November 30,...........       958,152      $    6.66        585,952      $    8.03        356,589      $   9.70
                             ==========      =========    ===========      =========    ===========       ========

---------------------------

(1)      Exercise dates range from February 21, 1991 to May 31, 2010.

(2) As of November 30, 2000, options outstanding have exercise prices between $1.44 and $42.50, and a weighted average remaining contractual life of 7.05 years.

Also, see Note 11 for approval of an amendment to the 1997 plan.

9.       RELATED PARTY TRANSACTIONS

         We received legal services from certain shareholders. Services from such parties amounted to approximately $211,600 during the year ended November 30, 2000, $160,400 during the year ended November 30, 1999, and $195,500 during the year ended November 30, 1998.

         Brean Murray & Co., Inc. was the underwriter of our public offering of common shares in April 1998.

         We paid a non-refundable fee of $50,000 to Brean Murray & Co., Inc. during fiscal 1999 for financial advisory services.

         Pursuant to an engagement letter between us and Brean Murray & Co., Inc., dated March 1, 2000, we agreed to pay Brean Murray & Co., Inc. a commission of 3.5% on proceeds of specified securities sales, including sales pursuant to the Kingsbridge Capital Limited Private Equity Line Agreement. During fiscal 2000, we paid Brean Murray & Co., Inc. $63,000 in commissions pursuant to this engagement letter.

                             SOMANETICS CORPORATION

         Also, during fiscal 2000, we granted A. Brean Murray (1) a 10-year option to purchase 50,000 common shares on May 31, 2000, exercisable at $3.00 a share, which was more than the fair market value of the common shares on the date of grant, in connection with negotiating and assisting us in completing our CorRestore licenses, and (2) a 10-year option to purchase 50,000 common shares on May 31, 2000, exercisable at $4.36 a share, which was more than the fair market value of the common shares on the date of grant, in connection with the Kingsbridge Capital Limited Private Equity Line Agreement.

10.      MAJOR CUSTOMERS AND FOREIGN SALES

         Two international distributors accounted for approximately 23% (Europe) and 11% (Japan), respectively, of net revenues for the fiscal year ended November 30, 2000, one international distributor accounted for approximately 23% (Japan) of net revenues for the fiscal year ended November 30, 1999, and one United States distributor accounted for approximately 10% of net revenues for the fiscal year ended November 30, 1998 (this relationship was terminated in the third quarter of fiscal 1998 as part of our planned expansion of the direct sales force within the United States).

         Additionally, net revenues from foreign customers for the fiscal year ended November 30, 2000 was approximately $2,265,000, for the fiscal year ended November 30, 1999 was approximately $1,632,000, and for the fiscal year ended November 30, 1998 was approximately $959,000.

2001 Interim Information (Unaudited)

         One international distributor accounted for approximately 11% (Europe) of net revenues for the nine months ended August 31, 2001, and two international distributors accounted for approximately 20% (Europe) and 14% (Japan), respectively, of net revenues for the nine months ended August 31, 2000. Additionally, net revenues from foreign customers for the nine months ended August 31, 2001 was approximately $857,000 and for the nine months ended August 31, 2000 was approximately $1,589,000.

11.      SUBSEQUENT EVENTS

         On December 4, 2000, we sold 112,994 common shares to Kingsbridge, at a price of $1.77 per share, for gross proceeds of $200,000.

2001 Interim Information (Unaudited)

         Effective December 4, 2000, we granted 10-year options under the 1991 Stock Option Plan to purchase 14,667 common shares, and we granted 10-year options under the 1997 Stock Option Plan to purchase 180,333 common shares, to 27 of our key employees (including officers) and one of our consultants at an exercise price of $1.97 per share (the closing sale price of the common shares as of the date of grant). Effective March 5, 2001, we granted 10-year options under the 1997 Stock Option Plan to purchase 322,800 common shares to seven of our key employees (including officers) at an exercise price of $2.00 per share (the closing sale price of the common shares as of the date of grant). Stock Options issued to non-employees are valued at the date of grant using the Black Scholes valuation model, and are expensed as compensation expense over the vesting period of the stock option.

         On February 13, 2001, we entered into a Loan and Security Agreement with Crestmark Bank for a working capital line of credit for up to $750,000, collateralized by all of our assets. Under the Agreement, Crestmark Bank may, but is not obligated to, lend us amounts we request from time to time, up to $750,000, if no default exists. The loans are limited by a borrowing base based on qualifying accounts receivable and lender reserves. The loan is payable on demand, and collections of our receivables are directed to Crestmark Bank in payment of any outstanding balance of the loan.

         The principal amount outstanding bears interest, payable monthly, at the prime rate (6% at September 25, 2001) plus 2% plus a 2.4% service fee, and we paid a $45,000 commitment fee for the loan. Through August 31, 2001, we have borrowed an aggregate of $920,050 under the agreement and repaid $920,050 in principal amount

                             SOMANETICS CORPORATION
through Crestmark's collection of our receivables and by using some of the proceeds from our April 9, 2001 offering. As of August 31, 2001, $472,388 was available for borrowing, at Crestmark's discretion, under the facility. We have agreed to use the proceeds of the loans solely as working capital. The line of credit requires us to maintain minimum tangible net worth of $500,000 and a ratio of total liabilities to tangible net worth not to exceed 3:1. The line of credit terminates upon Crestmark's demand.

         Effective February 22, 2001, we granted to five of our directors, who are not officers or employees, 10-year options under the 1997 Stock Option Plan to purchase an aggregate of 10,000 common shares at an exercise price of $2.31 per share (the closing sale price of the common shares as of the date of grant).

         On February 22, 2001, our shareholders approved the issuance of warrants to purchase 2,100,000 common shares to CorRestore LLC under specified circumstances pursuant to our CorRestore license agreement and to issue the underlying shares upon exercise of those warrants.

         On February 22, 2001, our shareholders approved the issuance of up to 3,000,000 common shares pursuant to the Private Equity Line Agreement, including the common shares already issued.

         On February 22, 2001, our shareholders approved an amendment to the Somanetics Corporation 1997 Stock Option Plan to increase the number of common shares reserved for issuance pursuant to the exercise of options granted under the 1997 Plan by 325,000 shares, from 1,335,000 to 1,660,000 shares.

         Effective March 5, 2001, we de-registered the remaining shares originally registered for resale by Kingsbridge Capital Limited under the Private Equity Line Agreement, because we no longer intend to sell any more shares to Kingsbridge, except upon any exercise of its warrant, and Kingsbridge is no longer publicly offering for resale the shares subject to the warrant we granted to them. On April 10, 2001, we mutually agreed with Kingsbridge to terminate the Private Equity Line Agreement, the related Registration Rights Agreement, and Kingsbridge's right to the discount on any unsold shares, in exchange for our payment of $200,000 to Kingsbridge.

         On April 9, 2001, we completed the private placement of 1,325,000 newly-issued common shares at a price of $1.75 per share, for gross proceeds of $2,318,750. Our estimated net proceeds, after deducting the placement agent's commission and the expenses of the offering, were approximately $2,156,000. Brean Murray & Co., Inc. was our exclusive placement agent for the offering and received for its services (1) $104,362.50 as a placement agent fee, and (2) warrants to purchase 25,000 common shares at $2.10 per share exercisable during the four-year period beginning April 9, 2002. A. Brean Murray, one of our directors, and his wife control Brean Murray & Co., Inc. In addition, the Brean Murray & Co., Inc. Profit Sharing Plan purchased 32,285 common shares in the offering, and Robert R. Henry, one of our directors, purchased 100,000 common shares in the offering.

         Effective November 19, 2001 we granted one of our directors, who is not an officer or employee, 10-year options under the 1997 Stock Option Plan to purchase 2,000 common shares at an exercise price of $3.00 a share (the closing sale price of the common shares as of the date of grant).

         In November 2001 we received clearance from the FDA to market the CorRestore patch in the United States. As a result, effective November 21, 2001, we granted CorRestore, LLC and its agent, Wolfe & Company, warrants to purchase 2,100,000 common shares exercisable at $3.00 per share until November 21, 2006 pursuant to the CorRestore license agreement. None of these warrants has vested.

         In connection with the FDA clearance of the CorRestore patch, an additional 50,000 warrants to purchase common shares have vested for CorRestore LLC and its agent, Wolfe & Company. The warrants were previously issued on June 2, 2000 in connection with the acquisition of our CorRestore license, and have an exercise price of $3.00 a share. We estimated the value of these warrants using the Black-Scholes valuation model with the following assumptions: expected volatility (the measure by which the stock price has fluctuated or is expected to fluctuate during the period) 100.68%, risk-free interest rate of 4.0%, expected life of 42 months and dividend yield of 0%. Based on this calculation, the value of the additional vested warrants was determined to be approximately $116,000. This amount will be recorded as a license acquisition cost intangible asset.

                        QUARTERLY INFORMATION (UNAUDITED)

         The following is a summary of our quarterly operating results for the first three quarters of the fiscal year ending November 30, 2001 and for the fiscal years ended November 30, 2000 and 1999:

                                                                      QUARTER
                                 ----------------------------------------------------------------------------------
                                      FIRST                SECOND                 THIRD                FOURTH
                                 ---------------       ---------------       ---------------      -----------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

YEAR ENDING NOVEMBER 30, 2001
-----------------------------
Net revenues...............        $1,437,492            $1,261,513            $1,110,721
Gross margin...............           837,333               843,834               720,106
Net loss...................          (711,156)             (849,775)             (820,475)
Net loss per common
    share -basic and
    diluted................        $    (0.11)           $    (0.11)           $    (0.10)

YEAR ENDED NOVEMBER 30, 2000
----------------------------
Net revenues...............        $1,037,615            $1,430,066            $1,006,408            $1,629,009
Gross margin...............           544,256               711,597               584,929               892,111
Net loss...................          (885,928)             (922,885)             (995,187)             (818,087)
Net loss per common
    share -basic and
    diluted................        $    (0.15)           $    (0.15)           $    (0.15)           $    (0.12)

YEAR ENDED NOVEMBER 30, 1999
----------------------------
Net revenues...............        $  910,739            $1,041,479            $  877,346            $1,171,408
Gross margin...............           463,650               522,620               419,251               689,910
Net loss...................        (1,184,328)           (1,265,587)           (1,035,091)           (1,180,285)
Net loss per common
    share -basic and
    diluted................        $    (0.20)           $    (0.21)           $    (0.17)           $    (0.20)

                              [SOMANETICS(R) LOGO]
                             WINDOW TO THE BRAIN(TM)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated amounts of expenses to be borne by us in connection with the issuance and distribution of the securities being registered, other than the Placement Agent's fees:

                  Securities and Exchange Commission Registration Fee...........             $       1,031
                  NASD Filing Fee...............................................                       932
                  Printing and Engraving Expenses...............................                     1,000
                  Accounting Fees and Expenses..................................                    15,000
                  Legal Fees and Expenses.......................................                    50,000
                  Blue Sky Fees and Expenses....................................                     5,000
                  Transfer Agent's and Registrar's Fees and Expenses............                     1,000
                  Placement Agent's Expenses....................................                    10,000
                  Miscellaneous Expenses........................................                     1,037
                                                                                             -------------
                           Total................................................             $      85,000
                                                                                             =============

         All of these expenses, except the Securities and Exchange Commission registration fee and the NASD filing fee, represent estimates only.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Sections 561-571 of the Michigan Business Corporation Act directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

         We are obligated under our bylaws and an employment agreement with our chief executive officer to indemnify our present or former directors or executive officers and may indemnify any other person, to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding arising out of their past or future service to us or a subsidiary, or to another organization at our request or at the request of one of our subsidiaries. In addition, our Restated Articles of Incorporation limit certain personal liabilities of our directors.

         Reference is also made to Section 8 of the Placement Agency Agreement, a form of which is attached to this Registration Statement as Exhibit 1.1, with respect to undertakings by the Placement Agent to indemnify us, our directors and officers and each person who controls us within the meaning of the Securities Act of 1933 against certain civil liabilities, including certain liabilities under the Securities Act.

         We have obtained Directors' and Officers' liability insurance. The policy provides for $1,000,000 in coverage including prior acts dating to our inception and liabilities under the Securities Act in connection with this offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         The following securities of ours were sold by us during the past three years without being registered under the Securities Act:

                  1. On March 6, 2000, we entered into the Private Equity Line Agreement with Kingsbridge, pursuant to which we issued and sold, from time to time, common shares for cash consideration, as described below. Pursuant to the requirements of the Private Equity Line Agreement, we filed a Registration Statement under the Securities Act to permit Kingsbridge to resell to the public the shares that we sold to it pursuant to the Private Equity

Line Agreement. We issued 714,484 common shares under the Private Equity Line Agreement, as described below. The common shares were issued in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act. Effective March 5, 2001, we de-registered the remaining shares originally registered for resale by Kingsbridge under the Private Equity Line Agreement, because we no longer intend to sell any more shares to Kingsbridge, except upon any exercise of its warrant, and Kingsbridge is no longer publicly offering for resale the shares subject to the warrant we granted to them. On April 10, 2001, we mutually agreed with Kingsbridge to terminate the Private Equity Line Agreement, the related Registration Rights Agreement, and Kingsbridge's right to the discount on any unsold shares, in exchange for our payment of $200,000 to Kingsbridge.

                  2. In connection with the Private Equity Line Agreement, on March 6, 2000, we issued to Kingsbridge a warrant to purchase 203,108 of our common shares at a price of $4.29 a share, as adjusted to reflect the April 9, 2001 private placement described below. This offering is likely to result in an anti-dilution adjustment to this warrant, increasing the number of shares subject to the warrant and decreasing the exercise price. The warrant is exercisable at any time between September 3, 2000 and September 3, 2005. The warrant contains provisions that protect against dilution by adjustment of the exercise price and the number of shares issuable under the warrant upon the occurrence of specified events, such as a merger, stock split, reverse stock split, stock dividend, recapitalization, or issuance of common shares, options, warrants or convertible or exchangeable securities at less than the then current market value of the common shares. The exercise price of the warrant is payable either in cash, or by a cashless exercise, in which that number of common shares underlying the warrant having a fair market value at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price. The warrant was not registered, but was issued in reliance upon the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act.

                  3. Pursuant to the Private Equity Line Agreement, on April 13, 2000, we issued and sold 167,131 common shares to Kingsbridge Capital Limited for $3.59 a share. The purchase price paid by Kingsbridge was 88% of an average market price of the common shares. We paid $21,000 in commissions to Brean Murray & Co., Inc. in connection with this sale. The common shares were sold to Kingsbridge in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act. We filed a registration statement under the Securities Act to permit Kingsbridge to resell these shares to the public.

                  4. Pursuant to the Private Equity Line Agreement, on May 11, 2000, we issued and sold 148,148 common shares to Kingsbridge Capital Limited for $2.70 a share. The purchase price paid by Kingsbridge was 86% of an average market price of the common shares. We paid $14,000 in commissions to Brean Murray & Co., Inc. in connection with this sale. The common shares were sold to Kingsbridge in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act. We filed a registration statement under the Securities Act to permit Kingsbridge to resell these shares to the public.

                  5. Pursuant to the Private Equity Line Agreement, on June 22, 2000, we issued and sold 177,515 common shares, par value $0.01 a share, to Kingsbridge Capital Limited for $3.38 a share. The purchase price paid by Kingsbridge was 88% of an average market price of the common shares. We paid $21,000 in commissions to Brean Murray & Co., Inc. in connection with this sale. The common shares were sold to Kingsbridge in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act. We filed a registration statement under the Securities Act to permit Kingsbridge to resell these shares to the public.

                  6. Pursuant to the Private Equity Line Agreement, on November 3, 2000, we issued and sold 108,696 common shares to Kingsbridge Capital Limited for $1.84 a share. The purchase price paid by Kingsbridge was 86% of an average market price of the common shares. We paid $7,000 in commissions to Brean Murray & Co., Inc. in connection with this sale. The common shares were sold to Kingsbridge in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act. We filed a registration statement under the Securities Act to permit Kingsbridge to resell these shares to the public.

                  7. Pursuant to the Private Equity Line Agreement, on December 4, 2000, we issued and sold 112,994 common shares to Kingsbridge Capital Limited for $1.77 a share. The purchase price paid by Kingsbridge was 86% of an average market price of the common shares. We paid $7,000 in commissions to Brean Murray & Co., Inc. in connection with this sale. The common shares were sold to Kingsbridge in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act. We filed a registration statement under the Securities Act to permit Kingsbridge to resell these shares to the public.

                  8. In connection with our CorRestore license, on June 2, 2000, we issued to CorRestore LLC and Wolfe & Company five-year warrants to purchase an aggregate of 400,000 of our common shares at a price of $3.00 a share. The warrants became exercisable to purchase 300,000 shares immediately and become exercisable to purchase an additional 50,000 shares when we receive clearance or approval from the FDA to market the CorRestore patch in the United States and another 50,000 shares when we receive CE certification for the CorRestore patch. The warrants expire when the license terminates, except that the vested portion of the warrants remain exercisable for an additional 90 days or, if termination is a result of specified breaches by us, for the remaining term of the warrants. The warrants contain provisions that protect against dilution by adjustment of the exercise price and the number of shares issuable under the warrants upon the occurrence of specified events, such as a merger, stock split, reverse stock split, stock dividend, or recapitalization. The warrants were not registered, but were issued in reliance upon the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act.

                  9. Pursuant to the CorRestore license agreement, effective November 21, 2001 we issued to CorRestore LLC and Wolfe & Company additional five-year warrants to purchase an aggregate of 2,100,000 common shares at $3.00 a share, as a result of our receipt of clearance from the FDA to market the CorRestore patch in the United States. The warrants will become exercisable based on our cumulative net sales of the CorRestore patch products. All of the warrants become exercisable if our cumulative net sales of the CorRestore patch products are at least $80 million. The warrants expire when the license terminates, except that the vested portion of the warrant remains exercisable for an additional 90 days or, if termination is a result of specified breaches by us, for the remaining term of the warrants. The warrants are not registered, but are expected to be issued in reliance upon the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act.

                  10. On April 9, 2001, we completed the private placement of 1,325,000 newly-issued common shares to 21 investors at a price of $1.75 per share, for gross proceeds of $2,318,750. Our estimated net proceeds, after deducting the placement agent's commission and the expenses of the offering, were approximately $2,156,000. Brean Murray & Co., Inc. was our exclusive placement agent for the offering and received for its services (1) $104,362.50 as a placement agent fee, and (2) warrants to purchase 25,000 common shares at $2.10 per share exercisable during the four-year period beginning April 9, 2002. The common shares were not registered, but were issued in reliance upon the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      EXHIBITS

         See Exhibit Index immediately preceding the exhibits.

         (b)      FINANCIAL STATEMENT SCHEDULES

         Schedule                                                                                              Page
         --------                                                                                              ----
         Schedule II -- Valuation and Qualifying Accounts and Reserves for                                      S-1
         the years ended November 30, 2000, 1999 and 1998.

ITEM 17. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 of Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


         (c)      The undersigned Registrant hereby undertakes that:


                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on December 20, 2001.

                                             SOMANETICS CORPORATION
                                                  (Registrant)

                                             By:  /s/ BRUCE J. BARRETT
                                                --------------------------------
                                                  BRUCE J. BARRETT
                                                  Its:  President and Chief
                                                        Executive Officer






         Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                                          Title                                   Date
              ---------                                          -----                                   ----
     /s/ BRUCE J. BARRETT                  President, Chief Executive Officer and a Director       December 20, 2001
------------------------------------                 (Principal Executive Officer)
       BRUCE J. BARRETT

                *                                 Chairman of the Board of Directors               December 20, 2001
------------------------------------
      H. RAYMOND WALLACE

     /s/ WILLIAM M. IACONA                Vice President, Finance, Controller, and Treasurer       December 20, 2001
------------------------------------ (Principal Financial Officer and Principal Accounting Officer)
       WILLIAM M. IACONA

                *                                              Director                            December 20, 2001
------------------------------------
       DANIEL S. FOLLIS

        /S/ JAMES I. AUSMAN                                    Director                            December 20, 2001
------------------------------------
 JAMES I. AUSMAN, M.D., PH.D.

                *                                              Director                            December 20, 2001
------------------------------------
        ROBERT R. HENRY

                *                                              Director                            December 20, 2001
------------------------------------
        A. BREAN MURRAY

                *                                              Director                            December 20, 2001
------------------------------------
         JOE B. WOLFE





*BY:  /s/ WILLIAM M. IACONA                                                                        December 20, 2001
    --------------------------------
       WILLIAM M. IACONA,
       ATTORNEY-IN-FACT


          SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES FOR THE YEARS ENDED NOVEMBER 30, 2000, 1999 AND 1998

                                           COLUMN B               COLUMN C               COLUMN D       COLUMN E
                                           --------          --------------------        --------       --------
                                                                  ADDITIONS
                                                             --------------------
                                                             (2)      CHARGED TO
                                          BALANCE AT     CHARGED TO      OTHER            (1)(3)       BALANCE AT
                                           BEGINNING      COSTS AND    ACCOUNTS,        DEDUCTIONS,      END OF
                                           OF PERIOD      EXPENSES     DESCRIBE          DESCRIBE        PERIOD
                                      -----------------------------------------------------------------------------
Allowance for doubtful accounts:
    Year ended November 30, 2000            $    --         $    --           --          $      --     $     --
    Year ended November 30, 1999            152,602              --           --            152,602           --
    Year ended November 30, 1998            165,990           4,319           --             17,707      152,602

Note:  (1)  Write-off uncollectible accounts, net of recoveries
Note:  (2)  Reserve of additional uncollectible accounts, net of recoveries

Inventory reserve for obsolescence:
    Year ended November 30, 2000            $    --         $    --           --          $      --     $     --
    Year ended November 30, 1999            138,224           1,199           --            139,423           --
    Year ended November 30, 1998            356,298          40,817           --            258,891      138,224

Note:  (3)  Write-off obsolete, excess inventory, net of recoveries

                                  EXHIBIT INDEX

Exhibit           Description


1.1*              Proposed Form of Placement Agency Agreement.
1.2**             Proposed Form of Escrow Agreement.
1.3*              Proposed Form of Warrant Agreement and Warrant between Brean
                  Murray & Co., Inc. and Somanetics Corporation.
3(i)              Restated Articles of Incorporation of Somanetics
                  Corporation, incorporated by reference to Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1998.
3(ii)             Amended and Restated Bylaws of Somanetics Corporation,
                  incorporated by reference to Exhibit 4.1 to the Company's
                  Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 16, 1995.
5.1*              Opinion of Honigman Miller Schwartz and Cohn LLP concerning the legality of the securities being offered.
10.1              Lease Agreement, dated September 10, 1991, between Somanetics
                  Corporation and WS Development Company, incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1991.
10.2              Extension of Lease, between Somanetics Corporation and WS
                  Development Company, dated July 22, 1994, incorporated by reference to Exhibit 10.11 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1994.
10.3              Change in ownership of Lease Agreement for 1653 E. Maple
                  Road, Troy, MI 48083, dated September 12, 1994, between
                  Somanetics Corporation and First Industrial, L.P., incorporated by reference to Exhibit 10.12 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1994.
10.4              Second Addendum, between Somanetics Corporation and First
                  Industrial Mortgage Partnership, L.P., dated April 14, 1997, incorporated by reference to Exhibit 10.1 to the Company's
                  Quarterly Report on Form 10-Q for the quarter ended May 31,
                  1997.
10.5              Third Amendment, between Somanetics Corporation and First
                  Industrial Mortgage Partnership, L.P., dated April 23, 1999, incorporated by reference to Exhibit 10.2 to the Company's
                  Quarterly Report on Form 10-Q for the quarter ended May 31,
                  1999.
10.6              Fourth Amendment, between Somanetics Corporation and First
                  Industrial Mortgage Partnership, L.P., dated April 13, 2000, incorporated by reference to Exhibit 10.1 to the Company's
                  Quarterly Report on Form 10-Q for the quarter ended May 31,
                  2000.
10.7              Somanetics Corporation Amended and Restated 1991 Incentive
                  Stock Option Plan, incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991.
10.8              Fourth Amendment to Somanetics Corporation 1991 Incentive
                  Stock Option Plan, incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1992.

10.9 Amended and Restated Fifth Amendment to Somanetics Corporation 1991 Incentive Stock Option Plan, incorporated by reference to
                  Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

10.10 Somanetics Corporation 1993 Director Stock Option Plan, incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1992.

10.11 Somanetics Corporation 1997 Stock Option Plan, incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

10.12 First Amendment to Somanetics Corporation 1997 Stock Option Plan, incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1997.

10.13 Second Amendment to Somanetics Corporation 1997 Stock Option Plan, incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1998.

Exhibit           Description

10.14 Third Amendment to Somanetics Corporation 1997 Stock Option Plan, incorporated by reference to Exhibit 10.14 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1999.
10.15 Fourth Amendment to Somanetics Corporation 1997 Stock Option Plan, incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2000.
10.16 Somanetics Corporation 2000 Employee Incentive Compensation Plan, incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1999.
10.17 Restated Somanetics Corporation 2001 Employee Incentive Compensation Plan, dated as of March 5, 2001, incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 2001.
10.18 Employment Agreement, dated as of December 1, 1992, between Somanetics Corporation and Raymond W. Gunn, incorporated by reference to Exhibit 10.14 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1992.
10.19 Employment Agreement, dated May 13, 1994, between Somanetics Corporation and Bruce J. Barrett, incorporated by reference to
                  Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1994.
10.20             Amendment to Employment Agreement, dated as of February
                  23, 1994, between Somanetics Corporation and Raymond W.
                  Gunn, incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.
10.21             Amendment to Employment Agreement, dated as of July 21,
                  1994, between Somanetics Corporation and Bruce J.
                  Barrett, incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1994.
10.22 Amendment to Employment Agreement, dated as of July 21, 1994, between Somanetics Corporation and Raymond W. Gunn, incorporated by reference to Exhibit 10.3 to the Company's Quarterly report on Form 10-Q for the quarter ended August 31, 1994.
10.23 Amendment to Employment Agreement, dated as of December 1, 1995, between Somanetics Corporation and Raymond W. Gunn, incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.
10.24 Amendment to Employment Agreement, dated as of November 18, 1996, between Somanetics Corporation and Raymond W. Gunn, incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.
10.25 Amendment to Employment Agreement, dated as of April 24, 1997, between Somanetics Corporation and Bruce J. Barrett, incorporated by reference to Exhibit 10.21 to Amendment No. 1 to the Registration Statement on Form S-1 (file no. 333-25275), filed with the Securities and Exchange Commission on May 30, 1997.
10.26 Amendment to Employment Agreement, dated as of April 24, 1997, between Somanetics Corporation and Raymond W. Gunn, incorporated by reference to Exhibit 10.22 to Amendment No. 1 to the Registration Statement on Form S-1 (file no. 333-25275), filed with the Securities and Exchange Commission on May 30, 1997.
10.27 Amendment to Employment Agreement, dated as of April 18, 2000, between Somanetics Corporation and Bruce J. Barrett, incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 2000.
10.28 Amendment to Employment Agreement, dated as of March 5, 2001, between Somanetics Corporation and Bruce J. Barrett, incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 2001.
10.29 Stock Option Agreement, dated May 16, 1994, between Somanetics Corporation and Bruce J. Barrett, incorporated by reference to
                  Exhibit 10.7 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1994.

10.30 Stock Option Agreement, dated July 21, 1994, between Somanetics Corporation and Bruce J. Barrett, incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1994.

Exhibit           Description

10.31 Stock Option Agreement, dated July 21, 1994, between Somanetics Corporation and Gary D. Lewis, incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1994.
10.32 Stock Option Agreement, dated July 21, 1994, between Somanetics Corporation and Raymond W. Gunn, incorporated by reference to Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1994.
10.33 Stock Option Agreements, dated July 20, 1995, between Somanetics Corporation and Richard Farkas, incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.
10.34 Form of Stock Option Agreement, dated December 22, 1995, between Somanetics Corporation and various employees, incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.
10.35 Form of Stock Option Agreement, dated December 22, 1995, between Somanetics Corporation and various officers, incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.
10.36 Form of new Stock Option agreement, dated December 22, 1995, between Somanetics Corporation and various employees, incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.
10.37 Form of Stock Option Agreement, dated January 5, 1996, between Somanetics Corporation and two officers, incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.
10.38 Form of Stock Option Agreement, dated as of April 24, 1997, between Somanetics Corporation and twenty-three employees, incorporated by reference to Exhibit 10.32 to Amendment No. 1 to the Registration Statement on Form S-1 (file no. 333-25275), filed with the Securities and Exchange Commission on May 30, 1997.
10.39 Amendment to Stock Option Agreement, dated as of February 1, 1995, between Somanetics Corporation and Gary D. Lewis, amending July 21, 1994 Stock Option Agreement, incorporated by reference to Exhibit 10.31 to Post-Effective Amendment No. 5 to the Company's Registration Statement on Form S-1 (file no. 33-38438) filed with the Securities and Exchange Commission on March 30, 1995.
10.40 Consulting Agreement, dated February 28, 1983, as amended, between Somanetics Corporation and Hugh F. Stoddart, incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991.
10.41 Current Form of Somanetics Corporation Confidentiality Agreement used for testing hospitals and clinics, incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1992.
10.42 Current Form of Somanetics Corporation Confidentiality Agreement used for the Company's employees and agents, incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1992.
10.43 Assignments, dated October 6, 1983, January 23, 1986, February 11, 1986 and February 11, 1986, from Gary D. Lewis to Somanetics Corporation in connection with the Company's INVOS technology, incorporated by reference to Exhibit 10.17 to the Company's Registration Statement on Form S-1 (file no. 33-38438).
10.44 Assignments, dated October 5, 1983, August 28, 1985, February 11, 1986, February 12, 1986, and September 24, 1986, from Hugh
                  F. Stoddart to Somanetics Corporation in connection with the Company's INVOS technology, incorporated by reference to
                  Exhibit 10.18 to the Company's Registration Statement on Form S-1 (file no. 33-38438).
10.45 Private Equity Line Agreement, dated as of March 6, 2000, between Somanetics Corporation and Kingsbridge Capital Limited, incorporated by reference to Exhibit 10.42 to the Company's Registration Statement on Form S-1 (file no. 333-33262) filed on March 24, 2000 and effective March 31, 2000.

10.46 Warrant, dated as of March 6, 2000, from Somanetics Corporation to Kingsbridge Capital Limited, incorporated by reference to Exhibit 10.43 to the Company's Registration Statement on Form S-1 (file no. 333-33262) filed on March 24, 2000 and effective March 31, 2000.


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

Exhibit           Description

10.47             Registration Rights Agreement, dated as of March 6, 2000,
                  between Somanetics Corporation and Kingsbridge Capital
                  Limited, incorporated by reference to Exhibit 10.44 to the
                  Company's Registration Statement on Form S-1 (file no.
                  333-33262) filed on March 24, 2000 and effective March 31,
                  2000.
10.48             Termination Agreement, dated as of March 29, 2001, between
                  Somanetics Corporation and Kingsbridge Capital Limited,
                  incorporated by reference to Exhibit 10.4 to the Company's
                  Quarterly Report on Form 10-Q for the quarter ended February
                  28, 2001.
10.49             Form of Warrant Agreement and Warrant, dated June 4, 1997, between Somanetics Corporation and Brean Murray & Co., Inc., incorporated by reference to Exhibit 10.60 to Amendment No. 1 to the Registration Statement on Form S-1 (file no.
                  333-25275), filed with the Securities and Exchange Commission on May 30, 1997.
10.50             Engagement Letter, dated as of March 29, 2001, between
                  Somanetics Corporation and Brean Murray & Co., Inc.,
                  incorporated by reference to Exhibit 10.5 to the Company's
                  Quarterly Report on Form 10-Q for the quarter ended February
                  28, 2001.
10.51             Registration Rights Agreement, dated as of April 9, 2001,
                  among Somanetics Corporation and the selling shareholders, incorporated by reference to Exhibit 4.3 to the Somanetics
                  Corporation Registration Statement on Form S-3 (file no.
                  333-59376) filed April 23, 2001 and effective May 3, 2001.
10.52             Form of Warrant Agreement, dated April 9, 2001, between
                  Somanetics Corporation and Brean Murray & Co., Inc.,
                  incorporated by reference to Exhibit 4.4 to the Somanetics
                  Corporation Registration Statement on Form S-3 (file no.
                  333-59376) filed April 23, 2001 and effective May 3, 2001.
10.53*            Amendment to Warrant Agreement, dated December 6, 2001,
                  between Somanetics Corporation and Brean Murray & Co., Inc.
10.54             Loan and Security Agreement, dated as of February 13, 2001, between Somanetics Corporation and Crestmark Bank,
                  incorporated by reference to Exhibit 10.1 to the Company's
                  Quarterly Report on Form 10-Q for the quarter ended February
                  28, 2001.
10.55             License Agreement, dated as of June 2, 2000, among Somanetics
                  Corporation, CorRestore LLC, Constantine L. Athanasuleas, M.D.
                  and Gerald D. Buckberg, M.D., including forms of warrants from
                  Somanetics Corporation to CorRestore LLC and Wolfe & Company,
                  incorporated by reference to Exhibit 10.2 to the Company's
                  Quarterly Report on Form 10-Q for the quarter ended May 31,
                  2000.
23.1**            Consent of Deloitte & Touche LLP and Report on Schedule.
23.2*             Consent of Honigman Miller Schwartz and Cohn LLP (included in the opinion filed as Exhibit 5.1 to this registration
                  statement).
24.1*             Powers of Attorney (included after the signature of the
                  registrant contained on page II-5 of the original registration statement).
--------------------------

* Filed with the original registration statement on Form S-1 (file no. 333-74788, and incorporated by reference to the corresponding exhibit number in that registration statement.

** Filed with this amendment no. 1 registration statement


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